      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                NMHG HOLDING CO.
            (AND ITS SUBSIDIARIES IDENTIFIED ON THE FOLLOWING PAGE)
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            3537                           31-1637659
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                             ---------------------
                            650 N.E. HOLLADAY STREET
                                   SUITE 1600
                             PORTLAND, OREGON 97232
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             MR. GEOFFREY D. LEWIS
                                NMHG HOLDING CO.
                            650 N.E. HOLLADAY STREET
                                   SUITE 1600
                             PORTLAND, OREGON 97232
                            TELEPHONE: 503-721-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                               THOMAS C. DANIELS
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
           SECURITIES TO BE                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
              REGISTERED                     REGISTERED            PER UNIT              PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
10% Senior Notes due 2009..............   $250,000,000(1)            100%             $250,000,000           $23,000
---------------------------------------------------------------------------------------------------------------------------
Subsidiary guarantees of 10% Senior
  Notes due 2009(2)....................         n/a                  n/a                  n/a                  n/a
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum principal amount at maturity of 10% Senior Notes due 2009 that may be issued pursuant to the exchange offer described in this registration statement.

(2) Pursuant to Rules 457(n), no fee is due with respect to the subsidiary guarantees.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                                             ADDRESS, INCLUDING
                                                                                                ZIP CODE, AND
                                                                                              TELEPHONE NUMBER,
    EXACT NAME OF       STATE OR OTHER     PRIMARY STANDARD                                 INCLUDING AREA CODE,
    REGISTRANT AS      JURISDICTION OF        INDUSTRIAL           IRS EMPLOYER                OF REGISTRANT'S
  SPECIFIED IN ITS     INCORPORATION OR   CLASSIFICATION CODE     IDENTIFICATION             PRINCIPAL EXECUTIVE
       CHARTER           ORGANIZATION           NUMBER                NUMBER                       OFFICES
  ----------------     ----------------   -------------------  ---------------------   -------------------------------
NMHG Distribution Co.     Delaware               3537               93-1119223         650 N.E. Holladay Street
                                                                                       Portland, OR 97232
                                                                                       (503) 721-6000
NMHG Oregon, Inc.         Oregon                 3537               93-1320748         650 N.E. Holladay Street
                                                                                       Portland, OR 97232
                                                                                       (503) 721-6000
Hyster Overseas           Delaware               3537               52-2212730         650 N.E. Holladay Street
Capital Corporation,                                                                   Portland, OR 97232
LLC                                                                                    (503) 721-6000
Hyster-Yale Materials     Delaware               3537               34-1617886         650 N.E. Holladay Street
Handling, Inc.                                                                         Portland, OR 97232
                                                                                       (503) 721-6000
NACCO Materials           Delaware               3537               93-0160700         650 N.E. Holladay Street
Handling Group, Inc.                                                                   Portland, OR 97232
                                                                                       (503) 721-6000

  The information in this prospectus is not complete. NMHG Holding Co. may not sell or offer these securities until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and NMHG is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MAY 28, 2002
PROSPECTUS
                                  $250,000,000

                               OFFER TO EXCHANGE
                   ALL OUTSTANDING 10% SENIOR NOTES DUE 2009
                                      FOR
                           10% SENIOR NOTES DUE 2009

                                       OF

                                NMHG HOLDING CO.
THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
                                     2002.

                             ----------------------
THE EXCHANGE NOTES

     - The terms of the notes to be issued are substantially identical to the outstanding notes that NMHG issued on May 9, 2002, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the exchange notes.

     - Interest on the notes accrues at the rate of 10% per year, payable in cash every six months on May 15 and November 15, with the first payment on November 15, 2002.

     - The notes are not secured by any collateral.

     - There is no existing market for the notes, and we do not intend to apply for their listing on any securities exchange or to seek approval for quotation through any automated quotation system.

MATERIAL TERMS OF THE EXCHANGE OFFER

     - Expires at 5:00 p.m., New York City time, on           , 2002, unless
       extended.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

     - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - NMHG will not receive any cash proceeds from the exchange offer.

     - Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                             ---------------------
   PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS
                                  PROSPECTUS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IN ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                The date of this prospectus is           , 2002.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY OBTAIN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THE DOCUMENTS, IN WRITING OR BY TELEPHONE, FROM US AT:

    NMHG HOLDING CO.
    650 N.E. HOLLADAY STREET
    SUITE 1600
    PORTLAND, OREGON 97232
    ATTN: SECRETARY

     IF YOU WOULD LIKE TO REQUEST COPIES OF THESE DOCUMENTS, PLEASE DO SO BY
            , 2002 IN ORDER TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Industry and Market Data....................................    ii
Prospectus Summary..........................................     1
Risk Factors................................................    15
Forward-Looking Statements..................................    23
Use of Proceeds.............................................    24
Capitalization..............................................    24
Selected Historical Financial Information...................    25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    27
Business....................................................    41
Management..................................................    56
Security Ownership of Certain Beneficial Owners.............    62
Certain Relationships and Related Party Transactions........    62
Description of Other Indebtedness...........................    63
The Exchange Offer..........................................    66
Description of Notes........................................    75
Federal Income Tax Consequences to Non-U.S. Holders.........   115
Federal Income Tax Consequences of the Exchange Offer.......   117
Plan of Distribution........................................   118
Legal Matters...............................................   119
Experts.....................................................   119
Other Matters...............................................   119
Where You Can Find More Information.........................   120
Index to Financial Statements...............................   F-1

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                             ---------------------

     HYSTER(R) AND YALE(R) ARE REGISTERED TRADEMARKS OF NACCO MATERIALS HANDLING GROUP, INC., A WHOLLY OWNED SUBSIDIARY OF NMHG HOLDING CO. YALE(R) IS USED BY NACCO MATERIALS HANDLING GROUP, INC. ON A PERPETUAL ROYALTY FREE BASIS. NAMES OF COMPANIES AND ASSOCIATIONS USED IN THIS PROSPECTUS ARE TRADEMARKS OR TRADE NAMES OF THE RESPECTIVE ORGANIZATIONS.

                             ---------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until           , 2002, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            INDUSTRY AND MARKET DATA

     We are a participant in the industrial lift truck industry, which we define as comprised of Class I, Class II, Class III, Class IV and Class V lift trucks. We do not consider Class VI lift trucks, which are also known as electric and internal combustion engine tractors, Class VII lift trucks, which are also known as rough terrain lift trucks, or Class VIII lift trucks, which are also known as non-motorized hand pallet trucks, to be a part of the industrial lift truck industry. Therefore, lift truck industry data included in this prospectus does not include data for Class VI, Class VII or Class VIII lift trucks.

     Unless otherwise indicated, market share information in this prospectus is based on units and not dollars. We measure units in the Americas by orders. We measure units in the rest of the world by shipments.

     Unless otherwise indicated, as used in this prospectus, Americas includes Canada, the United States, Mexico and Latin America; North America includes Canada and the United States; and Europe includes Europe, Africa and the Middle East.

     In this prospectus, we rely on and refer to information regarding the industrial lift truck industry from several sources, including internal estimates and industry publications. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the "Risk Factors" section and the financial data and related notes before exchanging any notes. As used in this prospectus, unless otherwise indicated if the context otherwise requires, the terms "we," "our," "NMHG," and "Company" refer to NMHG Holding Co., the issuer of the notes, and our subsidiaries. The terms "NACCO" and "parent company" refer to NACCO Industries, Inc., our parent company. References to our "customers" in this prospectus are references to the end-users of our products, and not to our dealers.

OUR COMPANY

     We are a leading global manufacturer of industrial lift trucks, which comprise the largest segment of the materials handling equipment industry, with the number one market share in the Americas and the number three market share globally. We design, manufacture and sell a comprehensive line of industrial lift trucks and aftermarket parts on a global basis. We estimate the lift truck market for the Americas in 2001 at approximately $2.6 billion and 161,000 units, and globally in 2001 at approximately $8.6 billion and 560,000 units. For the fiscal year ended December 31, 2001, we generated revenues of $1.7 billion.

     We market our lift trucks under the Hyster and Yale brand names, which we believe are among the most widely recognized brands in the industry. Our lift trucks have been marketed under the Hyster and Yale brand names since 1935 and 1923, respectively. Based on third-party market research we commissioned in 1999, the Hyster and Yale brands are among the top five most recognized lift truck brands globally. According to this research, Hyster and Yale were the number one and two most recognized brands of lift trucks in the Americas, respectively, and Hyster was the third most recognized lift truck brand in Europe.

     Although we have combined the design, manufacturing, procurement and selected marketing activities for our brands in order to capture operational efficiencies and build upon our global scale, we distribute Hyster and Yale lift trucks through two separate strong dealer networks, one dedicated to each brand. We have maintained each of the brand identities in our distribution strategy because the Hyster and Yale brands have distinct appeal for different customers. Hyster is generally associated with larger, heavy-duty applications while Yale is associated with lighter-duty, warehousing-type applications. We believe this combination of dual brands and dual distribution has allowed us to more effectively penetrate the customer base to establish stronger market positions, as evidenced by our estimated installed population base of approximately 650,000 Hyster and Yale lift trucks. This installed population base provides our dealers and us with recurring revenue from the sale of higher margin aftermarket parts and service.

     Our diversified customer base limits our exposure to individual customer or industry risk. In 2001, our top ten customers accounted for only 10% of our new unit volume. We market our lift trucks into over 600 different end-user applications in approximately 900 industries. Our major customers, some of which have chosen us to be their sole lift truck supplier, include The Coca-Cola Company, General Motors Corp., The Lowe's Companies, Inc., Wal-Mart Stores, Inc. and Weyerhaeuser Company.

     Demand for lift trucks is cyclical and depends upon capital budgeting in the diverse end markets where lift trucks are sold. We believe our market, like the broader global economy, is poised for growth. Our order backlog has risen from approximately 14,100 units at June 30, 2001 to approximately 16,300 units at March 31, 2002. Our average adjusted EBITDA over the past five years ended December 31, 2001 was $117.9 million, substantially higher than our 2001 adjusted EBITDA of $63.3 million. See "-- Summary Historical Financial and Other Data" for our definition of adjusted EBITDA.

     Prior to the recent downturn in the economy, we developed and began implementing our 2001 Restructuring Program, which included the closure of our Danville, Illinois assembly facility, labor and overhead reductions and restructuring of our owned dealers, which resulted in non-recurring items and one-time pre-tax charges of $47.8 million in 2001. This program reduced costs and more closely aligned our operations with the demand for our products and services.

     In addition to the 2001 Restructuring Program, we have developed and are implementing a Global Cost Reduction Program which encompasses lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reduction and improvements in our owned dealers. These programs are designed to enhance our competitive position and improve our overall cost structure. We expect our Global Cost Reduction Program, once fully implemented, to result in recurring annual pre-tax cost savings of approximately $117.5 million by the end of 2006. Of this amount, we expect to realize annual pre-tax savings of approximately $48.0 million by the end of 2002, and $61.1 million by the end of 2003. We believe this program has positioned us to take advantage of the anticipated recovery in the capital goods market, and will result in reduced fixed overhead costs, lower manufacturing costs and improvements in both our gross margins and operating profit.

INDUSTRY OVERVIEW

     The lift truck industry is the largest segment of the materials handling equipment industry. We estimate the global lift truck market in 2001 at approximately $8.6 billion and 560,000 units.

     Lift trucks are used in a wide variety of business applications, including manufacturing and warehousing. Lift trucks are separated into five major classes, as set forth in the table below.

                                                                                  GENERAL LIFTING
  CLASS    DESCRIPTION              USE             ILLUSTRATIVE APPLICATION       CAPACITY RANGE
-----------------------------------------------------------------------------------------------------
Class I    Electric       Indoors in warehousing    Distribution center        1.0 ton to 9.0 tons
           rider lift     and manufacturing         customers would use to
           trucks         operations where noise    move pallets from one
                          or emission concerns      trailer to another
                          are a factor
-----------------------------------------------------------------------------------------------------

Class II   Electric       Indoors to handle high-   Retail and warehouse       0.5 tons to 6.0 tons
           narrow-aisle   density storage of        customers would use to
           lift trucks    materials in              pick orders off their
                          narrow-aisled             shelves
                          warehouses
-----------------------------------------------------------------------------------------------------

Class III  Electric       Indoors for               Retail customers would     0.5 tons to 8.0 tons
           hand lift      applications requiring    use to move pallets of
           trucks         the user to select and    goods to their store
                          transport materials       aisles
-----------------------------------------------------------------------------------------------------

Class IV   Internal       Indoors in warehousing    Manufacturing customers    1.0 ton to 7.0 tons
           combustion     and manufacturing         would use to move heavy
           engine, or     operations and            parts on a pallet from
           ICE, lift      occasionally outdoors     the machining area in a
           trucks with                              factory to the assembly
           cushion                                  line
           (solid)
           tires
-----------------------------------------------------------------------------------------------------

Class V    ICE lift       Indoors and outdoors in   Manufacturing customers    1.0 ton to 48.0 tons
           trucks with    warehousing and           would use to move a coil
           pneumatic      manufacturing             of steel from the mill
           (air filled)   operations (this class    to a storage area
           tires          includes the largest
                          capacity lift trucks)
-----------------------------------------------------------------------------------------------------

     Class I, Class IV and Class V (with a capacity of eight tons or less) lift trucks are referred to as counterbalanced lift trucks. Class II and Class III lift trucks are referred to as warehouse lift trucks. Class V lift trucks with a capacity greater than eight tons are referred to as big trucks. Counterbalanced lift trucks are primarily used in industrial applications. Warehouse lift trucks are primarily used in distribution applications. Big trucks are primarily used in handling shipping containers and in specialized heavy lifting applications.

     In recent years, we believe counterbalanced lift trucks represented approximately 62.4% of the total global unit volume and 73.5% of the total global dollar volume for lift trucks; warehouse lift trucks represented approximately 36.5% of the total global unit volume and 19.5% of the total global dollar volume for lift trucks; and big trucks represented approximately 1.1% of the total global unit volume and 7.0% of the total global dollar volume for lift trucks. The market for warehouse lift trucks is generally less cyclical than the market for counterbalanced lift trucks, including big trucks.

     Historically, aftermarket parts sales have been less cyclical than sales of new lift trucks. During economic downturns, customers tend to delay new lift truck purchases and instead repair older lift trucks. During economic recoveries, the sales of both new lift trucks and aftermarket parts have historically increased.

     Based on units, Europe has historically been the largest market for lift trucks, followed by the Americas, Japan, Asia-Pacific and China. The market for lift trucks, particularly in industrialized nations, is generally mature and has historically been cyclical, although demand cycles may differ across regions.

     In North America, the compound annual growth rate of the lift truck industry over the last 20 years has been 4.3%, which is higher than the real gross domestic product compound annual growth rate in North America of 3.2% over the same period. In Western Europe, the compound annual growth rate of the lift truck industry over the last 20 years has been 4.1%, which is higher than the real gross domestic product compound annual growth rate in Western Europe of 2.3% over the same period. We expect the overall growth in the lift truck industry to continue to exceed the overall growth in the North American and Western European economies because the industries that use large numbers of lift trucks are increasing as an overall percentage of these economies.

     The lift truck industry is cyclical, reflective of general economic conditions. Recoveries in the lift truck industry and in the overall economy generally result in an increase in the number of units sold in both the Americas and Europe. According to industry forecasts, the North American lift truck industry is at or near the low point of the current downturn, with quarter-on-quarter growth expected for the remainder of 2002. Our backlog has already begun to reflect industry improvement, increasing by 15.6%, from approximately 14,100 units in June 2001 to approximately 16,300 units in March 2002.

COMPETITIVE STRENGTHS

     We believe that we have a number of strengths that differentiate us from our competitors:

     Leading Market Share Positions with a Large Installed Population Base. For over a decade, we have been the leading manufacturer of Class I through V lift trucks, on a combined basis, in the Americas. Our Hyster and Yale brands had a combined North American market share of 27.4% in 2001. In addition, we are the third largest manufacturer of lift trucks on a global unit basis. Hyster's and Yale's long operating histories, strong market positions and our dual brand distribution strategy have resulted in an installed population base of approximately 650,000 Hyster and Yale lift trucks. This large installed population base provides our dealers and us with recurring revenue from the sale of higher margin aftermarket parts and service.

     Globally Integrated Operations with Significant Economies of Scale. We have globally integrated the design, manufacturing, procurement and selected marketing activities for our brands. We believe this provides us with better access to lower cost suppliers, reduced design and overhead costs, improved manufacturing efficiencies and greater purchasing leverage. With respect to many of our products, our global integration also allows us to cost effectively shift production from one geographical region to another to respond to global fluctuations in demand. Our geographically balanced manufacturing structure, with assembly operations in the Americas, Europe and Asia-Pacific, reduces working capital requirements, balances currency exposures and minimizes freight costs.

     Comprehensive Global Product Line. We believe we offer the most comprehensive line of lift trucks on a global basis. We provide a comprehensive range of lift trucks to meet the requirements of our customers' diverse applications. We market over 100 models of lift trucks that cover a range of lifting capacities of up to

48 tons for over 600 different end-user applications. We also provide specialized engineering capabilities to tailor our standard products for specific customer needs.

     Established Brand Strength. We market our lift trucks and aftermarket parts under two well-recognized brand names, Hyster and Yale. Hyster and Yale have long operating histories of 67 years and 79 years, respectively. We believe that brand recognition is particularly critical in our industry as most customers solicit quote proposals from a limited number of preferred suppliers. Based on third-party market research we commissioned in 1999, the Hyster and Yale brands are among the top five most recognized lift truck brands globally. According to this research, Hyster and Yale were recognized as the number one and two most recognized brands of lift trucks in the Americas, respectively, and Hyster was the third most recognized lift truck brand in Europe. In addition, based on a separate study we commissioned in 2001, Hyster was recognized as the preferred overall lift truck brand in North America, receiving number one rankings in product reliability, performance, durability, availability of aftermarket parts and dealer support.

     Strong Dealer Network. Our Hyster and Yale brands are supported by the strength of our global distribution network. Our dealers sell and rent lift trucks, provide aftermarket parts and service lift trucks. The majority of our dealer relationships are long-standing with an average tenure in the Americas of 26 years. We assign our dealers exclusive territories, which allows dealers to invest in long-term relationships with customers. To maintain our dealers' focus on our brands, we prohibit our dealers from selling lift trucks that compete with their Hyster or Yale product offering. We believe the larger of our independent dealers benefit from economies of scale and are able to more effectively penetrate the customer base in their exclusive territories because their size enables them to attract higher-quality employees, invest in more specialized selling and service activities and develop a more professional management structure. In addition, we believe our dual brand distribution provides us with greater market penetration and increased market share for both new lift truck units and higher margin aftermarket parts.

     National Account Coverage. We have a strong National Accounts organization in the Americas that is dedicated to establishing national and global account relationships with large customers that have centralized purchasing and geographically dispersed operations in multiple dealer territories. Our National Accounts organization uses direct sales efforts to place large numbers of Hyster and Yale lift trucks into our installed population base through these large customers. Our strong dealer network supports our National Accounts customers by providing aftermarket parts and service at the local level. Some of our key National Accounts, such as General Motors Corp., Costco Wholesale Corp., The Lowe's Companies, Inc. and Saturn Corporation, have entered into exclusive relationships for total fleet management. We provide high value added services to our total fleet management customers, including service, aftermarket parts, planning and comprehensive management of their materials handling needs. We believe we have the largest National Accounts organization in the Americas and are expanding this organization globally.

BUSINESS STRATEGY

     We have developed and are implementing strategic programs which we believe will enhance our long-term competitive position. We believe this set of programs will enable us to reduce costs, increase our market share, improve revenues and enhance sustainable profitability while delivering high value-added products and related services to our customers. These long-term initiatives build upon the successes already achieved through our 2001 Restructuring Program.

     Implement Global Cost Reduction Program. We have developed and are implementing a Global Cost Reduction Program encompassing lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reduction and improvements in our owned dealers. When fully implemented in 2006, we expect this program to result in recurring annual pre-tax cost savings of $117.5 million.

     - Lean Manufacturing Strategy. We are implementing a lean manufacturing strategy called Demand Flow(R) Technology in all of our manufacturing facilities. Since first implementing Demand Flow(R) Technology in 1996, we have substantially reduced cycle times, inventory requirements and floor space requirements, and improved on-time delivery and delivered product quality. For example, Demand

       Flow(R) Technology has allowed us to assemble all of our lift trucks to order, greatly reducing our finished goods inventory. In addition, recent improvements in throughput created by implementing Demand Flow(R) Technology have allowed us to rationalize our manufacturing operations, resulting in the closure of our Danville, Illinois plant. The Danville closure is expected to result in $10.1 million of pre-tax savings in 2002. In addition, we expect the ongoing implementation of Demand Flow(R) Technology at our remaining facilities to result in $2.0 million in pre-tax savings in 2002. These ongoing Demand Flow(R) Technology programs, including the closure of the Danville plant, are expected to result in an annual pre-tax savings of $21.9 million when fully implemented.

     - Global Procurement Initiative. Our global procurement initiative leverages our global scale to capture lower material costs, improve supplier quality, reduce lead times and enhance product innovation. Our global procurement teams work with engineering development centers and personnel at our manufacturing and assembly facilities to identify requirements and secure global supplier contracts. Additionally, the global procurement team works to enhance supplier quality and assists suppliers in reducing their costs. In 2001, our global procurement initiative resulted in $9.8 million of pre-tax savings. In 2002, we expect our global procurement initiative to result in an additional $6.2 million of pre-tax savings compared to 2001. We expect annual pre-tax savings from this initiative to reach $14.7 million in 2006.

     - Transferring Processes and Sourcing to Lower Cost Locations. We believe we can reduce product costs by transferring additional processes and sourcing of basic components to lower cost manufacturing locations. As part of this strategy, we continually compare the costs and benefits of outsourcing production versus manufacturing components at our own lower cost facilities. Our recent efforts in this area resulted in $1.7 million of pre-tax savings in 2001. In 2002, we expect to achieve an additional $3.0 million of pre-tax savings from low cost sourcing, with currently planned initiatives reaching an annual pre-tax savings of $3.3 million when fully implemented.

     - Component Commonality and Value Improvement Program. As we design new products, we are increasing the utilization of common components across multiple lift truck classes to reduce costs and product complexity, improve product quality, capture procurement cost savings and increase manufacturing efficiency. These components utilize interfaces designed to allow for quicker future design modifications. This strategy is an extension of earlier successful actions to standardize components between similar series of Hyster and Yale products. We have also implemented a Value Improvement Program to support continuous cost reductions and product quality improvements. We expect the combined impact of our component commonality initiative and Value Improvement Program to result in $3.7 million in pre-tax savings in 2002, $17.2 million in 2004, reaching an annual pre-tax savings of $53.9 million when fully implemented.

     - European Overhead Cost Reduction Program. Our European overhead cost reduction program is designed to reduce our fixed costs. This program is related to reductions in general and administrative personnel and indirect factory labor in Europe. We expect this program to result in $2.1 million of pre-tax savings in 2002, reaching an annual pre-tax savings of $2.8 million when fully implemented.

     - Owned Dealer Improvements. We have implemented, and largely completed, a restructuring of our owned dealers. This program has enhanced operating efficiencies through standardization of systems and processes, realignment of management structures and improved asset utilization. We expect this program to result in $20.9 million of annual pre-tax savings in 2002.

     Design Global Products More Closely Tailored to Customer Application Needs. In 2000, we implemented a new design philosophy focused on the development of products tailored to the specific operating requirements of our customers. Historically, we have offered a complex set of options for each of our lift truck series to meet our customers' specialized needs. Our new design philosophy utilizes a modular approach with fewer overall components to more effectively and efficiently address our customers' application needs. This new design approach is expected to improve our cost structure and margins by simplifying our manufacturing operations, improving manufacturing efficiencies and reducing prices for sourced components. In addition, we believe that our product innovations will improve the quality of our products and provide us with opportunities to improve our market share.

     Strengthen Our Distribution Capability. We have been encouraging the consolidation of our North American distribution networks around large, strong, professionally managed, well-capitalized independent dealers. We are currently expanding this "anchor dealer" model on a global basis for each of our brands. We believe that anchor dealers are able to more effectively penetrate the customer base in their exclusive territories because their size enables them to attract higher-quality employees, invest in more specialized selling and service activities and develop a more professional management structure. We also believe that anchor dealers are stronger financially, better positioning them to take advantage of dealership consolidation and to weather economic downturns. We strengthen our dealer networks by providing sales and service training, dealer consulting services, information systems support, product launch coordination, direct advertising, specialized selling materials and help desks. We believe that this support system, together with our large installed population base of lift trucks, helps to attract and retain high quality dealers, further strengthening our distribution network.

     We are continuing to expand our National Accounts organization globally to capture additional revenues from large customers that have centralized purchasing and geographically dispersed operations in multiple dealer territories. As a result of our strong National Accounts organization, established brands and strong distribution network, we believe we are well-positioned to continue to capitalize on the growth in this customer segment. We expect the combination of our anchor dealer strategy and our National Accounts organization to improve our market share and increase our installed population base.

CORPORATE STRUCTURE AND OWNERSHIP

     We are a wholly owned subsidiary of NACCO Industries, Inc., a publicly traded holding company with principal operating subsidiaries in three distinct industries: lift trucks, housewares and lignite coal mining. NACCO's Class A common stock is traded on the New York Stock Exchange under the symbol "NC." As of March 31, 2002, on a fully diluted basis NACCO's market capitalization was approximately $543.4 million.

     Yale's operations were acquired in 1985 from Eaton Corporation. In 1989, we acquired Hyster and combined its operations with those of Yale.

                         [Nacco Industries Flow Chart]

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange $250.0 million in
                                 principal amount of our 10% senior notes due
                                 2009, which have been registered under the federal securities laws, for $250.0 million principal amount of our outstanding unregistered 10% senior notes due 2009, which we issued on May 9, 2002 in a private offering.
                                 You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

                                 In order for your outstanding notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

REGISTRATION RIGHTS
AGREEMENT.....................   We issued the outstanding notes on May 9, 2002
                                 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers, which requires us to conduct this exchange offer.
                                 This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you liquidated damages.

FAILURE TO EXCHANGE YOUR
OUTSTANDING NOTES.............   If you do not exchange your outstanding notes
                                 for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2002,
                                 unless we decide to extend the expiration date.

CONDITIONS TO THE EXCHANGE
OFFER.........................   We will complete this exchange offer only if:

                                 - there is no change in the laws and
                                   regulations that would impair our ability to proceed with this exchange offer;

                                 - there is no change in the current
                                   interpretation of the staff of the SEC that permits resales of the exchange notes; and

                                 - there is no stop order issued by the SEC that
                                   would suspend the effectiveness of the
                                   registration statement that includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING
NOTES.........................   If you wish to tender your outstanding notes
                                 for exchange, you must:

                                 - complete and sign the enclosed letter of
                                   transmittal by following the related
                                   instructions; and

                                 - send the letter of transmittal, as directed
                                   in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specific procedures for guaranteed delivery of the outstanding notes.

                                 Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                 Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer -- Exchange Agent."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If your outstanding notes are registered in the
                                 name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See "The Exchange
                                 Offer -- Procedures for Tendering."

WITHDRAWAL RIGHTS.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The
                                 Exchange Offer -- Withdrawal of Tenders."

FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of outstanding notes for the
                                 exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See "Federal Income Tax Consequences of the Exchange Offer."

RESALES OF EXCHANGE NOTES.....   We believe that you will be able to offer for
                                 resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery requirements of the federal securities laws, unless you are a broker-dealer receiving exchange notes for your own account, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of business;

                                 - you do not have any arrangement or
                                   understanding with any person to participate in the distribution of the outstanding notes or the exchange notes;

                                 - you are not engaged in, and do not intend to
                                   engage in, a distribution of the exchange notes;

                                 - you are not one of our "affiliates," as
                                   defined in Rule 405 of the Securities Act.

                                 Our belief is based on interpretations by the staff of the SEC, as set forth in no action letters issued to third parties unrelated to us. We have not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                 If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution."

EXCHANGE AGENT................   The exchange agent for the exchange offer is
                                 U.S. Bank National Association. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange
                                 Offer -- Exchange Agent" and in the letter of transmittal.

                               THE EXCHANGE NOTES

ISSUER...........................    NMHG Holding Co.

EXCHANGE NOTES...................    $250,000,000 aggregate principal amount of
                                     10% Senior Notes due 2009.

MATURITY.........................    May 15, 2009.

INTEREST PAYMENT DATES...........    May 15 and November 15 of each year,
                                     beginning November 15, 2002.

GUARANTEES.......................    Our obligations under the exchange notes
                                     will be fully and unconditionally
                                     guaranteed on a senior basis by
                                     substantially all of our existing and
                                     future domestic subsidiaries. The exchange notes will not be guaranteed by our foreign subsidiaries. For the first three months of 2002, the subsidiary guarantors generated approximately 52% of our adjusted EBITDA, after elimination of intercompany transactions. At March 31, 2002, the subsidiary guarantors represented approximately 66% of our total assets after elimination of intercompany accounts and investments. NACCO, our parent company, will not guarantee the exchange notes.
                                     NACCO is under no obligation with respect to any of our or the subsidiary guarantors' debt obligations.

RANKING..........................    The effective ranking of the exchange notes
                                     and guarantees is as follows:

                                     - the exchange notes will rank equally with
                                       our senior unsecured indebtedness, and
                                       each guarantee will rank equally with
                                       other senior unsecured indebtedness of
                                       the subsidiary guarantors;

                                     - the exchange notes will be senior to all
                                       of our subordinated indebtedness, and
                                       each guarantee will be senior to all
                                       subordinated indebtedness of the
                                       subsidiary guarantors;

                                     - the exchange notes will be effectively
                                       junior to all of our secured indebtedness to the extent of the value of the collateral, and each guarantee will be effectively junior to all secured indebtedness of the subsidiary guarantors to the extent of the value of the collateral; and

                                     - the exchange notes will be effectively
                                       junior to all indebtedness and other
                                       obligations, including trade payables, of all our non-guarantor subsidiaries.

                                     As of March 31, 2002, after giving effect to the application of the net proceeds from the offering of the outstanding notes and amounts drawn under our new revolving credit facility to prepay borrowings under our existing credit facility and other indebtedness:

                                     - we and the subsidiary guarantors would
                                       have had outstanding $51.0 million of
                                       secured indebtedness that would have
                                       effectively ranked senior to the exchange notes and the subsidiary guarantees; and

                                     - the non-guarantor subsidiaries would have
                                       had outstanding $39.6 million of
                                       indebtedness that would have effectively ranked senior to the exchange notes.

OPTIONAL REDEMPTION..............    Prior to May 15, 2005, we can choose to
                                     redeem up to 35% of the original principal amount of the exchange notes, and any additional notes issued under the same indenture governing the exchange notes, at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with money we receive from specified equity offerings of us or NACCO, as long as:

                                     - at least 65% of the original aggregate
                                       principal amount of the exchange notes
                                       and any additional notes remain
                                       outstanding after each such redemption,
                                       other than notes held, directly or
                                       indirectly, by us or our affiliates; and

                                     - each redemption occurs within 60 days
                                       after the date of the related equity
                                       offering.

                                     On and after May 15, 2006, we can choose to redeem some or all of the exchange notes at the redemption prices listed under "Description of Notes -- Optional Redemption," plus accrued and unpaid interest to the date of redemption.

CHANGE OF CONTROL................    If we experience a change of control,
                                     subject to certain conditions, we must give holders of the exchange notes the opportunity to sell to us their exchange notes at 101% of the principal amount, plus accrued and unpaid interest to the date of the repurchase. The term "change of control" is defined under "Description of Notes -- Change of Control."

RESTRICTIVE COVENANTS............    The indenture governing the exchange notes
                                     will limit our ability and our restricted subsidiaries' ability to:

                                     - incur additional indebtedness;

                                     - pay dividends on our capital stock or
                                       redeem, repurchase or retire our capital stock or subordinated indebtedness;

                                     - make investments;

                                     - create restrictions on the payment of
                                       dividends or other amounts to us from our restricted subsidiaries;

                                     - engage in transactions with our
                                       affiliates;

                                     - incur liens and enter into sale/leaseback
                                       transactions;

                                     - sell assets, including capital stock of
                                       our subsidiaries; and

                                     - consolidate, merge or transfer assets.

                                     These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes -- Certain Covenants."

USE OF PROCEEDS..................    We will not receive any cash proceeds from
                                     the issuance of the exchange notes. See
                                     "Use of Proceeds."

                                  RISK FACTORS

     You should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk Factors" beginning on page 15 prior to exchanging your notes.

                             ADDITIONAL INFORMATION

     Our principal executive offices are located at 650 N.E. Holladay Street, Suite 1600, Portland, Oregon 97232, and our telephone number is (503) 721-6000. We were incorporated in Delaware in 1999 to serve as a holding company for Hyster-Yale Materials Handling, Inc., which was incorporated in Delaware in 1991 as part of a holding company reorganization, and NMHG Distribution Co., which was incorporated in Delaware in 1999.

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

     We have derived the following summary historical information from our consolidated financial statements. The statement of income and other data for each of the three years in the period ended December 31, 2001, and the balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income and other data for the three months ended March 31, 2001 and 2002, and the balance sheet data as of March 31, 2002, have been derived from our unaudited condensed consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income data for each of the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus. You should read the following information together with "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus. The following results are net of intercompany transactions.

                                                                        (DOLLARS IN MILLIONS)     THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                 ------------------------------------------------------------   ----------------
                                    1997          1998         1999       2000        2001       2001     2002
                                 -----------   -----------   --------   ---------   ---------   ------   -------
STATEMENT OF INCOME DATA:
Revenues.......................   $1,517.1      $1,746.1     $1,761.4   $1,932.1    $1,672.4    $495.6   $ 371.8
Cost of sales..................    1,253.0       1,400.4      1,457.9    1,584.6     1,422.8     406.8     310.1
                                  --------      --------     --------   --------    --------    ------   -------
Gross profit...................      264.1         345.7        303.5      347.5       249.6      88.8      61.7
Selling, general and
  administrative expenses......      173.9         203.4        233.0      257.8       262.4      64.9      55.1
Amortization of goodwill.......       11.7          11.7         12.2       12.6        12.9       3.2        --
Restructuring charges
  (credits)....................        8.0          (1.6)          --       13.9         8.8        --        --
Loss on sale of dealers........         --            --           --         --        10.4        --        --
                                  --------      --------     --------   --------    --------    ------   -------
Operating profit (loss)........   $   70.5      $  132.2     $   58.3   $   63.2    $  (44.9)   $ 20.7   $   6.6
                                  ========      ========     ========   ========    ========    ======   =======

OTHER DATA:
Units sold.....................     66,833        77,636       76,055     84,825      68,929    21,624    14,971
Adjusted EBITDA(1).............   $  113.5      $  168.5     $  112.4   $  131.7    $   63.3    $ 38.9   $  18.6
Adjusted EBITDA margin.........        7.5%          9.7%         6.4%       6.8%        3.8%      7.8%      5.0%
Depreciation and
  amortization.................   $   35.0      $   37.9     $   54.1   $   54.6    $   60.4    $ 14.7   $  10.6
Capital expenditures...........       25.6          63.9         46.2       51.8        53.5       9.7       6.2

OTHER SUPPLEMENTAL DATA:
Ratio of net debt to adjusted
  EBITDA(2)....................        1.2x          1.1x         2.1x       2.1x        4.8x      1.8x      4.0x
Ratio of adjusted EBITDA to
  interest expense.............        7.8          12.0          5.9        6.2         2.7       7.5       3.4
Ratio of adjusted EBITDA to pro
  forma interest expense(3)....         --            --           --         --         1.7        --       2.1
Ratio of adjusted EBITDA minus
  capital expenditures to
  interest expense.............        6.1           7.5          3.5        3.8         0.4       5.6       2.3
Ratio of earnings to fixed
  charges(4)...................        4.0           7.9          2.9        2.4          --       3.1       1.2

                                                                              (IN MILLIONS)
                                                      AS OF DECEMBER 31,                            AS OF MARCH 31,
                                 -------------------------------------------------------------   ----------------------
                                    1997          1998          1999         2000       2001       2002        2002
                                 -----------   -----------   -----------   --------   --------   --------   -----------
                                                                                                                AS
                                                                                                            ADJUSTED(5)
                                                                                                            -----------
BALANCE SHEET DATA:
Cash and cash equivalents......    $ 17.1       $   22.2      $   31.1     $   24.4   $   59.6   $   54.9     $  18.7
Working capital(6).............      54.5          125.8         146.3        107.4     (150.0)    (159.6)       74.8
Total assets...................     942.4        1,100.4       1,178.6      1,241.7    1,205.1    1,186.6     1,183.7
Total debt.....................     156.8          200.2         270.7        304.9      362.4      349.0       346.1
Stockholder's equity...........     384.9          462.0         468.7        463.0      382.0      372.1       372.1

---------------

(1) We have included adjusted EBITDA because we believe that investors find it to be a useful tool for measuring a company's ability to generate cash. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and is not calculated in the same way by all companies. We define adjusted EBITDA as operating profit (loss) before certain unusual items, as identified in the table below, plus depreciation and amortization. You should not consider adjusted EBITDA as a substitute for net income or net loss, as an indicator of our operating performance or cash flow, or as a measure of liquidity. Our definition of adjusted EBITDA is not calculated in the same way EBITDA will be calculated under the indenture governing the notes. In addition, the items described below for 2001 resulted from actions we have taken that are referred to in this offering circular as the 2001 Restructuring Program. See "Description of Notes -- Certain Definitions" for more information on the definition of EBITDA under the indenture governing the notes.

                                                                                  THREE MONTHS
                                                  (IN MILLIONS)                       ENDED
                                             YEAR ENDED DECEMBER 31,                MARCH 31,
                                    ------------------------------------------   ---------------
                                     1997     1998     1999     2000     2001     2001     2002
                                    ------   ------   ------   ------   ------   ------   ------
    Operating profit (loss).......  $ 70.5   $132.2   $ 58.3   $ 63.2   $(44.9)  $ 20.7   $  6.6
    Adjustments:
      Restructuring charges
         (credits)(a).............     8.0     (1.6)      --       --      8.8       --       --
      Danville closure costs(b)...      --       --       --     13.9     12.0      1.8      0.6
      Loss on sale of owned
         dealers(c)...............      --       --       --       --     10.4       --       --
      Operating losses of sold
         operations(d)............      --       --       --       --      9.5      1.7       --
      Other non-recurring
         items(e).................      --       --       --       --      7.1       --      0.8
                                    ------   ------   ------   ------   ------   ------   ------
         Total adjustments........     8.0     (1.6)      --     13.9     47.8      3.5      1.4
                                    ------   ------   ------   ------   ------   ------   ------
    Adjusted operating profit
      (loss)......................    78.5    130.6     58.3     77.1      2.9     24.2      8.0
    Add depreciation and
      amortization................    35.0     37.9     54.1     54.6     60.4     14.7     10.6
                                    ------   ------   ------   ------   ------   ------   ------
    Adjusted EBITDA(f)............  $113.5   $168.5   $112.4   $131.7   $ 63.3   $ 38.9   $ 18.6
                                    ======   ======   ======   ======   ======   ======   ======

     --------------------

     (a) Restructuring charges represent the following:

        - In 1997, an $8.0 million charge to restructure and consolidate certain engineering, marketing and administrative functions;

        - In 1998, a $1.6 million credit representing an adjustment to the 1997 charge above; and

        - In 2001, a $4.5 million charge related to restructuring certain manufacturing, marketing and administrative functions in our European business, a $4.7 million charge related to restructuring certain European owned dealers and a $0.4 million credit relating to the adjustment of the 2000 Danville, Illinois closure charge (see note b).

     (b) Reflects cash and non-cash charges related to the closure of our Danville, Illinois assembly facilities, the transfer of its assembly activities and idle facility costs (see note a).

     (c) Reflects the loss on the sale of owned dealers in Germany and related wind-down costs.

     (d) Reflects operating losses related to the German owned dealers sold in 2001.

     (e) Reflects non-cash charges to reduce asset values and increase reserves reflective of the weakened capital goods markets, establish full accounting consistency among owned dealers on a global basis and to cause those dealers previously reporting on a one-month lag to report on months consistent with the rest of NMHG. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (f) For each of the years in the five years ended December 31, 2001, EBITDA before adjustments, or operating profit (loss) before depreciation and amortization, was $105.5 million, $170.1 million, $112.4 million, $117.8 million and $15.5 million, respectively. EBITDA before adjustments was $35.4 million and $17.2 million for the three months ended March 31, 2001 and 2002, respectively.

(2) Net debt is defined as total debt less cash and cash equivalents. Amounts of adjusted EBITDA for the three month periods ended March 31, 2001 and 2002 have been annualized for purposes of calculating the ratio of net debt to adjusted EBITDA.

(3) We have calculated the ratio of adjusted EBITDA to pro forma interest expense as follows:

                                                                        (IN MILLIONS)
                                                              ----------------------------------
                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 2001   MARCH 31, 2002
                                                              -----------------   --------------
Adjusted EBITDA:............................................        $63.3             $18.6
Pro forma interest expense:
  10% Senior Notes..........................................         25.0               6.2
  New revolving credit facility.............................          2.1               0.3
  Other debt................................................          6.6               1.5
  Amortization of debt discount.............................          0.4               0.1
  Amortization of financing costs...........................          2.8               0.7
                                                                    -----             -----
                                                                    $36.9             $ 8.8
Ratio of adjusted EBITDA to pro forma interest expense......          1.7x              2.1x
                                                                    =====             =====

(4) The ratio of earnings to fixed charges is determined by dividing income
    (loss) before income taxes, minority interest and cumulative effect of accounting changes, adjusted for equity in earnings and distributions received from equity investees, interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of an interest factor. For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $66.8 million.

(5) As adjusted data is calculated as if the application of the net proceeds from the sale of the outstanding notes, together with $16.2 million of borrowings under the new revolving credit facility and $36.2 million of available cash, had been used to repay $265.0 million of borrowings outstanding under our existing credit facility, $1.0 million of borrowings outstanding under other revolving lines of credit, $20.8 million under our European receivables discounting facility and $12.5 million in refinancing transaction fees and expenses.

(6) As of December 31, 2001 and March 31, 2002, includes $265.0 million of debt outstanding under our existing credit facility and classified as a current liability in accordance with U.S. generally accepted accounting principles.

                                  RISK FACTORS

     An investment in the notes involves risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in deciding whether to exchange any notes.

                         RISKS RELATING TO OUR BUSINESS

OUR LIFT TRUCK BUSINESS IS CYCLICAL. ANY FURTHER DOWNTURN IN THE GENERAL ECONOMY COULD ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS FURTHER.

     Our lift truck business historically has been cyclical, especially sales of counterbalanced lift trucks, which accounted for 68.4% of all our new unit volume sales in 2001. Fluctuations in the rate of orders for lift trucks reflect the capital investment decisions of our customers, which depend to a certain extent on the general level of economic activity in the various industries that our lift truck customers serve. During economic downturns, customers tend to delay new lift truck purchases. As a result of this cyclicality, we have experienced, and in the future we will experience, significant fluctuations in our revenues and net income. For example, the downturn in the general economy in 2001 adversely affected our business and results of operations as revenues from our customers declined 13.4% in 2001, from $1,932.1 million in 2000 to $1,672.4 million in 2001, and we had a net loss in 2001 of $49.4 million compared to net income of $21.3 million in 2000. General economic conditions continued to negatively impact our results in the first quarter of 2002, with revenues from our customers declining 25% in the first quarter of 2002, from $495.6 million in the first quarter of 2001 to $371.8 million in the first quarter of 2002, and net income in the first quarter of 2002 decreasing to $4.3 million compared to net income of $8.3 million in the first quarter of 2001. If there is further degradation in the general economy, or in the industries our lift truck customers serve, our business, results of operations and financial condition could be adversely affected.

IF THE CAPITAL GOODS MARKET WORSENS, THE COST SAVING EFFORTS WE HAVE IMPLEMENTED MAY NOT BE SUFFICIENT TO ACHIEVE THE BENEFITS WE EXPECT.

     The 2001 Restructuring Program, which included the closure of our Danville, Illinois assembly facility, labor and overhead reductions and the restructuring of our owned dealers, was implemented to improve our profits and margins despite decreased revenues. As a result of these actions, we recorded a charge to operations of approximately $13.9 million in 2000 and $47.8 million in 2001. If the economy continues to worsen, or the capital goods market does not improve, our revenues could continue to decline. If revenues are lower than our expectations, the efforts we have implemented may not achieve the benefits we expect. We may be forced to take additional cost savings steps that could result in additional charges and materially affect our ability to compete or implement our business operations.

IF OUR GLOBAL COST REDUCTION PROGRAM DOES NOT PROVE EFFECTIVE, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     We have developed and are implementing a Global Cost Reduction Program encompassing lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reductions and improvements in our owned dealers. We expect that, when fully implemented by 2006, these programs will result in annual pre-tax cost savings of approximately $117.5 million. If we are unable to successfully implement our Global Cost Reduction Program, our results of operations will be adversely affected.

IF COST SAVING EFFORTS IMPLEMENTED FOR OUR OWNED DEALERS DO NOT PROVE EFFECTIVE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Since January 1, 1998, we acquired two dealers in the Americas, 12 dealers and one rental company in Europe and 12 dealers and two rental companies in Asia-Pacific. In 2001, our net loss attributable to our owned dealers increased to $35.3 million, from $15.7 million in 2000. To improve the profitability of our owned dealers, we engaged in restructuring activities with respect to our European owned dealers in 2001. These activities were primarily related to lease termination costs, severance and other employee benefits to be paid to approximately 140 terminated employees at owned dealers in Europe. In the first quarter of 2002, our net loss attributable to our owned dealers decreased to $1.3 million, from $4.1 million in the first quarter of 2001. However, if our restructuring activities for our European owned dealers do not continue to be effective, our results of operations may be adversely affected.

THE PRICING OF OUR PRODUCTS HAS BEEN AND MAY CONTINUE TO BE IMPACTED BY FOREIGN CURRENCY FLUCTUATIONS, WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

     Since we conduct transactions in various foreign currencies, including, among others, the euro, the Japanese yen and the British pound sterling, our lift truck pricing structure and that of some of our competitors is subject to the effects of fluctuations in the value of these foreign currencies and fluctuations in the related currency exchange rates. As a result, costs and sales have historically been affected by, and may continue to be affected by, these fluctuations. These fluctuations historically have adversely affected, and in the future could continue to adversely affect, our earnings and results of operations.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR SPECIFIC CRITICAL COMPONENTS.

     We depend on a limited number of suppliers for some of our critical components, including diesel and gasoline engines and cast-iron counterweights used to counterbalance some lift trucks. Some of these critical components are imported and subject to regulation, such as inspection by the U.S. Department of Commerce. Our results of operations could be adversely affected if we are unable to obtain these critical components, or if the cost of these critical components were to increase significantly, due to costly regulatory compliance or otherwise, and we were unable to pass the cost increases on to our customers.

COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

     We experience intense competition in the sale of our lift trucks and aftermarket parts. Competition in the lift truck industry is based primarily on strength and quality of dealers, brand loyalty, customer service, availability of products and aftermarket parts, comprehensive product line offering, product performance, product quality and features and the cost of ownership over the life of the lift truck. We compete with several global full line manufacturers that operate in all major markets. These manufacturers may have greater financial resources and less debt than we have, which may enable them to commit larger amounts of capital in response to changing market conditions. If we fail to compete effectively, our earnings and results of operations could be adversely affected.

WE RELY PRIMARILY ON OUR NETWORK OF DEALERS TO SELL OUR LIFT TRUCKS AND AFTERMARKET PARTS. AS A RESULT WE HAVE NO DIRECT CONTROL OVER SALES BY THOSE DEALERS TO CUSTOMERS.

     In 2001, approximately 81% of our new lift truck volume and 99% of our aftermarket parts sales were sold through dealers, who in turn sold the lift trucks and aftermarket parts to the customers. Sales of our products are therefore subject to the quality and effectiveness of the dealers, who are generally not subject to our direct control.

THE RETIREMENT OF EXISTING ANTI-DUMPING DUTIES AND MANUFACTURING BY JAPANESE COMPETITORS IN THE UNITED STATES COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, REVENUES, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Certain Japanese-built ICE lift trucks imported into the United States are currently subject to an anti-dumping duty. The anti-dumping duty rates in effect through 2001 ranged from 7.39% to 56.81% depending on the manufacturer or importer. If the anti-dumping duty order is retired when it is reviewed again in 2005, our Japanese competitors might be able to import lift trucks for sale at a cost below fair market value. If we were to similarly lower our prices to maintain market share, our results of operations and financial condition could be materially adversely affected. If we did not lower our prices, our competitive position, revenues, results of operation and financial condition could be materially adversely affected. In addition, all of our major Japanese competitors have manufacturing or assembly facilities in the United States. The domestic sourcing of lift truck products by our Japanese competitors may negatively impact our competitive position, revenues, operating results or financial condition.

OUR ACTUAL LIABILITIES RELATING TO PENDING LAWSUITS MAY EXCEED OUR EXPECTATIONS.

     We are a defendant in pending lawsuits involving, among other things, product liability claims. We cannot assure you that we will succeed in defending these claims, that judgments will not be rendered against us with respect to any or all of these proceedings or that reserves we have set aside will be adequate to cover any such judgments. We could incur a charge to our earnings if our reserves prove to be inadequate, which could have a material adverse effect on our results of operations and liquidity for the period in which the charge is taken.

WE HAVE GUARANTEED, OR ARE SUBJECT TO REPURCHASE OR RECOURSE OBLIGATIONS WITH RESPECT TO, FINANCING ARRANGEMENTS OF SOME OF OUR CUSTOMERS.

     Through arrangements with General Electric Capital Corporation, or GECC, we provide dealer and customer financing of new lift trucks in the United States and in major countries of the world outside of the United States. Through these arrangements, our dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer's floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of the arrangements, we provide residual value guarantees or standby recourse or repurchase obligations such that we would become obligated in the event of default by the dealer or customer. Total amounts subject to these types of obligations at December 31, 2001 and March 31, 2002 were $158.0 million and $153.4 million, respectively. In substantially all of these arrangements we maintain perfected security interests in the assets financed such that, in the event that we become obligated under the terms of the guarantees or standby recourse or repurchase obligations, we may take title to the assets financed. However, we cannot be certain that the security interest will equal or exceed the amount of the guarantee or recourse or repurchase obligation. In addition, we cannot be certain that losses under the terms of the guarantees or recourse or repurchase obligations will not exceed the reserves that we have set aside in our consolidated financial statements. We could incur a charge to our earnings if our reserves prove to be inadequate, which could have a material adverse effect on our results of operations and liquidity for the period in which the charge is taken.

WE ARE SUBJECT TO RISKS RELATING TO OUR FOREIGN OPERATIONS.

     Foreign operations represent a significant portion of our business. For 2001, approximately 7.6% of our revenue was derived from sales in the Americas outside of the United States, approximately 28.1% from sales in Europe and approximately 8.4% from sales in Asia-Pacific. We expect revenue from foreign markets to continue to represent a significant portion of our total revenue. We own or lease manufacturing facilities in Brazil, Italy, Mexico, The Netherlands, Northern Ireland and Scotland, and we own interests in joint ventures with facilities in China, Japan and the Philippines. We also sell domestically produced products to foreign customers. Our foreign operations are subject to risks in addition to the risks of our domestic operations. The risks that relate to our foreign operations include:

     - potential political, economic and social instability in the foreign countries in which we operate;

     - currency risks, see "--The pricing of our products has been and may continue to be impacted by foreign currency fluctuations, which could adversely affect our earnings and results of operations;"

     - imposition of or increases in currency exchange controls;

     - potential inflation in the applicable foreign economies;

     - imposition of or increases in import duties and other tariffs on our products;

     - imposition of or increases in foreign taxation of our earnings and withholding on payments received by us from our subsidiaries;

     - regulatory changes affecting our international operations; and

     - stringent labor regulations.

     Part of our strategy to expand our worldwide market share and decrease costs is strengthening our international distribution network and sourcing basic components in foreign countries. Implementation of this strategy may increase the impact of the risks described above and we cannot assure you that such risks will not have an adverse effect on our business, results of operations or financial condition.

OUR FORMER PUBLIC ACCOUNTANTS HAVE RECENTLY BEEN INDICTED BY THE U.S. FEDERAL GOVERNMENT, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPLY WITH OUR REGISTRATION OBLIGATIONS, WHETHER CONTRACTUAL OR STATUTORY, AND THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ARTHUR ANDERSEN LLP'S AUDIT OF OUR FINANCIAL STATEMENTS.

     Our former independent public accountant, Arthur Andersen LLP, has informed us that on March 14, 2002, an indictment was unsealed charging it with federal obstruction of justice arising from the U.S. government's investigation of Enron Corp. We filed the registration statement of which this prospectus is a part to comply with the provisions of a registration rights agreement we entered into on May 9, 2002 with the initial purchasers of the outstanding notes. If we fail to comply with the registration provisions of the registration rights agreements within the time periods specified therein, we will be required to pay holders of the notes special interest while the failure continues. Our ability to comply with our registration obligations, whether contractual or statutory, in a timely manner could be adversely affected if the SEC ceases accepting financial statements audited by Arthur Andersen LLP, if Arthur Andersen LLP becomes unable to make specified representations to us, as required by the SEC as a condition to accepting Arthur Andersen LLP audited or reviewed financial statements, or if for any reason Arthur Andersen LLP is unable to perform accounting services for us. Further, it is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audit of our financial statements that are contained in, or incorporated by reference to, this prospectus.

NACCO INDUSTRIES, INC. CONTROLS ALL MATTERS THAT MUST BE SUBMITTED TO A STOCKHOLDER VOTE, AND THIS CONTROL MAY ADVERSELY AFFECT THE NOTEHOLDERS.

     NACCO owns 100% of our outstanding capital stock. Therefore, NACCO controls the vote on all matters required to be submitted to a stockholder vote, including the election of our directors, amendments to our certificate of incorporation and our by-laws, and approval of significant change of control transactions. Some decisions about our operations or financial structure may present conflicts of interest between NACCO and the holders of the notes. For example, NACCO may be willing to approve acquisitions, divestitures or transactions undertaken by us that it believes could increase the value of its equity investment in us. These kinds of transactions, however, may increase the financial risk to the noteholders.

     NACCO has two classes of common stock. The Class A common stock, which is listed on the New York Stock Exchange, is entitled to one vote per share and the Class B common stock is entitled to ten votes per share. A majority of the NACCO Class B common stock is beneficially owned by certain descendents and relatives of NACCO's founder, which group includes certain executives of NACCO and certain members of the board of directors of both us and NACCO. This concentration of voting power at NACCO may exacerbate the risks described above.

NACCO INDUSTRIES, INC. WILL NOT GUARANTEE THE NOTES AND IS UNDER NO OBLIGATION WITH RESPECT TO ANY OF OUR OR THE SUBSIDIARY GUARANTORS' DEBT OBLIGATIONS.

     NACCO is under no obligation with respect to the notes or our subsidiary guarantors' debt obligations. If we or the subsidiary guarantors default on our obligations under the notes, you will have no right to seek payment or other remedies from NACCO.

                RISKS RELATING TO OUR DEBT, INCLUDING THE NOTES

OUR SIGNIFICANT AMOUNT OF DEBT MAY LIMIT OUR OPERATIONS AND FLEXIBILITY.

     After giving effect to the application of the net proceeds from the sale of the outstanding notes and amounts drawn under the new revolving credit facility, as of March 31, 2002, our total debt would have been approximately $346.1 million.

     The level of our indebtedness could have important consequences, including:

     - limiting cash flow available for general corporate purposes, including capital expenditures, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

     - limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     - making us more vulnerable in the event of a further downturn in general economic conditions or in our business;

     - limiting our flexibility in reacting to competitive and other changes in our industry;

     - making it more difficult to satisfy our obligations under the notes, including our repurchase obligation upon the occurrence of specified change of control events; and

     - exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

WE MAY NOT BE ABLE TO SERVICE OUR DEBT, INCLUDING THE NOTES.

     Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under the new revolving credit facility in amounts sufficient to enable us to service our debt obligations, to pay our indebtedness, including the notes at maturity or otherwise, or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance our indebtedness or sell assets. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all, which could cause us to default on our obligations and impair our liquidity. Our ability to restructure or refinance will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

DESPITE OUR LEVEL OF INDEBTEDNESS, WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the terms of our new revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See "Description of Notes" and "Description of Other Indebtedness."

OUR BUSINESS IS CONDUCTED THROUGH OUR SUBSIDIARIES AND WE WILL DEPEND ON THE BUSINESS OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     Our operations are conducted through our subsidiaries. As a result, we will depend on dividends, loans or advances or payments from our subsidiaries to satisfy our financial obligations and make payments on the notes. The ability of our subsidiaries to make distributions or other payments to us will depend upon their operating results and applicable laws and any contractual restrictions contained in the instruments governing their indebtedness. If money generated by our subsidiaries is not available to us, our ability to repay our indebtedness, including the notes, may be adversely affected.

ALTHOUGH THE NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY ARE EFFECTIVELY SUBORDINATED TO ANY FUTURE SECURED INDEBTEDNESS OF NMHG AND THE SUBSIDIARY GUARANTORS AND ALL OBLIGATIONS OF THE NON-GUARANTOR SUBSIDIARIES.

     The notes are our unsecured obligations and are guaranteed by substantially all of our existing and future domestic subsidiaries. The notes are not guaranteed by our other subsidiaries. As a result of this structure, the notes are effectively subordinated to amounts outstanding under the new revolving credit facility and any other future secured indebtedness of NMHG and the subsidiary guarantors, to the extent of the value of the collateral, and all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

     - all secured claims against the affected entity have been fully paid; and

     - if the affected entity is a non-guarantor subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

     For the three months ended March 31, 2002, our non-guarantor subsidiaries constituted approximately 48% of our adjusted EBITDA, after elimination of intercompany transactions, and at March 31, 2002 they represented approximately 34% of our total assets, after elimination of intercompany accounts and investments.

THE TERMS OF OUR DEBT INSTRUMENTS IMPOSE FINANCIAL AND OPERATING RESTRICTIONS.

     Our new revolving credit facility and the indenture governing the notes contain restrictive covenants that limit our ability to engage in a variety of transactions, including incurring or guaranteeing additional indebtedness, paying dividends on our capital stock, redeeming, repurchasing or retiring our capital stock, making investments, creating restrictions on the payments of dividends from subsidiaries, engaging in transactions with affiliates, creating liens on our assets, transferring or selling our assets or engaging in mergers, acquisitions or consolidations. These debt instruments will prohibit us from prepaying any subordinated indebtedness we may incur, and our new revolving credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests.

     A breach of any of the covenants or other provisions in our debt instruments could result in a default thereunder. Upon the occurrence of an event of default under our new revolving credit facility, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit, which would adversely affect our ability to fund our operations. An acceleration of the amounts due under our new revolving credit facility would cause us to be in default under the indenture governing the notes, enabling acceleration of amounts outstanding under the indenture. If the lenders under our new revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay all of our indebtedness. See "Description of Notes" and "Description of Other Indebtedness."

IF A CHANGE OF CONTROL OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO REPURCHASE YOUR NOTES.

     Upon the occurrence of specified change of control events, you may require us to repurchase all or a portion of your notes at 101% of their principal amount, plus accrued interest and liquidated damages, if any. If a change of control occurs, we may not be able to pay the repurchase price for all of the notes submitted for repurchase. Our failure to purchase tendered notes would constitute an event of default under the indenture and the terms of our other debt, including our new revolving credit facility. In such circumstances, or if a change of control would constitute an event of default under our new revolving credit facility, we cannot assure you that we will have sufficient assets to repay all of our indebtedness. The term "change of control" is limited to certain specified transactions and may not include other events that may harm our financial condition. The term "change of control" is defined under "Description of Notes -- Change of Control."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Substantially all our existing and future domestic subsidiaries guarantee the notes. If, however, any subsidiary becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court might avoid (that is cancel) its guarantee. The court might do so if it found that when the subsidiary entered into its guarantee (or, in some states, when payments became due thereunder), the subsidiary guarantor

     - received less than reasonably equivalent value or fair consideration for the guarantee, and

     - either (1) was or was rendered insolvent, (2) was left with inadequate capital to conduct its business, or (3) believed or should have believed that it would incur debts beyond its ability to pay.

The court might also avoid a subsidiary's guarantee, without regard to those factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

     A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the notes' issuance. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any subsidiary's guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary guarantor or from any other source.

     The test for determining solvency for these purposes will depend on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

     The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to pay the notes when due.

BANKRUPTCY MAY DELAY PAYMENT ON THE NOTES.

     The Bankruptcy Code generally prohibits the payment of pre-bankruptcy debt by a company that commences a bankruptcy case. If we and all our subsidiaries became debtors in bankruptcy cases, so long as the cases were pending you would likely not receive any payment of principal or interest due under the notes.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is currently no existing public market for the notes. An active public market may never develop for the notes and we will not apply to list the notes on any exchange or Nasdaq. As a result, you may be required to bear the financial risk of your investment in the notes indefinitely. Any notes traded after they are initially issued may trade at a discount from their initial offering price. The trading price of the notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities.

     Although we do not intend to apply for listing or quotation of the notes, the notes have been designated for trading in PORTAL. We have been informed by the initial purchasers that they intend to make a market in the notes after this offering. The initial purchasers are not obligated to do so, and may cease such market-making without notice. See "Description of Notes" and "Plan of Distribution."

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES YOU MAY HAVE DIFFICULTY IN TRANSFERRING THEM AT A LATER TIME.

     We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

                           FORWARD-LOOKING STATEMENTS

     A number of statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. Those statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience involving any one or more of these matters and subject areas. We attempted to identify, in context, some of the factors that we currently believe may cause future experience and results to differ from our current expectations regarding the relevant matter or subject area. We have identified some of these forward-looking statements with words such as "anticipates," "estimates," "believes," "expects," "intends," "may," "will," "should" or the negative of those words or other comparable terminology. These statements may be contained in "Prospectus Summary" and "Risk Factors," among other places in this prospectus. The operation and results of our business also may be subject to the effect of other risks and uncertainties, including but not limited to:

     - changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the United States, where we derive a majority of our sales;

     - changes in sales prices;

     - delays in delivery or changes in costs of raw materials or sourced products and labor;

     - delays in manufacturing and delivery schedules;

     - exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which we operate and/or sell products;

     - product liability or other litigation, warranty claims or returns of products;

     - delays in or increased costs of our 2001 Restructuring Program, such as the phase-out of our Danville, Illinois manufacturing plant;

     - the effectiveness of our Global Cost Reduction Program;

     - acquisitions and/or dispositions of dealerships by us;

     - costs related to the integration of acquisitions;

     - the impact of the continuing introduction of the euro, including increased competition, foreign currency exchange movements and/or changes in operating costs; and

     - uncertainties regarding the impact of the September 11, 2001 terrorist activities and subsequent climate of war may have on the economy or the public's confidence in general.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table presents our condensed consolidated cash and cash equivalents and capitalization as of March 31, 2002 on an actual basis and as adjusted to reflect completion of the offering of the outstanding notes and the application of the net proceeds, together with borrowings under our new revolving credit facility and available cash, to repay amounts outstanding under our existing credit facility and European receivables discounting facility. The information set forth in the table below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              (IN MILLIONS, EXCEPT
                                                                   SHARE DATA)
                                                              AS OF MARCH 31, 2002
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
Cash and cash equivalents...................................  $ 54.9      $ 18.7
                                                              ======      ======
Debt:
  $350.0 million revolving credit facility..................  $265.0      $   --
  Capitalized lease obligations and other term loans........    49.7        49.7
  Other revolving lines of credit...........................    34.3        33.3
  New revolving credit facility.............................      --        16.2
  10% Senior Notes due 2009.................................      --       246.9
                                                              ------      ------
     Total debt.............................................  $349.0      $346.1
                                                              ======      ======
Stockholder's equity:
  Common stock, par value $1.00 per share (10,000 shares
     authorized; 5,599 shares issued and outstanding) and
     capital in excess of par value.........................  $198.2      $198.2
  Retained earnings and other comprehensive income (loss)...   173.9       173.9
                                                              ------      ------
     Total stockholder's equity.............................   372.1       372.1
                                                              ------      ------
       Total capitalization.................................  $721.1      $718.2
                                                              ======      ======

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables present our selected historical financial data. The statement of income, cash flow and other data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2000 and 2001 have been derived from our audited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income, cash flow and other data for the three months ended March 31, 2001 and 2002, and the balance sheet data as of March 31, 2002, have been derived from our unaudited consolidated financial statements and related notes, which appear elsewhere in this prospectus. The statement of income, cash flow and other data for each of the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The balance sheet data as of March 31, 2001 have been derived from our unaudited consolidated financial statements and related notes that are not included in this prospectus. You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus. The following results are net of intercompany transactions.

                                                                   (DOLLARS IN MILLIONS)
                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                       YEAR ENDED DECEMBER 31,                          MARCH 31,
                                      ----------------------------------------------------------   -------------------
                                         1997          1998         1999       2000       2001       2001       2002
                                      -----------   -----------   --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Revenues............................   $1,517.1      $1,746.1     $1,761.4   $1,932.1   $1,672.4   $  495.6   $  371.8
Cost of sales.......................    1,253.0       1,400.4      1,457.9    1,584.6    1,422.8      406.8      310.1
                                       --------      --------     --------   --------   --------   --------   --------
Gross profit........................      264.1         345.7        303.5      347.5      249.6       88.8       61.7
Selling, general and administrative
  expenses..........................      173.9         203.4        233.0      257.8      262.4       64.9       55.1
Amortization of goodwill............       11.7          11.7         12.2       12.6       12.9        3.2         --
Restructuring charges (credits).....        8.0          (1.6)          --       13.9        8.8         --         --
Loss on sale of dealers.............         --            --           --         --       10.4         --         --
                                       --------      --------     --------   --------   --------   --------   --------
Operating profit (loss).............   $   70.5      $  132.2     $   58.3   $   63.2   $  (44.9)  $   20.7   $    6.6
Interest expense....................      (14.5)        (14.0)       (19.0)     (21.2)     (23.1)      (5.2)      (5.5)
Other income (expense), net.........       (3.7)          2.2          1.8       (4.4)       4.6        1.7        2.1
Minority interest income............         --           1.0          1.0        1.1        0.8        0.2        0.2
Income tax provision (benefit)......       13.6          46.3         18.4       17.4      (14.5)       7.8       (0.9)
Cumulative effect of accounting
  changes, net-of-tax(1)............         --            --           --         --       (1.3)      (1.3)        --
                                       --------      --------     --------   --------   --------   --------   --------
Net income (loss)...................   $   38.7      $   75.1     $   23.7   $   21.3   $  (49.4)  $    8.3   $    4.3
                                       ========      ========     ========   ========   ========   ========   ========
CASH FLOW DATA:
Provided by operating activities....   $  127.4      $   81.0     $   79.4   $   62.6   $   31.0       12.7       28.6
Used for investing activities.......      (36.9)        (77.1)      (116.1)     (59.7)     (47.2)     (10.7)      (5.4)
Provided by (used for) financing
  activities........................     (114.7)          0.6         47.4      (10.1)      52.3        8.1      (27.9)

OTHER DATA:
Capital expenditures................   $   25.6      $   63.9     $   46.2   $   51.8   $   53.5   $    9.7   $    6.2
Product development costs...........       32.5          38.6         41.4       43.9       44.7       10.5        9.6
Dividends to NACCO..................       15.3            --           --       10.0        5.0         --       15.0
Ratio of earnings to fixed
  charges(2)........................        4.0x          7.9x         2.9x       2.4x        --        3.1x       1.2x
Units sold..........................     66,833        77,636       76,055     84,825     68,929     21,624     14,971

BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents...........   $   17.1      $   22.2     $   31.1   $   24.4   $   59.6   $   34.0   $   54.9
Working capital(3)..................       54.5         125.8        146.3      107.4     (150.0)     135.6     (159.6)
Total assets........................      942.4       1,100.4      1,178.6    1,241.7    1,205.1    1,242.1    1,186.6
Total debt..........................      156.8         200.2        270.7      304.9      362.4      316.9      349.0
Stockholder's equity................      384.9         462.0        468.7      463.0      382.0      456.1      372.1

                                                   (footnotes on following page)

---------------

(1) As a result of the adoption of Statement of Financial Accounting Standard No. 133, we recognized a cumulative effect of a change in accounting charge for the year ended December 31, 2001 of $0.9 million, net of $0.5 million of tax benefit, relating primarily to certain interest rate swap agreements that did not qualify for hedge accounting treatment at January 1, 2001. On January 1, 2001, we recognized a cumulative effect of a change in accounting charge of $0.4 million, net of $0.3 million of tax benefit, relating to a change in the method of calculating pension costs for our defined benefit pension plan in the United Kingdom. See Note 2 in our consolidated financial statements for the year ended December 31, 2001 included elsewhere in this offering circular for further information on these charges.

(2) The ratio of earnings to fixed charges is determined by dividing income
    (loss) before income taxes, minority interest and cumulative effect of accounting changes, adjusted for equity in earnings and distributions received from equity investees, interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of the interest factor. For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $66.8 million.

(3) As of December 31, 2001 and March 31, 2002, includes $265.0 million of debt outstanding under our existing credit facility and classified as a current liability in accordance with U.S. generally accepted accounting principles.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Set forth below is a discussion and analysis of our financial condition and results of operations. You should read this discussion and analysis together with the financial statements and the related notes appearing elsewhere in this offering circular. Historical results and percentage relationships set forth in the consolidated financial statements, including trends that might appear, should not be taken as indicative of future operations.

OVERVIEW

     We design, manufacture and market industrial lift trucks through our manufacturing and assembly operations and our owned dealers. We operate our manufacturing and assembly operations, which we sometimes refer to as NMHG Wholesale, through our wholly owned subsidiary, NACCO Materials Handling Group, Inc. Our owned dealer operations, which we sometimes refer to as NMHG Retail, are conducted through our wholly owned subsidiary, NMHG Distribution Co. Through NMHG Wholesale and NMHG Retail, we design, engineer, manufacture, sell, service and lease a comprehensive line of lift trucks and aftermarket parts and service marketed globally under the Hyster and Yale brand names.

     Demand for lift trucks is cyclical and depends upon capital budgeting in the diverse end markets where lift trucks are sold. We believe our market, like the broader global economy, is poised for growth. Prior to the recent downturn in the economy, we developed and began implementing our 2001 Restructuring Program, which included the closure of our Danville, Illinois assembly facility, labor and overhead reductions and restructuring of our owned dealers, which resulted in non-recurring items and one-time pre-tax charges of $47.8 million in 2001. This program reduced costs and more closely aligned our operations with the demand for our products and services.

     In addition to the 2001 Restructuring Program, we have developed and are implementing a Global Cost Reduction Program which encompasses lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reduction and improvements in our owned dealers. These programs are designed to enhance our competitive position and improve our overall cost structure. We believe this program has positioned us to take advantage of the anticipated recovery in the capital goods market, and will result in reduced fixed overhead costs, lower manufacturing costs and improvements in both our gross margins and operating profit.

     NMHG Retail includes the elimination of intercompany revenues and profits resulting from sales by NMHG Wholesale to NMHG Retail.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to product discounts and returns, bad debts, inventories, income taxes, warranty obligations, product liabilities, restructuring, pensions and other post-retirement benefits and contingencies and litigation. We base our estimates on historical experience, actuarial valuations and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Product liabilities. We provide for the estimated cost of personal and property damage relating to our products. Reserves are made for estimates of the costs for known claims and estimates of the costs of incidents that have occurred but a claim has not yet been reported to us. While we engage in extensive product quality reviews and customer education programs, our product liability provision is affected by the number and magnitude of claims of alleged product-related damage and the cost to defend those claims. In addition, the provision for product liabilities is also affected by changes in assumptions for medical costs, inflation rates, trends in damages awarded by juries and estimates of the number of claims that have been incurred but not yet reported. Changes to the estimate of any of these factors could result in a material change to our product liability provision causing a related increase or decrease in reported net operating results in the period of change in the estimate.

     Revenue recognition. Revenues are generally recognized when customer orders are completed and shipped. Reserves for discounts, returns and product warranties are maintained for anticipated future claims. The accounting policies used to develop these product discounts, returns and warranties include:

     - Product discounts. We record estimated reductions to revenues for customer programs and incentive offerings, including special pricing agreements, price competition, promotions and other volume-based incentives. If market conditions were to decline or if competition was to increase, we may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenues at the time the incentive is offered.

     - Product returns. Based on our historical experience, a portion of products sold is estimated to be returned due to reasons such as buyer remorse, product failure and excess inventory stocked by the customer which, subject to certain terms and conditions, we will agree to accept. We record estimated reductions to revenues at the time of sale based on this historical experience. If future trends were to change significantly from those experienced in the past, incremental reductions to revenues may result based on this new experience.

     - Product warranties. We provide for the estimated cost of product warranties at the time revenues are recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and replacement component costs incurred in correcting a product failure. Should actual product failure rates, material usage or replacement component costs differ from our estimates, revisions to the estimated warranty liability would be required.

     Allowances for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Inventory reserves. We write down our inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by our management, additional inventory write-downs may be required.

     Deferred tax valuation allowances. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount (including the valuation allowance), an adjustment to the deferred tax asset would increase income in the period such determination was made. Conversely, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be expensed in the period such determination was made.

FINANCIAL REVIEW

     The segment and geographic results of our operations were as follows (in millions):

                                                                          THREE MONTHS
                                                                              ENDED
                                           YEAR ENDED DECEMBER 31,          MARCH 31,
                                        ------------------------------   ---------------
                                          1999       2000       2001      2001     2002
                                        --------   --------   --------   ------   ------
REVENUES
  Wholesale
     Americas.........................  $1,149.5   $1,291.6   $1,031.1   $327.5   $228.3
     Europe, Africa and Middle East...     406.3      394.6      363.9     99.6     84.6
     Asia-Pacific.....................      63.1       63.8       68.3     15.8     14.8
                                        --------   --------   --------   ------   ------
       Total wholesale................   1,618.9    1,750.0    1,463.3    442.9    327.7
                                        --------   --------   --------   ------   ------
  Retail (net of eliminations)
     Americas.........................      32.1       33.1       30.9      8.4      7.6
     Europe, Africa and Middle East...      83.0       97.3      106.8     24.9     16.1
     Asia-Pacific.....................      27.4       51.7       71.4     19.4     20.4
                                        --------   --------   --------   ------   ------
       Total retail...................     142.5      182.1      209.1     52.7     44.1
                                        --------   --------   --------   ------   ------
  NMHG consolidated...................  $1,761.4   $1,932.1   $1,672.4   $495.6   $371.8
                                        ========   ========   ========   ======   ======
OPERATING PROFIT (LOSS)
  Wholesale
     Americas.........................  $   70.4   $   78.5   $   10.0   $ 24.1   $  9.2
     Europe, Africa and Middle East...       7.4        2.3      (13.7)     0.7     (2.8)
     Asia-Pacific.....................      (3.3)      (2.3)      (1.8)    (0.7)      --
                                        --------   --------   --------   ------   ------
       Total wholesale................      74.5       78.5       (5.5)    24.1      6.4
                                        --------   --------   --------   ------   ------
  Retail (net of eliminations)
     Americas.........................      (3.9)      (0.9)      (2.4)    (0.9)     0.2
     Europe, Africa and Middle East...     (10.6)     (15.3)     (34.8)    (3.9)     0.3
     Asia-Pacific.....................      (1.7)       0.9       (2.2)     1.4     (0.3)
                                        --------   --------   --------   ------   ------
       Total retail...................     (16.2)     (15.3)     (39.4)    (3.4)     0.2
                                        --------   --------   --------   ------   ------
  NMHG consolidated...................  $   58.3   $   63.2   $  (44.9)  $ 20.7   $  6.6
                                        ========   ========   ========   ======   ======
OPERATING PROFIT (LOSS) EXCLUDING
  GOODWILL AMORTIZATION
  Wholesale
     Americas.........................  $   78.2   $   86.4   $   17.8   $ 26.1   $  9.2
     Europe, Africa and Middle East...      11.0        5.7      (10.4)     1.5     (2.8)
     Asia-Pacific.....................      (3.1)      (2.0)      (1.5)    (0.6)      --
                                        --------   --------   --------   ------   ------
       Total wholesale................      86.1       90.1        5.9     27.0      6.4
                                        --------   --------   --------   ------   ------
  Retail (net of eliminations)
     Americas.........................      (3.6)      (0.8)      (2.1)    (0.8)     0.2
     Europe, Africa and Middle East...     (10.3)     (14.7)     (34.4)    (3.8)     0.3
     Asia-Pacific.....................      (1.7)       1.2       (1.4)     1.5     (0.3)
                                        --------   --------   --------   ------   ------
       Total retail...................     (15.6)     (14.3)     (37.9)    (3.1)     0.2
                                        --------   --------   --------   ------   ------
  NMHG consolidated...................  $   70.5   $   75.8   $  (32.0)  $ 23.9   $  6.6
                                        ========   ========   ========   ======   ======

                                                                          THREE MONTHS
                                                                              ENDED
                                           YEAR ENDED DECEMBER 31,          MARCH 31,
                                        ------------------------------   ---------------
                                          1999       2000       2001      2001     2002
                                        --------   --------   --------   ------   ------
OTHER -- NET
  Wholesale...........................  $    4.8   $   (4.6)  $    4.2   $  1.7   $  2.1
  Retail (net of eliminations)........      (3.0)       0.2        0.4       --       --
                                        --------   --------   --------   ------   ------
  NMHG consolidated...................  $    1.8   $   (4.4)  $    4.6   $  1.7   $  2.1
                                        ========   ========   ========   ======   ======
NET INCOME (LOSS)
  Wholesale...........................  $   39.0   $   37.0   $  (14.1)  $ 12.4   $  5.6
  Retail (net of eliminations)........     (15.3)     (15.7)     (35.3)    (4.1)    (1.3)
                                        --------   --------   --------   ------   ------
  NMHG consolidated...................  $   23.7   $   21.3   $  (49.4)  $  8.3   $  4.3
                                        ========   ========   ========   ======   ======

     Other -- net for NMHG Wholesale includes equity in earnings (loss) of unconsolidated affiliates and discounts on the sale of accounts receivable. Equity in the earnings (loss) of unconsolidated affiliates, including Sumitomo-NACCO Materials Handling Group, or S-N, a 50%-owned joint venture with Sumitomo Heavy Industries, Ltd., in Japan, were $2.3 million in 1999, ($0.2) million in 2000, $2.6 million in 2001, $1.4 million for the three months ended March 31, 2001 and $1.0 million for the three months ended March 31, 2002. Discounts on the sale of receivables included in other -- net were $3.8 million in 1999, $5.5 million in 2000, $4.7 million in 2001, $1.5 million for the three months ended March 31, 2001 and $0.3 million for the three months ended March 31, 2002. For the year ended December 31, 2001, other -- net includes non-recurring insurance proceeds of $8.0 million relating to flood damage in September 2000 at S-N. For the year ended December 31, 1999, other -- net for NMHG Wholesale included non-recurring income of $0.9 million for settlements from legal proceedings.

FIRST QUARTER OF 2002 COMPARED WITH FIRST QUARTER OF 2001

     Our revenues decreased 25% to $371.8 million in the first quarter of 2002 from $495.6 million in the first quarter of 2001. Revenues at NMHG Wholesale decreased to $327.7 million in the first quarter of 2002, down 26.0% from $442.9 million in the first quarter of 2001. This decrease is primarily due to a decline in unit volume period over period. Beginning in the second quarter of 2001, an economic slowdown in the U.S. economy, which was further recessed by the events of September 11, 2001, caused a steep drop in the demand for lift trucks, as well as for other capital goods, in North America. Although worldwide lift truck shipments have increased in the first quarter of 2002 to 14,971 units as compared with 14,452 units in the third quarter of 2001 and 14,451 units in the fourth quarter of 2001, unit volume is down 30.8% as compared with 21,624 units shipped in the first quarter of 2001. NMHG Wholesale's revenues also declined due to lower parts sales resulting from reduced lift truck utilization which is typical in this stage of a capital goods recession.

     Revenues at NMHG Retail decreased to $44.1 million in the first quarter of 2002 from $52.7 million in the first quarter of 2001. This decrease is primarily due to the sale of retail dealerships in the fourth quarter of 2001 (the "sold operations"), which were included in the results for the first quarter of 2001, and decreased revenues from rental, service and parts, partially offset by a decrease in the elimination of sales between wholesale and retail.

     We recorded operating profit of $6.6 million in the first quarter of 2002 compared to an operating profit of $20.7 million in the first quarter of 2001. Operating profit at NMHG Wholesale decreased to $6.4 million in the first quarter of 2002 from $24.1 million in the first quarter of 2001. The decrease in operating profit was primarily driven by reduced unit and parts volume and the consequent negative impact of lower shipments on manufacturing overhead absorption. The decline in operating profit was partially offset by a shift in mix to higher margin lift trucks; the positive impact from improvement programs initiated in 2001, including the completion of the Danville, Illinois plant closure in the fourth quarter of 2001 and the benefits of procurement, restructuring and cost control programs; and the elimination of goodwill amortization as a result of the adoption of SFAS No. 142. See Note 3 and Note 4 to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the NMHG Wholesale restructuring programs and the adoption of SFAS No. 142, respectively.

     NMHG Retail generated an operating profit of $0.2 million in the first quarter of 2002 compared with an operating loss of $3.4 million in the first quarter of 2001. The improved operating results are primarily due to decreased operating expenses at comparable dealerships, the elimination of operating losses incurred by the sold operations in the first quarter of 2001 and operating profit from a rental company acquired subsequent to the first quarter of 2001. These improvements were partially offset by non-cash charges of $0.8 million incurred by Asia-Pacific. Improved operating expenses at comparable dealerships reflect the favorable impact of restructuring programs initiated in 2001, especially in Europe. See a discussion of the NMHG Retail Europe restructuring plan in Note 3 to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. In addition to the restructuring program in Europe, NMHG Retail implemented other initiatives in 2001, which are expected to benefit results significantly in 2002.

     Net income for the first quarter of 2002 was $4.3 million, as compared with net income of $8.3 million in the first quarter of 2001. NMHG Wholesale's net income decreased to $5.6 million in the first quarter of 2002 from $12.4 million in the first quarter of 2001 as a result of the factors affecting operating profit and increased interest expense partially offset by an increase in other income and a favorable tax benefit of $1.9 million recognized in the first quarter of 2002 relating to previous losses in China. In addition, NMHG Wholesale's first quarter of 2001 net income includes a charge of $1.3 million for the cumulative effect of changes in accounting for derivatives and certain pension costs. Other-net improved in the first quarter of 2002 primarily due to a favorable impact from the mark-to-market adjustment related to certain ineffective interest rate swap agreements and a reduction in the discount on the sale of accounts receivable as a result of the termination of the domestic NMHG Wholesale accounts receivable securitization program during the fourth quarter of 2001.

     Net loss at NMHG Retail in the first quarter of 2002 was $1.3 million compared to a net loss of $4.1 million in the first quarter of 2001. Improved net results are due to the factors affecting operating profit combined with a decrease in interest expense, partially offset by decrease in the effective tax rate benefit.

     Market demand for lift trucks improved in the first quarter of 2002 compared with the last three quarters of 2001. NMHG Wholesale's worldwide backlog at the end of the first quarter of 2002 increased 8% to 16,300 units, compared with 15,100 units at the end of the fourth quarter of 2001. Backlog increased 16%, compared with 14,100 units at the end of the second quarter of 2001, and increased 13%, compared with 14,400 units at the end of the third quarter of 2001. Backlog at the end of the first quarter of 2001 was 17,800 units.

2001 COMPARED WITH 2000

     Our revenues decreased 13.4% to $1,672.4 million in 2001 from $1,932.1 million in 2000. Revenues at NMHG Wholesale decreased 16.4% to $1,463.3 million in 2001 from $1,750.0 million in 2000. A steep drop in the lift truck segment of the broader capital goods market in North America resulted in an 18.7% reduction in worldwide lift truck shipments at NMHG Wholesale. A total of 68,929 units were shipped in 2001 compared with 84,825 units shipped in 2000. The rate of monthly retail orders in the United States and Canada declined approximately 50% from the peak month in 2000 as compared with the lowest month in 2001. NMHG Wholesale's revenues also declined due to lower aftermarket parts sales resulting from reduced lift truck utilization which is typical in this stage of a capital goods recession. The decrease in revenues, which was primarily driven by unit volume, was partially offset by a shift in mix to higher-priced lift trucks.

     Revenues at NMHG Retail increased 14.8% to $209.1 million for 2001 from $182.1 million for 2000 largely as a result of the effect of a full year of revenues in 2001 from dealerships acquired in Asia-Pacific in the fourth quarter of 2000. This revenue growth was partially offset by lower aftermarket parts and service revenues and unfavorable pricing and product mix.

     We recorded an operating loss of $44.9 million in 2001 compared to an operating profit of $63.2 million in 2000. Operating profit at NMHG Wholesale decreased to an operating loss of $5.5 million for 2001 from an operating profit of $78.5 million for 2000. The decrease in operating profit was largely due to reduced unit and aftermarket parts volume and resulting reductions in the absorption of manufacturing overhead costs and related manufacturing inefficiencies. Additionally, operating profit was adversely affected at NMHG Wholesale by $12.0 million of expenses incurred during 2001 related to the Danville, Illinois plant closure announced in 2000 and a restructuring charge of $4.5 million recognized in 2001 for cost reductions in Europe. These 2001 charges compare with a restructuring charge of $13.9 million recognized in 2000 for the Danville plant closure. See below under "-- Restructuring Plans" for a further discussion of these restructuring charges. The decline in operating profit at NMHG Wholesale was offset somewhat by favorable foreign currency effects, lower incentive compensation costs and an increase in the average sales price per unit.

     Operating loss at NMHG Retail in 2001 was $39.4 million compared with an operating loss of $15.3 million in 2000. The increase in operating loss at NMHG Retail was primarily due to several non-recurring special adjustments in 2001. The majority of these special adjustments were recognized in Europe, which accounted for a significant portion of NMHG Retail's 2001 operating loss. The 2001 operating loss includes a charge of $10.4 million for a loss on the sale of certain owned dealers in Germany to ZEPPELIN GmbH and related wind down costs. See Note 4 to the consolidated financial statements for the fiscal year ended December 31, 2001 included elsewhere in this prospectus for a discussion of this transaction. The 2001 operating loss also includes a $4.7 million restructuring charge for downsizing to match current levels of demand at retail operations in Europe that NMHG Retail had acquired over the last few years. In addition, the 2001 operating loss includes charges of approximately $7.1 million to reduce asset values and increase reserves reflective of the weakened capital goods markets, establish full accounting consistency among owned dealers on a global basis and to cause those dealers previously reporting on a one-month lag to report on months consistent with the rest of NMHG.

     We recorded a net loss for 2001 of $49.4 million as compared with net income of $21.3 million for 2000. NMHG Wholesale recorded a net loss for 2001 of $14.1 million as compared with net income of $37.0 million for 2000. The decline in net operating results at NMHG Wholesale was due to the factors affecting operating profit at NMHG Wholesale, the effect of nondeductible goodwill amortization and an increase in the valuation allowance on the tax provision and due to a $1.3 million after-tax charge for the cumulative effect of accounting changes in 2001. See Note 2 to the consolidated financial statements for the fiscal year ended December 31, 2001 included elsewhere in this prospectus for a discussion of these accounting changes. The decline in operating results at NMHG Wholesale for 2001 as compared with 2000 was offset somewhat by insurance proceeds resulting in income of $5.0 million after-tax recognized in 2001 relating to flood damage in September 2000 at a facility owned by S-N.

     Net loss at NMHG Retail was $35.3 million for 2001 compared with $15.7 million for 2000, primarily due to the factors affecting operating loss combined with an increase in interest expense allocated to NMHG Retail.

     Our worldwide backlog level decreased to 15,100 units at December 31, 2001 from 21,800 units at December 31, 2000 primarily due to decreased demand for lift trucks in the Americas. The backlog level at December 31, 2001 increased slightly as compared to the level at September 30, 2001 of 14,400 units primarily due to an increase in lift truck demand in the Americas and Asia-Pacific.

RESTRUCTURING PLANS

     In 2001, management committed to the restructuring of certain operations in Europe. As such, NMHG Wholesale recognized a restructuring charge of approximately $4.5 million pre-tax for severance and other employee benefits to be paid to approximately 285 manufacturing and administrative personnel in Europe. NMHG Retail recognized a restructuring charge of approximately $4.7 million pre-tax, of which $0.4 million relates to lease termination costs and $4.3 million relates to severance and other employee benefits to be paid to approximately 140 service technicians, salesmen and administrative personnel at wholly owned dealers in

Europe. As of March 31, 2002, $1.9 million had been paid to approximately 175 employees at NMHG Wholesale, and $1.1 million had been paid to approximately 50 employees at NMHG Retail.

     NMHG Wholesale recognized $1.2 million of pre-tax benefits in the first quarter of 2002 as a result of the reduced headcount in Europe, and estimates pre-tax benefits for the remainder of the year at $6.8 million. NMHG Retail recognized pre-tax benefits of approximately $0.5 million in the first quarter of 2002 related to its European restructuring plan and estimates pre-tax benefits for the remainder of the year at $2.3 million. These estimates of future benefits are subject to change during the execution of the restructuring plans.

     In 2000, our board of directors approved management's plan to transfer manufacturing activities from our Danville, Illinois, assembly plant to our other global manufacturing plants. The adoption of this plan resulted in $11.7 million of costs accrued in 2000, relating to retirement costs, medical costs and employee severance to be paid to approximately 425 manufacturing and office personnel. In addition, an impairment charge of $2.2 million was recognized in 2000 as a result of the anticipated disposition of certain assets at an amount below net book value. During 2001, payments for severance and other benefits of $1.7 million were made to approximately 350 employees. In addition, the accrual for severance was reduced by $0.4 million. In the first quarter of 2002, severance payments of $1.8 million were made to approximately 200 employees. Approximately $12.0 million of pre-tax costs associated with the Danville phase-out, which were not eligible for accrual as of December 31, 2000, were expensed during 2001.

     During the first quarter of 2002, NMHG Wholesale recognized a charge of approximately $0.6 million, which had not previously been accrued, related primarily to idle facility costs for the manufacturing plant in Danville. NMHG Wholesale recognized pre-tax benefits of approximately $3.2 million in the first quarter of 2002 related to this program. Pre-tax benefits, net of idle facility costs, are estimated to be $7.6 million for the remainder of 2002 and $12.5 million thereafter, as a result of anticipated improved manufacturing efficiencies depending on unit volume. These estimates could change during the phase-out period.

2000 COMPARED WITH 1999

     Our revenues increased to $1,932.1 million in 2000 from $1,761.4 million in 1999. Revenues at NMHG Wholesale increased to $1,750.0 million in 2000 from $1,618.9 million in 1999. Revenues at NMHG Wholesale increased as a result of unit and service aftermarket parts volume growth, primarily in the Americas, and a shift in mix to higher revenue units, partially offset by adverse currency effects. Worldwide volume increased 11.5% to 84,825 units shipped during 2000 from 76,055 units shipped during 1999. Adverse currency effects on revenues resulted primarily from (i) translating a weakened British pound sterling into U.S. dollars and (ii) transactions denominated in a weakened euro as compared with the British pound sterling, which caused revenues that were invoiced in euros to decline when translated back to the British pound sterling.

     Revenues at NMHG Retail increased $39.6 million, or 27.8%, due to acquisitions of dealers in Asia-Pacific and, to a lesser degree, Europe. Revenues from volume growth at comparable dealerships also contributed slightly to the increase in revenues but were entirely offset by adverse currency effects in Europe and an increase in the elimination of intercompany shipments from NMHG Wholesale to NMHG Retail.

     Our operating profit for 2000 was $63.2 million, as compared to operating profit in 1999 of $58.3 million. Operating profit at NMHG Wholesale of $92.4 million, which excludes the Danville restructuring charge of $13.9 million discussed above, as a percentage of revenues was 5.3% in 2000. This percentage in 2000 compares with operating profit as a percentage of revenues at NMHG Wholesale in 1999 of 4.6%. Improved operating profit in 2000 as compared with 1999 was primarily due to (i) volume growth and related manufacturing efficiencies and (ii) a shift in the mix of products sold to higher margin units, partially offset by adverse currency effects in Europe. Including the restructuring charge, operating profit as a percentage of revenues at NMHG Wholesale was 4.5% in 2000.

     Excluding the Danville restructuring charge, net income at NMHG Wholesale increased as a result of the factors affecting operating profit. However, the increase was partially offset by a decrease in equity in earnings of unconsolidated affiliates of $2.5 million, primarily due to losses for flood damages at a facility owned by S-N.

     Operating results at NMHG Retail for 2000 in the Americas improved as compared with the prior year primarily due to a decrease in administrative support costs. Operating results at NMHG Retail for 2000 in Asia-Pacific improved as compared with the prior year primarily due to favorable operating results contributed by current year acquisitions. Increased net loss was driven by increased losses in Europe, primarily due to increased pricing competition as a result of a weak euro and due to continued integration, infrastructure, interest, amortization and administrative costs necessary to strengthen retail distribution.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2002, we had available $85.0 million of our $350.0 million revolving credit facility, which would have expired in June 2002. We also had separate facilities with availability, net of limitations, of $63.5 million, of which $29.2 million was available at March 31, 2002.

     On May 9, 2002, we refinanced our prior financing agreement, an unsecured floating-rate revolving line of credit with availability of $350.0 million, certain other lines of credit with availability of $4.6 million and a program to sell accounts receivable in Europe, with the proceeds from the sale of the outstanding notes and borrowings under a secured, floating-rate revolving credit facility which expires in May 2005.

     Availability under the new revolving credit facility is up to $175.0 million and is governed by a borrowing base based on advance rates against the inventory and accounts receivable of the "borrowers." The borrowers, as defined in the new revolving credit facility, include NMHG Holding Co. and certain domestic and foreign subsidiaries of NMHG Holding Co. Borrowings bear interest at a floating rate, which can be either a base rate or LIBOR, as defined, plus an applicable margin. The initial applicable margin, effective through September 30, 2002, for base rate loans and LIBOR loans is 2.00% and 3.00%, respectively. Subsequent to September 30, 2002, the margin will be subject to adjustment based on a leverage ratio. The new revolving credit facility also requires a fee of 0.5% per annum on the unused commitment.

     At May 9, 2002, the borrowing capacity under this facility was $109.7 million and the domestic floating rate of interest applicable to this facility was 6.75%, including the applicable margin. The new revolving credit facility will include a subfacility for foreign borrowers to be denominated in British pounds sterling or euro. Included in the borrowing capacity is a $15.0 million overdraft facility available to foreign borrowers. The initial applicable margin, effective through September 30, 2002 for overdraft loans is 3.25% above the London base rate, as defined. The new revolving credit facility is guaranteed by certain domestic and foreign subsidiaries of NMHG Holding Co. and secured by substantially all of the assets, other than property, plant and equipment, of the borrowers and guarantors, both domestic and foreign, under the facility. See "Description of Other Indebtedness" for further information on our new revolving credit facility.

     Certain lines of credit and term loans, with availability of $40 million Australian dollars, or approximately $21.7 million U.S. dollars, and facilities totaling $5.5 million in China and Hong Kong, which were not refinanced, reduce the availability under the new revolving credit facility.

     As a result of the refinancing, we expect our interest expense to increase significantly as compared with prior periods. In addition, a significant portion of NMHG's interest rate swap agreements will no longer qualify for hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As such, the mark-to-market of these interest rate swap agreements will be recognized in the statement of operations. Prior to the refinancing, the mark-to-market of these interest rate swap agreements was recognized as a component of other comprehensive income (loss) in stockholders' equity. The balance in other comprehensive income (loss) for all of our interest rate swap agreements was a loss of $2.4 million at March 31, 2002.

     We are currently engaged in discussions with a non-U.S. financial institution to obtain a new European revolving credit facility which would provide up to 30 million British pounds sterling (approximately $43 million) of borrowing availability for certain of our European subsidiaries to be used for, among other things, working capital requirements, permitted capital expenditures and other lawful corporate purposes of those European subsidiaries. Our ability to enter into this European credit facility is subject to the terms and conditions of the new revolving credit facility and the notes and would replace or refinance the foreign subfacilities under the new revolving credit facility. The obligations under this European credit facility are expected to be secured by substantially the same assets that will secure the obligations under the foreign subfacilities of the new revolving credit facility and will contain other customary limitations, covenants and restrictions.

     We believe that funds available under the new revolving credit facility, other lines of credit and operating cash flows are sufficient to finance all of our operating needs and commitments arising during the foreseeable future.

     Following is a table which summarizes our contractual obligations (in millions) as of December 31, 2001:

      CONTRACTUAL OBLIGATIONS                           PAYMENT DUE BY PERIOD
-----------------------------------  ------------------------------------------------------------
                                     TOTAL     2002    2003    2004    2005    2006    THEREAFTER
                                     ------   ------   -----   -----   -----   -----   ----------
Revolving credit facility..........  $265.0   $265.0   $  --   $  --   $  --   $  --     $  --
Other lines of credit(1)...........    44.2     44.2      --      --      --      --        --
Term loans(1)......................    16.0     13.0     1.4     1.6      --      --        --
Capital lease obligations including
  principal and interest(1)........    40.7     12.5    12.7     7.3     4.6     2.5       1.1
Off-balance-sheet operating lease
  obligations(1)...................   141.6     40.4    32.1    26.0    19.0    13.3      10.8
Unconditional purchase
  obligations......................     4.3      0.4     0.8     0.6     0.9     0.2       1.4
                                     ------   ------   -----   -----   -----   -----     -----
  Total contractual cash
     obligations...................  $511.8   $375.5   $47.0   $35.5   $24.5   $16.0     $13.3
                                     ======   ======   =====   =====   =====   =====     =====

---------------

(1) An event of default under the notes, the new revolving credit facility agreement, in our other term loan and revolving agreements or in our operating or capital lease agreements, could cause an acceleration of the payment schedule. No such event of default has occurred or is anticipated to occur.

     During the first quarter of 2002, NMHG Retail entered into operating lease agreements, primarily for rental equipment, with future minimum lease payments of approximately $5.5 million in 2002, $4.5 million in 2003, $3.3 million in 2004, $3.0 million in 2005, $2.7 million in 2006 and $1.6 million thereafter, for a total increase in NMHG's operating lease obligations of $20.6 million since December 31, 2001.

     In addition, we had the following commitments at March 31, 2002 (in millions):

                                                      TOTAL
                                                      ------
Standby recourse or repurchase obligations..........  $145.6
Guarantees..........................................     7.8
                                                      ------
  Total commercial commitments......................  $153.4
                                                      ======

     The guarantees and standby recourse or repurchase obligations primarily represent contingent liabilities assumed by NMHG to support financing agreements made between our dealers and customers and third-party finance companies for the purchase of lift trucks from Hyster and Yale. These contingent liabilities may take the form of guarantees of residual values or standby recourse or repurchase obligations. For transactions involving contingent liabilities, we generally maintain a perfected security interest in the equipment financed, such that we could take possession of the lift truck in the event that we would become liable under the terms of the guarantee or standby recourse or repurchase obligation. Generally, these obligations are due upon demand in the event of default by the dealer or customer.

     We have a 20% ownership interest in NMHG Financial Services, Inc., or NFS, a joint venture with General Electric Capital Corporation, or GECC, formed primarily for the purpose of providing financial services to independent and wholly owned Hyster and Yale lift truck dealers in the United States. Our ownership in NFS is accounted for using the equity method of accounting. Generally, we sell lift trucks through our independent dealer network or directly to Hyster or Yale customers. These dealers and customers may enter into financing arrangements with NFS or another unrelated third-party finance company. If the dealer or customer elects to finance lift trucks with NFS, this financing is considered a retail funding activity transaction. The total NFS retail funding activity transactions for 2001 were $127.5 million and $123.7 million for Hyster customers and Yale customers, respectively.

     However, for certain transactions, we invoice directly to NFS so that the dealer or customer can obtain operating lease financing from NFS. Sales to NFS related to these types of transactions for the years ended December 31, 1999, 2000 and 2001 were $8.5 million, $17.5 million and $31.2 million, respectively, and sales to NFS related to these types of transactions for the three months ended March 31, 2001 and 2002 were $8.8 million and $7.4 million, respectively. Amounts receivable from NFS at December 31, 2001 and March 31, 2002 were immaterial. From time to time, the credit quality of the customer or concentration issues with GECC necessitate providing standby recourse or repurchase obligations or a guarantee of the residual values of the lift trucks purchased by customers and financed through NFS.

     We have reserved for losses under the terms of the guarantees or standby recourse or repurchase obligations in our consolidated financial statements. Historically, we have not had significant losses in respect of these obligations. In the past three years, approximately three customers for which we provided a guarantee or have a standby recourse or repurchase obligation have defaulted under their obligations to NFS. During this period, we exercised our rights in the lift trucks purchased with the borrowed funds on all three occasions. The net losses resulting from these customer defaults did not have a material impact on our results of operations or financial position.

     In addition to providing financing to our independent dealers, NFS provides both lease and debt financing to us. Operating lease obligations relate to specific sale-leaseback-sublease transactions for certain of our customers whereby we sell lift trucks to NFS, we lease these lift trucks back under an operating lease agreement and we sublease those lift trucks to customers under an operating lease agreement. Debt financing includes long-term notes payable to NFS primarily to finance certain of our long-term notes receivable from Latin American customers, which arise in the ordinary course of business. In addition, NFS provides, on our behalf, installment billings to the Latin American customers, account balance tracking and an inventory management system to track the equipment covered by the long-term notes payable. Total obligations to NFS under the operating lease agreements and long-term notes payable were $20.3 million and $20.1 million at December 31, 2001 and March 31, 2002, respectively.

     In addition, we are reimbursed annually for certain services, primarily administrative functions, provided to NFS. The amount of our expenses reimbursable by NFS were $1.1 million, $1.5 million and $1.8 million for 1999, 2000 and 2001, respectively, and were $0.4 million and $0.5 million for the three months ended March 31, 2001 and 2002, respectively.

CAPITAL EXPENDITURES

     Expenditures for property, plant and equipment were $5.4 million for NMHG Wholesale and $0.8 million for NMHG Retail during the first three months of 2002. These capital expenditures include tooling for new products, machinery, equipment and retail lease and rental fleet. NMHG Wholesale anticipates spending approximately $15.1 million for property, plant and equipment in the remainder of 2002, compared with total capital expenditures of $46.6 million in 2001 and $43.3 million in 2000. NMHG Retail anticipates spending approximately $1.7 million for property, plant and equipment in the remainder of 2002, compared with capital expenditures of $6.9 million in 2001 and $8.5 million in 2000. Our planned expenditures in 2002 include further investments in manufacturing equipment, tooling for new products and retail lease and rental fleet. The principal sources of financing for these capital expenditures are expected to be internally generated funds and facility borrowings.

CAPITAL STRUCTURE

     NMHG Wholesale's capital structure is presented below:

                                                               (DOLLARS IN MILLIONS)
                                                                 AS OF         AS OF
                                                              DECEMBER 31,   MARCH 31,
                                                                  2001         2002
                                                              ------------   ---------
NMHG Wholesale
  Total net tangible assets.................................    $ 375.2       $ 369.5
  Advances to NMHG Retail...................................       70.2          62.1
  Goodwill at cost..........................................      446.0         445.1
                                                                -------       -------
     Net assets before goodwill amortization................      891.4         876.7
  Accumulated goodwill amortization.........................     (141.4)       (140.5)
  Advances from NACCO.......................................       (8.0)           --
  Other debt................................................     (300.9)       (300.2)
  Minority interest.........................................       (2.3)         (2.1)
                                                                -------       -------
     Stockholder's equity...................................    $ 438.8       $ 433.9
  Debt to total capitalization..............................         41%           41%

     At NMHG Wholesale, there were no significant changes to our financial position since December 31, 2001. However, increased cash flows before financing in the first quarter of 2002 as compared with the first quarter of 2001 enabled NMHG Wholesale to pay off advances from NACCO and to pay a dividend to NACCO in the first quarter of 2002.

     NMHG Retail's capital structure is presented below:

                                                               (DOLLARS IN MILLIONS)
                                                                 AS OF         AS OF
                                                              DECEMBER 31,   MARCH 31,
                                                                  2001         2002
                                                              ------------   ---------
NMHG Retail
  Total net tangible assets.................................     $109.5       $ 91.7
  Advances from NMHG Wholesale..............................      (70.2)       (62.1)
  Goodwill and other intangibles at cost....................       45.2         44.5
                                                                 ------       ------
     Net assets before goodwill and other intangibles
       amortization.........................................       84.5         74.1
  Accumulated goodwill and other intangibles amortization...       (5.6)        (4.7)
  Total debt................................................      (53.5)       (48.8)
                                                                 ------       ------
     Stockholder's equity...................................     $ 25.4       $ 20.6
  Debt to total capitalization..............................         68%          70%

     The decrease in total net tangible assets at NMHG Retail of $17.8 million is primarily due to an $18.2 million decrease in intercompany and other receivables. The decrease in intercompany accounts receivable is primarily due to the settlement of fiscal 2001 intercompany tax advances with NMHG Wholesale. Other receivables decreased primarily due to proceeds received in the first quarter of 2002 relating to the sale of operations in 2001. A portion of these proceeds was used to pay down debt.

UNCONSOLIDATED SUBSIDIARY

     We have a 50% ownership interest in S-N, a joint venture with Sumitomo Heavy Industries, Inc., which was formed in 1970 to manufacture and distribute lift trucks in Japan. In addition, we purchase Hyster and Yale branded lift trucks and related components and aftermarket parts from S-N for sale outside of Japan. We purchase products from S-N under normal trade terms. In 1999, 2000 and 2001, purchases from S-N were $91.2 million, $90.5 million and $63.7 million, respectively. Amounts payable to S-N at March 31, 2001 and 2002 were $21.3 million and $14.4 million, respectively. We account for our ownership in S-N using the equity method of accounting.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and, in October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     SFAS No. 141 requires all business combinations completed after June 30, 2001, to be accounted for under the purchase method. This statement also establishes, for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 141 also requires that the excess of the fair value of acquired assets over cost (negative goodwill) be recognized immediately as an extraordinary gain, rather than deferred and amortized. We will account for all future business combinations under SFAS No. 141.

     SFAS No. 142 addresses the accounting for goodwill and other intangible assets after an acquisition. Goodwill and other intangibles that have indefinite lives will no longer be amortized, but will be subject to annual impairment tests. All other intangible assets will continue to be amortized over their estimated useful lives, which is no longer limited to 40 years. We adopted this statement effective January 1, 2002, as required. At that time, amortization of existing goodwill ceased on the unamortized portion associated with acquisitions and certain investments accounted for under the equity method. This is expected to have a favorable annual impact of approximately $12.8 million, net of tax, beginning in 2002. SFAS No. 142 also requires a new methodology for the testing of impairment of goodwill and other intangibles that have indefinite lives. During 2002, we will begin testing goodwill for impairment under the new rules, applying a fair-value-based test. The transition adjustment, if any, resulting from the adoption of the new approach to impairment testing as required by SFAS No. 142 will be reported as a cumulative effect of a change in accounting principle. At this time, we have not yet determined what impact, if any, the change in the required approach to impairment testing will have on either our financial position or results of operations.

     SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: (i) the timing of liability recognition; (ii) initial measurement of the liability; (iii) allocation of asset retirement cost to expense; (iv) subsequent measurement of the liability; and (v) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. This standard becomes effective for fiscal years beginning after June 15, 2002. We will adopt the Statement effective January 1, 2003. The transition adjustment, if any, resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, we have not yet determined what impact, if any, the adoption of this Statement will have on either our financial position or results of operations.

     SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, as previously defined in that Opinion. SFAS No. 144 provides a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. Many of the provisions of SFAS No. 121 are retained, however, SFAS No. 144 clarifies some of the implementation issues related to SFAS No. 121. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. This Statement is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. We adopted this Statement effective January 1, 2002, as required. The adoption of this Statement did not result in an adjustment to our financial statements on January 1, 2002.

EFFECTS OF FOREIGN CURRENCY AND INFLATION

     We operate internationally and enter into transactions denominated in foreign currencies. As a result, we are subject to the variability that arises from exchange rate movements. Our use of foreign currency derivative contracts is discussed under the heading, "-- Quantitative and Qualitative Disclosures about Market Risk."

     We believe that overall inflation has not materially affected our results of operations in 2000, 2001 or the first three months of 2002, and do not expect overall inflation to be a significant factor in 2002.

ENVIRONMENTAL MATTERS

     Our manufacturing operations are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances. Our policies stress compliance and we believe we are currently in substantial compliance with existing environmental laws. If we fail to comply with these laws or our environmental permits, then we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict our operations. Based on current information, management does not expect compliance with environmental requirements to have a material adverse effect on our financial condition or results of operations.

     In addition, our products may be subject to laws and regulations relating to the protection of the environment, including those governing vehicle exhaust. Regulatory agencies in the United States and Europe have issued or proposed various regulations and directives designed to reduce emissions from spark ignited engines and diesel engines used in off-road vehicles, such as industrial lift trucks. These regulations will require us and other lift truck manufacturers to incur costs to modify designs and manufacturing processes, and to perform additional testing and reporting. We believe that the impact of expenditures to comply with these requirements will not have a material adverse effect on our business.

     We are investigating or remediating historical contamination caused by our operations or those of businesses we acquired at some of our current and former sites. We have also been named as a potentially responsible party for cleanup costs under the so-called Superfund law at several third-party sites where we (or our predecessors) disposed of wastes in the past. Under Superfund and often under similar state laws, the entire cost of cleanup can be imposed on any one of the statutorily liable parties, without regard to fault. While we are not currently aware that any material outstanding claims or obligations exist with regard to these sites, the discovery of additional contamination at these or other sites could result in significant cleanup costs.

     In connection with any acquisition made by us, we could under some circumstances be held financially liable for or suffer other adverse effects due to environmental violations or contamination caused by a prior owner of the business. In addition, under some of the agreements through which we have sold businesses or assets, we have retained responsibility for certain contingent environmental liabilities arising from pre-closing operations. These liabilities may not arise, if at all, until years later.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 countries that are members of the European Union introduced a new currency unit called the "euro," which has replaced the national currencies of these 11 countries. The conversion rates between the euro and the participating nations' currencies were fixed irrevocably as of January 1, 1999, and participating national currencies will be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by euro notes and coinage.

     Under the regulations governing the transition to a single currency, there was a "no compulsion, no prohibition" rule which stated that no one was obligated to use the euro until the notes and coinage were introduced on January 1, 2002. In keeping with this rule, since January 1, 1999 we have been able to
(i) receive euro-denominated payments, (ii) invoice in euros and (iii) perform appropriate conversion and rounding calculations. Full conversion of all affected country operations to the euro has been completed and the cost to achieve such conversion has not been material.

     Excluding adverse affects caused by the weakening of the euro against our functional currencies, the introduction of the euro, to date, has not had, and we do not anticipate that the continued use of the euro will have, a material effect on our foreign exchange and hedging activities or our use of derivative instruments, or a material adverse effect on our operating results or cash flows. However, the ultimate effect of the euro on competition due to price transparency and foreign currency risk cannot yet be fully determined and may have an adverse effect, possibly material, on our operations, financial position or cash flows. Conversely, introduction of the euro may also have positive effects, such as lower foreign currency risk and reduced prices of raw materials resulting from increased competition among suppliers. We continue to monitor and assess the potential risks imposed by the euro.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK

     We have entered into certain financing arrangements that require interest payments based on floating interest rates. As such, our financial results are subject to changes in the market rate of interest. To reduce the exposure to changes in the market rate of interest, we have entered into interest rate swap agreements for a significant portion of our floating rate financing arrangements. We do not enter into interest rate swap agreements for trading purposes. Terms of the interest rate swap agreements require us to receive a variable interest rate and pay a fixed interest rate. See also Note 2 and Note 10 to the consolidated financial statements for the year ended December 31, 2001 included elsewhere in the prospectus.

     For purposes of specific risk analysis, we use sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in interest rates. Assuming a hypothetical 10% decrease in the interest rates as of December 31, 2000 and 2001, the fair market value of interest rate sensitive financial instruments, which primarily represents interest rate swap agreements, would decline by $3.0 million and $1.6 million, respectively, as compared with their fair market value at December 31, 2000 and 2001, respectively.

     There has been no material change in our interest rate risk exposure since December 31, 2001.

  FOREIGN CURRENCY EXCHANGE RATE RISK

     We operate internationally and enter into transactions denominated in foreign currencies. As such, our financial results are subject to the variability that arises from exchange rate movements. We use forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies and not for trading purposes. These contracts mature within one year and require us to buy or sell Japanese yen, Australian dollars, Canadian dollars, Mexican pesos, British pounds sterling or euros for the functional currency in which our subsidiaries operate at rates agreed to at the inception of the contracts. See also Note 2 and Note 10 to the consolidated financial statements included elsewhere in this offering circular.

     For purposes of specific risk analysis, we use sensitivity analysis to measure the potential loss in fair value of financial instruments sensitive to changes in foreign currency exchange rates. Assuming a hypothetical 10% strengthening of the U.S. dollar as compared with other foreign currencies at December 31, 2000 and 2001, the fair market value of foreign currency-sensitive financial instruments, which primarily represents forward foreign currency exchange contracts, would decline by $4.3 million and $3.3 million, respectively, as compared with their fair market value at December 31, 2000 and 2001, respectively. It is important to note that the loss in fair market value indicated in this sensitivity analysis would be somewhat offset by changes in the fair market value of the underlying receivables, payables and net investments in foreign subsidiaries.

     There has been no material change in our foreign currency exchange rate risk since December 31, 2001.

  COMMODITY PRICE RISK

     We use certain commodities, including steel, in the normal course of our manufacturing operations. As such, our cost of operations is subject to variability as the market for these commodities change. We monitor this risk and, from time to time, enter into derivative contracts to hedge this risk. We do not currently have any such derivative contracts outstanding, nor do we have any significant purchase obligations to obtain fixed quantities of commodities in the future.

     There has been no material change in our commodity price risk since December 31, 2001.

                                    BUSINESS

OUR COMPANY

     We are a leading global manufacturer of industrial lift trucks, which comprise the largest segment of the materials handling equipment industry, with the number one market share in the Americas and the number three market share globally. We design, manufacture and sell a comprehensive line of industrial lift trucks and aftermarket parts on a global basis. We estimate the lift truck market for the Americas in 2001 at approximately $2.6 billion and 161,000 units, and globally in 2001 at approximately $8.6 billion and 560,000 units. For the fiscal year ended December 31, 2001, we generated revenues of $1.7 billion.

     We market our lift trucks under the Hyster and Yale brand names, which we believe are among the most widely recognized brands in the industry. Our lift trucks have been marketed under the Hyster and Yale brand names since 1935 and 1923, respectively. Based on third-party market research we commissioned in 1999, the Hyster and Yale brands are among the top five most recognized lift truck brands globally. According to this research, Hyster and Yale were the number one and two most recognized brands of lift trucks in the Americas, respectively, and Hyster was the third most recognized lift truck brand in Europe.

     Although we have combined the design, manufacturing, procurement and selected marketing activities for our brands in order to capture operational efficiencies and build upon our global scale, we distribute Hyster and Yale lift trucks through two separate strong dealer networks, one dedicated to each brand. We have maintained each of the brand identities in our distribution strategy because the Hyster and Yale brands have distinct appeal for different customers. Hyster is generally associated with larger, heavy-duty applications while Yale is associated with lighter-duty, warehouseing-type applications. We believe this combination of dual brands and dual distribution has allowed us to more effectively penetrate the customer base to establish stronger market positions, as evidenced by our estimated installed population base of approximately 650,000 Hyster and Yale lift trucks. This installed population base provides our dealers and us with recurring revenue from the sale of higher margin aftermarket parts and service.

     Our diversified customer base limits our exposure to individual customer or industry risk. In 2001, our top ten customers accounted for only 10% of our new unit volume. We market our lift trucks into over 600 different end-user applications in approximately 900 industries. Our major customers, some of which have chosen us to be their sole lift truck supplier, include The Coca-Cola Company, General Motors Corp., The Lowe's Companies, Inc., Wal-Mart Stores, Inc. and Weyerhaeuser Company.

     Demand for lift trucks is cyclical and depends upon capital budgeting in the diverse end markets where lift trucks are sold. We believe our market, like the broader global economy, is poised for growth. Our order backlog has risen from approximately 14,100 units at June 30, 2001 to approximately 16,300 units at March 31, 2002. Our average adjusted EBITDA over the past five years ended December 31, 2001 was $117.9 million, substantially higher than our 2001 adjusted EBITDA of $63.3 million.

     Prior to the recent downturn in the economy, we developed and began implementing our 2001 Restructuring Program, which included the closure of our Danville, Illinois assembly facility, labor and overhead reductions and restructuring of our owned dealers, which resulted in non-recurring items and one-time pre-tax charges of $47.8 million in 2001. This program reduced costs and more closely aligned our operations with the demand for our products and services.

     In addition to the 2001 Restructuring Program, we have developed and are implementing a Global Cost Reduction Program which encompasses lean manufacturing global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reduction and improvements in our owned dealers. These programs are designed to enhance our competitive position and improve our overall cost structure. We expect our Global Cost Reduction Program, once fully implemented, to result in recurring annual pre-tax cost savings of approximately $117.5 million by the end of 2006. Of this amount, we expect to realize annual pre-tax savings of approximately $48.0 million by the end of 2002, and $61.1 million by the end of 2003. We believe this program has positioned us to take advantage of the anticipated recovery in the capital goods market, and will result in reduced fixed overhead costs, lower manufacturing costs and improvements in both our gross margins and operating profit.

2001 RESTRUCTURING PROGRAM

     In anticipation of the recent downturn in the economy, we developed and implemented our overall 2001 Restructuring Program. The components of the program consist of:

     - closure of our Danville, Illinois assembly facility and transfer of the related assembly operations, resulting in costs of $12.0 million;

     - sale of our owned dealers in Germany and related wind-down costs for those dealers, resulting in losses of $10.4 million;

     - elimination of operating losses of $9.5 million relating to the German owned dealers sold in 2001;

     - reductions in labor and overhead in our European manufacturing and assembly operations resulting in net manufacturing restructuring charges of $4.1 million;

     - restructuring charges of $4.7 million related to our owned dealers in Europe; and

     - other non-cash charges of $7.1 million related to reduced asset values and increased reserves reflective of the weakened capital goods markets, establishing full accounting consistency among our owned dealers on a global basis and causing owned dealers previously reporting on a one-month lag to report on months consistent with the rest of NMHG.

INDUSTRY OVERVIEW

     The lift truck industry is the largest segment of the materials handling equipment industry. We estimate the global lift truck market in 2001 at approximately $8.6 billion and 560,000 units.

     Lift trucks are used in a wide variety of business applications, including manufacturing and warehousing. Lift trucks are separated into five major classes, as set forth in the table below.

                                                                                 GENERAL LIFTING
  CLASS    DESCRIPTION              USE             ILLUSTRATIVE APPLICATION      CAPACITY RANGE
---------------------------------------------------------------------------------------------------
Class I    Electric       Indoors in warehousing    Distribution center        1.0 ton to 9.0 tons
           rider lift     and manufacturing         customers would use to
           trucks         operations where noise    move pallets from one
                          or emission concerns      trailer to another
                          are a factor
---------------------------------------------------------------------------------------------------

Class II   Electric       Indoors to handle high-   Retail and warehouse       0.5 tons to 6.0 tons
           narrow-aisle   density storage of        customers would use to
           lift trucks    materials in              pick orders off their
                          narrow-aisled             shelves
                          warehouses
---------------------------------------------------------------------------------------------------

Class III  Electric       Indoors for               Retail customers would     0.5 tons to 8.0 tons
           hand lift      applications requiring    use to move pallets of
           trucks         the user to select and    goods to their store
                          transport materials       aisles
---------------------------------------------------------------------------------------------------

Class IV   ICE lift       Indoors in warehousing    Manufacturing customers    1.0 ton to 7.0 tons
           trucks with    and manufacturing         would use to move heavy
           cushion        operations and            parts on a pallet from
           (solid)        occasionally outdoors     the machining area in a
           tires                                    factory to the assembly
                                                    line
---------------------------------------------------------------------------------------------------

Class V    ICE lift       Indoors and outdoors in   Manufacturing customers    1.0 ton to 48.0 tons
           trucks with    warehousing and           would use to move a coil
           pneumatic      manufacturing             of steel from the mill
           (air filled)   operations (this class    to a storage area
           tires          includes the largest
                          capacity lift trucks)
---------------------------------------------------------------------------------------------------

     Class I, Class IV and Class V (with a capacity of eight tons or less) lift trucks are referred to as counterbalanced lift trucks. Class II and Class III lift trucks are referred to as warehouse lift trucks. Class V lift trucks with a capacity greater than eight tons are referred to as big trucks. Counterbalanced lift trucks are primarily used in industrial applications. Warehouse lift trucks are primarily used in distribution applications. Big trucks are primarily used in handling shipping containers and in specialized heavy lifting applications.

     In recent years, we believe counterbalanced lift trucks represented approximately 62.4% of the total global unit volume and 73.5% of the total global dollar volume for lift trucks; warehouse lift trucks represented approximately 36.5% of the total global unit volume and 19.5% of the total global dollar volume for lift trucks; and big trucks represented approximately 1.1% of the total global unit volume and 7.0% of the total global dollar volume for lift trucks. The market for warehouse lift trucks is generally less cyclical than the market for counterbalanced lift trucks, including big trucks.

     Historically, aftermarket parts sales have been less cyclical than sales of new lift trucks. During economic downturns, customers tend to delay new lift truck purchases and instead repair older lift trucks. During economic recoveries, the sales of both new lift trucks and aftermarket parts have historically increased.

     In North America, the compound annual growth rate of the lift truck industry over the last 20 years has been 4.3%, which is higher than the real gross domestic product compound annual growth rate in North America of 3.2% over the same period. In Western Europe, the compound annual growth rate of the lift truck industry over the last 20 years has been 4.1%, which is higher than the real gross domestic product compound annual growth rate in Western Europe of 2.3% over the same period. We expect the overall growth in the lift truck industry to continue to exceed the overall growth in the North American and Western European economies because the industries that use large numbers of lift trucks are increasing as an overall percentage of these economies.

     The lift truck industry is cyclical, reflective of general economic conditions. Recoveries in the lift truck industry and in the overall economy generally result in an increase in the number of units sold in both the Americas and Europe. According to industry forecasts, the North American lift truck industry is at or near the low point of the current downturn, with quarter-on-quarter growth expected for the remainder of 2002. Our backlog has already begun to reflect industry improvement, increasing by 15.6%, from approximately 14,100 units in June 2001 to approximately 16,300 units in March 2002.

     Based on units, Europe has historically been the largest market for lift trucks, followed by the Americas, Japan, Asia-Pacific and China. The market for lift trucks, particularly in industrialized nations, is generally mature and has historically been cyclical, although demand cycles may differ across regions. The following table shows the estimated annual number of factory shipments for lift trucks in each geographic region (in thousands).

         REGION           1991   1992   1993   1994   1995   1996   1997   1998   1999   2000   2001
         ------           ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
Europe..................  166    150    123    135    175    176    188    220    228    258    275
Americas................   99    116    122    155    180    162    176    197    191    219    168
Japan...................  103     85     69     69     76     83     87     71     63     69     71
Asia-Pacific............   25     24     27     33     39     42     40     24     23     32     28
China...................   18     24     28     19     22     24     22     17     18     20     25
                          ---    ---    ---    ---    ---    ---    ---    ---    ---    ---    ---
  Total.................  411    399    369    411    492    487    513    529    523    598    567
                          ===    ===    ===    ===    ===    ===    ===    ===    ===    ===    ===

COMPETITIVE STRENGTHS

     We believe that we have a number of strengths that differentiate us from our competitors:

     Leading Market Share Positions with a Large Installed Population Base. For over a decade, we have been the leading manufacturer of Class I through V lift trucks, on a combined basis, in the Americas. Our Hyster and Yale brands had a combined North American market share of 27.4% in 2001. In addition, we are the third largest manufacturer of lift trucks on a global unit basis. Hyster's and Yale's long operating histories, strong market positions and our dual brand distribution strategy have resulted in an installed population base of approximately 650,000 Hyster and Yale lift trucks. This large installed population base provides our dealers and us with recurring revenue from the sale of higher margin aftermarket parts and service.

     Globally Integrated Operations with Significant Economies of Scale. We have globally integrated the design, manufacturing, procurement and selected marketing activities for our brands. Our manufacturing and aftermarket parts distribution capabilities are supported by facilities in 12 countries on five continents around the world. We believe this provides us with better access to lower cost suppliers, reduced design and overhead costs, improved manufacturing efficiencies and greater purchasing leverage. With respect to many of our products, our global integration also allows us to cost effectively shift production from one geographical region to another to respond to global fluctuations in demand. Our geographically balanced manufacturing structure, with assembly operations in the Americas, Europe and Asia-Pacific, reduces working capital requirements, balances currency exposures and minimizes freight costs. In addition, we have a centralized electronic design/manufacturing system accessible by all our manufacturing facilities and engineering centers. We have assembly plants in all major markets for lift trucks, which allows for just-in-time production, reduced working capital requirements and lead times and reduced infrastructure costs.

     Comprehensive Global Product Line. We believe we offer the most comprehensive line of lift trucks on a global basis. We provide a comprehensive range of lift trucks to meet the requirements of our customers' diverse applications. We market over 100 models of lift trucks that cover a range of lifting capacities of up to 48 tons for over 600 different end-user applications. We also provide specialized engineering capabilities to tailor our standard products for specific customer needs.

     Established Brand Strength. We market our lift trucks and aftermarket parts under two well-recognized brand names, Hyster and Yale. Hyster and Yale have long operating histories of 67 years and 79 years, respectively. We believe that brand recognition is particularly critical in our industry as most customers solicit quote proposals from a limited number of preferred suppliers. Based on third-party market research we commissioned in 1999, the Hyster and Yale brands are among the top five most recognized lift truck brands globally. According to this research, Hyster and Yale were recognized as the number one and two most recognized brands of lift trucks in the Americas, respectively, and Hyster was the third most recognized lift truck brand in Europe. In addition, based on a separate study we commissioned in 2001, Hyster was recognized as the preferred overall lift truck brand in North America, receiving number one rankings in product reliability, performance, durability, availability of aftermarket parts and dealer support.

     Strong Dealer Network. Our Hyster and Yale brands are supported by the strength of our global distribution network. Our dealers sell and rent lift trucks, provide aftermarket parts and service lift trucks. Some dealers provide service on a 24-hour-a-day basis. In 2001, the average sales per dealer of our products was $12.0 million. The majority of our dealer relationships are long-standing with an average tenure in the Americas of 26 years. We assign our dealers exclusive territories, which allows dealers to invest in long-term relationships with customers. To maintain our dealers' focus on our brands, we prohibit our dealers from selling lift trucks that compete with their Hyster or Yale product offering. We believe the larger of our independent dealers benefit from economies of scale and are able to more effectively penetrate the customer base in their exclusive territories because their size enables them to attract higher-quality employees, invest in more specialized selling and service activities and develop a more professional management structure. In addition, we believe our dual brand distribution provides us with greater market penetration and increased market share for both new lift truck units and higher margin aftermarket parts.

     In North America, our strategy of encouraging the consolidation of our dealers around strong anchor dealers has produced a leading distribution network of 74 dealers, comprised of 29 Hyster and 45 Yale dealerships. In Europe, we have achieved a significant presence in selected countries and we are growing in strategic markets in the region through successful conversion and consolidation of competitor dealers, such as Zeppelin (a Caterpillar construction equipment dealer), selected Steinbock (a Jungheinrich GmbH brand) and selected Clark Material Handling Co. dealers. In Australia, our products are distributed through the largest national network of wholly owned and independent dealers covering that market.

     National Account Coverage. We have a strong National Accounts organization in the Americas that is dedicated to establishing national and global account relationships with large customers that have centralized purchasing and geographically dispersed operations in multiple dealer territories. Our National Accounts organization uses direct sales efforts to place large numbers of Hyster and Yale lift trucks into our installed population base through these large customers. Our strong dealer network supports our National Accounts customers by providing aftermarket parts and service at the local level. In 2001, we had approximately 145 national accounts. These accounts are responsible for approximately 13,000 new lift truck sales. Some of our key National Accounts, such as General Motors Corp., Costco Wholesale Corp., The Lowe's Companies, Inc. and Saturn Corporation, have entered into exclusive relationships for total fleet management. We provide high value added services to our total fleet management customers, including service, aftermarket parts, planning and comprehensive management of their materials handling needs. We believe we have the largest National Accounts organization in the Americas and are expanding this organization globally.

BUSINESS STRATEGY

     We have developed and are implementing strategic programs which we believe will enhance our long-term competitive position. We believe this set of programs will enable us to reduce costs, improve our market share, increase revenues and enhance sustainable profitability while delivering high value-added products and related services to our customers. These long-term initiatives build upon the successes already achieved through our 2001 Restructuring Program.

     Implement Global Cost Reduction Program. We have developed and are implementing a Global Cost Reduction Program encompassing lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reduction and improvements in our owned dealers. When fully implemented in 2006, we expect this program to result in recurring annual pre-tax cost savings of $117.5 million.

     - Lean Manufacturing Strategy. We are implementing a lean manufacturing strategy called Demand Flow(R) Technology in all of our manufacturing facilities. Since first implementing Demand Flow(R) Technology in 1996, we have substantially reduced cycle times, inventory requirements and floor space requirements, and improved on-time delivery and delivered product quality. For example, Demand Flow(R) Technology has allowed us to assemble all of our lift trucks to order, greatly reducing our finished goods inventory. We have reduced manufacturing cycle times by 61% and work-in-process inventory by 34%, and improved on-time delivery by 21%. During this period we have also achieved an 11% reduction in manufacturing floor space requirements for the same unit volume. In addition, recent improvements in throughput created by implementing Demand Flow(R) Technology have allowed us to rationalize our manufacturing operations, resulting in the closure of our Danville, Illinois plant. The Danville closure is expected to result in $10.1 million of pre-tax savings in 2002. In addition, we expect the ongoing implementation of Demand Flow(R) Technology at our remaining facilities to result in $2.0 million in pre-tax savings in 2002. These ongoing Demand Flow(R) Technology programs, including the closure of the Danville plant, are expected to result in an annual pre-tax savings of $21.9 million when fully implemented.

     - Global Procurement Initiative. Our global procurement initiative leverages our global scale to capture lower material costs, improve supplier quality, reduce lead times and enhance product innovation. Our global procurement teams work with engineering development centers and personnel at our manufacturing and assembly facilities to identify requirements and secure global supplier contracts. Additionally, the global procurement team works to enhance supplier quality and assists suppliers in reducing their costs. In 2001, our global procurement initiative resulted in $9.8 million of cost savings. In 2002, we expect our global procurement initiative to result in an additional $6.2 million of pre-tax savings compared to 2001. We expect annual pre-tax savings from this initiative to reach $14.7 million in 2006.

     - Transferring Processes and Sourcing to Lower Cost Locations. We believe we can reduce product costs by transferring additional processes and sourcing of basic components to lower cost manufacturing locations. As part of this strategy, we continually compare the costs and benefits of outsourcing production versus manufacturing components at our own lower cost facilities. For example, we fabricate frames in our Mexican facility for our Americas plants and have chosen to outsource the fabrication of frames to third party providers in Eastern Europe. We are exploring additional opportunities for similar cost savings in Eastern Europe, the Philippines and China. Our recent efforts in this area resulted in $1.7 million of pre-tax savings in 2001. In 2002, we expect to achieve an additional $3.0 million of pre-tax savings from low cost sourcing, with currently planned initiatives reaching an annual pre-tax savings of $3.3 million when fully implemented.

     - Component Commonality and Value Improvement Program. As we design new products, we are increasing the utilization of common components across multiple lift truck classes to reduce costs and product complexity, improve product quality, capture procurement cost savings and increase manufacturing efficiency. These components utilize common interfaces designed to allow for quicker future design modifications. This strategy is an extension of earlier successful actions to standardize components between similar series of Hyster and Yale products. We have also implemented a Value Improvement Program to support continuous cost reductions and product quality improvements. We expect the combined impact of our component commonality initiative and Value Improvement Program to result in $3.7 million in pre-tax savings in 2002, $17.2 million in 2004, reaching an annual pre-tax savings of $53.9 million when fully implemented.

     - European Overhead Cost Reduction Program. Our European overhead cost reduction program is designed to reduce our fixed costs. This program is related to reductions in general and administrative personnel and indirect factory labor in Europe. We expect this program to result in $2.1 million of pre-tax savings in 2002 and reach an annual pre-tax savings of $2.8 million when fully implemented.

     - Owned Dealer Improvements. We have implemented, and largely completed, a restructuring of our owned dealers. This program has enhanced operating efficiencies through standardization of systems and processes, realignment of management structure and improved asset utilization. We expect this program to result in $20.9 million of annual pre-tax savings in 2002.

     Design Global Products More Closely Tailored to Customer Application Needs. In 2000, we implemented a new design philosophy focused on the development of products tailored to the specific operating requirements of our customers. Historically, we have offered a complex set of options for each of our lift truck series to meet our customers' specialized needs. Our new design philosophy utilizes a modular approach with fewer overall components to more effectively and efficiently address our customers' application needs. This new design approach is expected to improve our cost structure and margins by simplifying our manufacturing operations, improving manufacturing efficiencies and reducing prices for sourced components. In addition, we believe that our product innovations will improve the quality of our products and provide us with opportunities to improve our market share.

     Strengthen Our Distribution Capability. We have been encouraging the consolidation of our North American distribution networks around large, strong, professionally managed, well-capitalized independent dealers. We are currently expanding this anchor dealer model on a global basis for each of our brands. We believe that anchor dealers are able to more effectively penetrate the customer base in their exclusive territories because their size enables them to attract higher-quality employees, invest in more specialized selling and service activities and develop a more professional management structure. We also believe that anchor dealers are stronger financially, better positioning them to take advantage of dealership consolidation and to weather economic downturns. We strengthen our dealer networks by providing sales and service training, dealer consulting services, information systems support, product launch coordination, direct advertising, specialized selling materials and help desks. We believe that this support system, together with our large installed population base of lift trucks helps to attract and retain high quality dealers, further strengthening our distribution network.

     We are continuing to expand our National Accounts organization globally to further capture additional revenues from large customers that have centralized purchasing and geographically dispersed operations in multiple dealer territories. As a result of our strong National Accounts coverage, established brands and strong distribution network, we believe we are well-positioned to continue to capitalize on the growth in this customer segment. We expect the combination of our anchor dealer strategy and our National Accounts organization to improve our market share and increase our installed population base.

PRODUCTS AND SERVICES

  LIFT TRUCKS

     We design and manufacture a comprehensive line of lift trucks under both the Hyster and Yale brand names for global use. Lift truck sales accounted for 82%, 81% and 81% of our net sales in 1999, 2000 and 2001, respectively. Class I, Class IV and Class V (with a capacity of eight tons or less) lift trucks are referred to as counterbalanced lift trucks. Class II and Class III lift trucks are referred to as warehouse lift trucks. Class V lift trucks with a capacity greater than eight tons are referred to as big trucks. The following table illustrates the percentage of our global lift truck units by product line for each of the last three years:

PRODUCT LINE                                                  1999    2000    2001
------------                                                  ----    ----    ----
Counterbalanced.............................................  70.2%   68.2%   68.4%
Warehouse...................................................  28.4    30.4    30.1
Big trucks..................................................   1.4     1.4     1.5
                                                              ----    ----    ----
Total.......................................................   100%    100%    100%
                                                              ====    ====    ====

     We believe that in 2001, on a global basis, we were the second largest producer of counterbalanced lift trucks, the fifth largest producer of warehouse lift trucks and the largest producer of big trucks. We believe that in 2001, on a global basis, we were the third largest producer of lift trucks across all product lines.

  AFTERMARKET PARTS

     We have one of the largest installed population bases of lift trucks currently in use in the industry. We estimate our population at approximately 650,000 trucks. This installed population base provides our dealers and us with recurring revenue from the sale of higher margin aftermarket parts and service. We offer a comprehensive line of competitively priced aftermarket parts generally deliverable within 24 hours. We offer online technical reference databases to quickly reference the required aftermarket parts for a job and a user-friendly aftermarket parts ordering system. Aftermarket parts sales represented approximately 18%, 19% and 19% of our revenues in 1999, 2000 and 2001, respectively.

     We sell Hyster and Yale branded aftermarket parts to our dealers for Hyster and Yale lift trucks. Hyster and Yale branded aftermarket parts accounted for 72% of our revenues from the sale of aftermarket parts in 2001. In the Americas, we believe that our Hyster and Yale dealers sell between approximately 70% to 80% of the aftermarket parts for Hyster and Yale lift trucks.

     We also sell aftermarket parts under the UNISOURCE(TM), MULTIQUIP(TM) and PREMIER(TM) brands to our Hyster and Yale dealers for the service of competitor lift trucks. These aftermarket parts accounted for approximately 28% of our revenues from the sale of aftermarket parts in 2001. We recently announced a strategic alliance with Systems Material Handling Co., a distributor of aftermarket parts, to expand the number of aftermarket parts for competitors' lift trucks for the Hyster and Yale dealer networks in North America. To provide a one-stop shopping capability, these parts are made available through the same ordering system that these dealers use for Hyster and Yale aftermarket parts.

  FINANCING OF SALES

     We are engaged in a joint venture with General Electric Capital Corporation, or GECC, to provide dealer and customer financing of new lift trucks in the United States. We own 20% of the joint venture entity, NMHG Financial Services, Inc., or NFS, and receive fees and remarketing profits under an agreement that expires in 2003. We account for our ownership of NFS using the equity method of accounting. We refer to programs with NFS as Hyster Capital and Yale Financial Services. At March 31, 2002, NFS was providing $91.8 million of financing to dealers for lift trucks and $543.0 million of financing to customers for lift trucks.

     In addition, we have also entered into an International Operating Agreement with GECC under which GECC provides leasing and financing services to Hyster and Yale dealers and their customers outside of the United States. GECC pays us a referral fee once certain financial thresholds are reached. This agreement expires in 2003.

     Under our agreements with NFS and with GECC pursuant to the International Operating Agreement, our dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer's floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of these arrangements, we provide residual value guarantees or standby recourse or repurchase obligations to NFS or to GECC, which totaled approximately $149.6 million at March 31, 2002. In substantially all of these transactions, we maintain perfected security interests in the lift trucks financed, so that in the event of a default, we have the ability to foreclose on the leased property and sell it through the Hyster or Yale dealer network. The residual value guarantees or standby recourse and repurchase obligations we have provided have not caused us to realize losses to date because we have been able to re-sell trucks at values in excess of our gross exposures. Furthermore, we have established reserves for exposures under these agreements.

     Historically, NFS has experienced default loss rates (the ratio of annual losses on defaults to total annual financings, expressed as a percentage) of 0.21%, 0.09% and 0.32% in 1999, 2000 and 2001, respectively. During the
1991-1992 recession, default loss rates reached 0.56%.

MARKETING

     Our marketing organization is structured in three regional divisions: the Americas; Europe, which includes the Middle East and Africa; and Asia Pacific.

     In each region, certain marketing support functions for the Hyster and Yale brands are combined into a single shared services organization to take advantage of regional scale and best practices. These activities include sales and service training, information systems support, product launch coordination, direct advertising, specialized selling materials development, help desks, order entry, marketing strategy and field service support. Only the specific aspects of our sales and marketing activities that interact directly with our dealers and customers, such as dealer consulting and new lift truck units and aftermarket parts transaction support, are brand specific. This supports our dual brand distribution strategy while taking advantage of a single marketing organization.

DISTRIBUTION NETWORK

     We distribute through two channels: dealers and our National Accounts organization. In 2001, 82% of our new lift truck volume was sold through dealers and 18% through our National Accounts organization.

  DEALERS

     Independent Dealers

     The majority of our dealers are independently owned and operated. We partner primarily with strong dealers with proven track records of outstanding customer service to create a responsive and stable dealer network.

     Americas. The average tenure of our independent dealers is 26 years. In the Americas we have 29 independent Hyster dealers and 45 independent Yale dealers. Since 1995, we have converted six dealers with over 30 locations from competitors to Hyster or Yale. In 2001, our independent dealers acquired eight other dealers with 22 locations. None of our Hyster or Yale dealers have been converted by competitive dealers since we combined Hyster and Yale in 1989.

     Europe. In Europe, including the Middle East and Africa, Hyster has approximately 80 independent dealers with locations in 97 countries and Yale has 81 independent dealers with locations in 42 countries. The average tenure of our European independent dealers is 13 years. We have actively grown our European dealer organization to add strong representation through the conversion of competitive dealers in several key European markets. Since 2001, we have added a net of 10 dealers to our European dealer network through conversions -- the largest Clark Material Handling Co. dealer in Germany, three large German Steinbock (a former Jungheinrich GmbH brand) dealers and six Steinbock dealers in Eastern Europe and Scandinavia.

     Asia-Pacific. Hyster has 15 independent dealers in Asia-Pacific with an average length of service of 11 years. Yale is represented by nine independent dealers in Asia-Pacific, with an average length of service of 10 years.

     Owned Dealers

     From time to time, we have acquired, on an interim basis, certain independent Hyster, Yale and competitor dealers and rental companies to strengthen or protect Hyster's and Yale's presence in select territories. We currently own one Hyster dealer in the Americas, four Yale dealers and one Hyster dealer in Europe, and two Yale dealers and one Hyster dealer in Asia-Pacific. Our long-term strategy is to identify strategic buyers for our owned dealers that represent "best-in-class" dealers to support the Hyster and Yale brands. For example, in December 2001, we sold four owned Hyster retail dealers in Germany to ZEPPELIN GmbH and have designated Zeppelin, a large European Caterpillar construction equipment dealer, as our exclusive Hyster dealer in parts of Germany, Austria and several Central and Eastern European countries. We had acquired these Hyster dealers to maintain Hyster territory coverage in the strategically important German market.

  NATIONAL ACCOUNTS

     We operate a National Accounts organization for both Hyster and Yale focused on large customers with centralized purchasing and geographically dispersed operations in multiple dealer territories. Our National Accounts organization accounted for 18% of our new lift truck unit volume in 2001. Our strong dealer network supports this effort by providing aftermarket parts and service on a local basis. Dealers receive a commission for the support they provide in connection with our National Accounts sales and for the preparation and delivery of lift trucks to customer locations. In addition to selling new lift trucks, the National Accounts organization markets many value added services, including full maintenance leases and total fleet management. Our new unit volume through the National Accounts channel is growing more rapidly than our overall total unit volume, particularly in the Americas, where this volume increased from 15% of our total lift truck unit volume in 1995 to 28% in 2001.

     In the Americas, the National Accounts organization is responsible for approximately 120 large national account customers. In Europe, the National Accounts organization is responsible for 25 customers. Our National Accounts coverage in the rest of the world is currently limited but growing in regions such as Europe and Asia-Pacific.

CUSTOMERS

     Our customer base is diverse and fragmented, including, among others, food distributors, trucking and automotive companies, lumber, metal products, rental, paper and building materials suppliers, warehouses, light and heavy manufacturers, retailers and container handling companies. In 2001, our top ten customers accounted for only 10% of our new unit volume. Hyster has strong relationships with, among others, General Motors Corp., International Paper Company, The Coca-Cola Company, the Ministry of Defense in the United Kingdom, and Jefferson Smurfit Group plc. Yale has strong relationships with, among others, Dynamit Nobel AG, Homebase, DaimlerChrysler and The Lowe's Companies, Inc.

MANUFACTURING AND ASSEMBLY

     We have integrated our global operations to take advantage of our global scale in design, manufacturing and purchasing. We manufacture components, such as masts and transmissions, and assemble products in the market of sale to minimize freight cost and balance currency mix. In some instances, however, we utilize one worldwide location to manufacture specific components or assemble specific products to leverage our production volumes. For example, we have centralized the worldwide assembly of our 2.0 to 3.2 ton Class V ICE pneumatic counterbalanced lift trucks in our Craigavon, Northern Ireland facility due to the economies provided by dedicating an entire plant to the assembly of a single, global, high volume product line. We operate 14 manufacturing and assembly operations worldwide with six plants in the Americas, five in Europe and three in Asia-Pacific. All but one of our manufacturing and assembly facilities worldwide are ISO 9002 certified.

     We are currently operating at about 60% capacity utilization as a result of the market downturn in the Americas market. We believe we have adequate capacity in all markets and product lines to meet our near term projected volume.

SUMITOMO-NACCO JOINT VENTURE

     We have a 50% ownership interest in S-N, a joint venture with Sumitomo Heavy Industries, Inc., which was formed in 1970 to manufacture and distribute lift trucks in Japan. In addition, we purchase Hyster and Yale branded lift trucks and related components and aftermarket parts from S-N for sale outside of Japan. We purchase products from S-N under normal trade terms. In 1999, 2000 and 2001, purchases from S-N were $91.2 million, $90.5 million and $63.7 million, respectively. Amounts payable to S-N at March 31, 2001 and 2002 were $21.3 million and $14.4 million, respectively. We account for our ownership in S-N using the equity method of accounting.

BACKLOG

     As of March 31, 2002, our backlog of unfilled orders placed with our manufacturing and assembly operations for new lift trucks was approximately 16,300 units, or $292.4 million, of which substantially all is expected to be filled during fiscal 2002. This compares to the backlog as of March 31, 2001 of approximately 17,800 units, or $305.4 million. Decreased product demand, primarily in the Americas, caused the decrease in backlog levels. Backlog represents unfilled lift truck orders to our manufacturing and assembly facilities from dealers, National Accounts customers and contracts with the United States government.

KEY SUPPLIERS

     In 2000, we centralized our purchasing activities around a global procurement team reporting directly to our Senior Vice President of Engineering and Procurement. Previously, our purchasing activities were managed within each regional operating division. In 2001, no single supplier accounted for more than 5% of our purchases. We believe there are competitive alternatives to all our suppliers. Some of our key suppliers and the components provided are as follows:

KEY COMPONENT          KEY SUPPLIER(S)
-------------          ---------------
Axles................  Garraro Group; ArvinMeritor, Inc.
Brakes...............  Akebono Brake Industry Co., Ltd.
Cabs.................  Fritz Meyer Holding AG
Counterweights.......  Kurdziel Industries, Inc.
Electric Motors......  General Electric Company; Iskra Autoelektrika; Schabmuller
                       GmbH; Thrige-Titan A/S
Electronic             Curtis Industries, Inc.; General Electric Company; Zapi SpA
  Controls...........
Engines..............  General Motors Corp.; Mazda Motor Corporation; Caterpillar
                       Inc.
Forks................  Cascade Corporation
Hydraulics...........  Hasco International; Kayaba Industry Co., Ltd.
Tires................  Monarch Industrial Tires; Trelleborg AB; Watts Industrial
                       Tires

RESEARCH AND DEVELOPMENT

     Our research and development capability is organized around four major engineering centers, all coordinated on a global basis from our Portland, Oregon headquarters. Comparable products are designed for each brand concurrently and generally each center is focused on the global requirements for a single product line. Our counterbalanced development center, which has global design responsibility for Class I, Class IV and Class V (with a capacity of less than eight tons) lift trucks, is located in Portland, Oregon. Our big truck development center is located in Nijmegen, The Netherlands, adjacent to our dedicated global big truck assembly facility. Warehouse trucks are designed based on regional differences in stacking and storage practices. As a result, we design warehouse equipment for sale in the Americas market in Greenville, North Carolina adjacent to the Americas assembly facility for warehouse equipment. We design warehouse equipment for the European market in Masate, Italy at our assembly facility for Class II lift trucks.

     Our engineering centers utilize a three-dimensional CAD/CAM system and are electronically connected to one another, to all of our manufacturing and assembly facilities and to some of our key suppliers. This allows for global collaboration in technical engineering designs, collaboration with our key suppliers and leads to shorter product development cycles. Additionally, we solicit customer feedback throughout the design phase to improve our product development efforts. We invested $41.4 million, $43.9 million and $44.7 million on product design and development activities in 1999, 2000 and 2001, respectively, which represented 2.4%, 2.3% and 2.7% of our sales in those years. For the three months ended March 31, 2002, we invested $9.6 million on product design and development activities, which represented 2.6% of our sales for the period.

FACILITIES

     The following table presents the principal assembly, manufacturing, distribution and office facilities that we own or lease:

---------------------------------------------------------------------------------------------------
                                   OWNED/    SQUARE
  REGION     FACILITY LOCATION     LEASED    FOOTAGE                   FUNCTION(S)
---------------------------------------------------------------------------------------------------
AMERICAS    Berea, Kentucky         Owned    558,000   Assembly of lift trucks, primarily electric
                                                       rider and 3.5 to 8.0 ton ICE lift trucks
            Danville, Illinois      Owned    234,000   Americas parts distribution center
            Greenville,             Owned    598,000   Divisional headquarters and marketing and
                                                       sales
            North Carolina                             operations for Hyster and Yale in Americas;
                                                       Americas warehouse development center;
                                                       assembly of lift trucks, primarily narrow
                                                       aisle, motorized hand and 1.5 to 3.0 ton ICE
                                                       lift trucks
            Lenoir,                 Owned    265,000   Manufacture and assembly of component parts
                                                       for
            North Carolina                             lift trucks, primarily masts and cylinders
            Portland, Oregon        Owned     51,000   Counterbalanced development center for
                                                       design and testing of lift trucks, prototype
                                                       equipment and component parts
            Portland, Oregon       Leased     33,000   Manufacture of production tooling and
                                                       prototype units
            Portland, Oregon       Leased     15,000   Global headquarters
            Ramos Arizpe, Mexico    Owned     72,000   Manufacture of component parts for lift
                                                       trucks, primarily frames
            Sao Paolo, Brazil       Owned     87,000   Assembly of lift trucks and marketing
                                                       operations for Brazil
            Sulligent, Alabama      Owned    301,000   Manufacture of component parts for lift
                                                       trucks, primarily transmissions
---------------------------------------------------------------------------------------------------
EUROPE      Craigavon, Northern     Owned    388,000   Manufacture of lift trucks, primarily 2.0 to
            Ireland                                    3.2 ton ICE lift trucks; cylinder and
                                                       transmission assembly for the world; mast
                                                       fabrication and assembly for Europe
            Fleet, England         Leased     25,000   Hyster and Yale marketing and sales
                                                       operations in Europe
            Irvine, Scotland        Owned    367,000   Divisional headquarters; assembly of lift
                                                       trucks, primarily electric rider and 3.5 to
                                                       8.0 ton ICE lift trucks; mast manufacturing
                                                       and assembly
            Modena, Italy          Leased     17,000   Assembly of lift trucks, primarily motorized
                                                       hand trucks
            Masate, Italy          Leased     32,000   Assembly of lift trucks, primarily narrow
                                                       aisle trucks; European warehouse development
                                                       center
            Nijmegen, The           Owned    361,000   Big trucks development center; manufacture
            Netherlands                                and assembly of big trucks and component
                                                       parts; European parts distribution center
---------------------------------------------------------------------------------------------------
ASIA        Shanghai, China         Owned(1)  70,000   Assembly of lift trucks by Shanghai Hyster
                                                       joint venture, primarily 1.5 to 5.5 ton ICE
                                                       pneumatic lift trucks
            Sydney, Australia      Leased     15,000   Divisional headquarters and sales and
                                                       marketing for Asia-Pacific; distribution of
                                                       aftermarket parts
---------------------------------------------------------------------------------------------------

(1) This facility is owned by Shanghai Hyster Forklift Ltd., our Chinese joint venture company.

     S-N's operations are supported by two facilities. S-N's headquarters are located in Obu, Japan at an approximately 250,000 square foot facility owned by S-N. The Obu facility also has assembly and distribution capabilities, primarily for 1.5 to 5.5 ton ICE lift trucks. In Cavite, the Philippines, S-N owns an approximately 100,000 square foot facility for the manufacture of frames for S-N products.

     Our nine owned dealers operate from 61 locations. Of these 61 locations, eight are in the United States, 22 are in Europe and 31 are in Asia-Pacific, as shown below:

UNITED STATES     EUROPE             ASIA-PACIFIC
-------------     ------             ------------
Kentucky(1)       France(14)         Australia(30)
Ohio(5)           Germany(3)         Singapore(1)
Pennsylvania(1)   The Netherlands(1)
West Virginia(1)  United Kingdom(4)

     Dealer locations generally include facilities for displaying equipment, storing rental equipment, servicing equipment, aftermarket parts storage and sales and administrative offices. We own four of our locations and lease 57 of our locations. Some of the leases were entered into or assumed in connection with acquisitions and many of the lessors under these leases are former owners of businesses that we acquired.

EMPLOYEES

     At April 30, 2002, our wholesale operations had approximately 5,700 employees and our owned dealers had approximately 1,400 employees. A majority of the employees in the Danville, Illinois parts depot operations (approximately 135 employees) are unionized, as are tool room employees (approximately 15 employees) located in Portland, Oregon. Our contracts with the Danville and Portland unions each expire in 2003. Employees at the facilities in Berea, Kentucky; Sulligent, Alabama; and Greenville and Lenoir, North Carolina are not represented by unions.

     In Europe, some employees in the Craigavon, Northern Ireland facility are unionized. Employees in the Irvine, Scotland and Nijmegen, The Netherlands facilities are not represented by unions. The employees in Nijmegen have organized a works council, as required by Dutch law, which performs a consultative role on employment matters. In Mexico, shop employees are unionized. All of the European employees are part of a European Works Council which performs a consultative role on business and employment matters.

     We believe our current labor relations with both union and non-union employees are generally satisfactory. However, there can be no assurances that we will be able to successfully renegotiate our union contracts without work stoppages or on acceptable terms.

COMPETITION

     Competition in the lift truck industry is based primarily on strength and quality of dealers, brand loyalty, customer service, availability of products and aftermarket parts, comprehensive product line offering, product performance, product quality and features, and the cost of ownership over the life of the lift truck.

     The lift truck industry is made up of the following types of lift truck manufacturers:

     - Global full line manufacturers, who have positions in all major geographic markets. Global full line manufacturers include us (with Hyster and Yale brands); Linde AG (with Linde, OM Pimespo and Still brands); and Toyota Industries Corporation (with BT, Raymond and Toyota brands); and

     - Product line specialists and regional manufacturers who focus on a narrow product segment and customer type across all geographic regions and/or whose competitive position is relatively concentrated geographically, including Clark Material Handling Co., Crown Equipment Corporation, Daewoo Heavy Industries Ltd., Kalmar Industries, Komatsu Ltd., Jungheinrich GmbH, Mitsubishi Caterpillar Fork Lift America, Inc. and Taylor Machine Works, Inc.

     We believe that NMHG, Linde and Toyota are the only manufacturers of a comprehensive line of lift trucks with a global presence. While all of the global full line manufacturers participate in each major geographic market, each is a market-leader in a different geographic region. We believe we are the leading manufacturer of lift trucks in the Americas, but that Linde has the strongest market share in Europe and Toyota the strongest market share in Asia-Pacific. In 2001, the three global full line manufacturers in the industry produced 51% of the total number of lift trucks sold worldwide.

     The lift truck industry also competes with alternative methods of materials handling, including conveyor systems and automated guided vehicle systems.

     Our aftermarket parts offerings compete with parts manufactured by other lift truck manufacturers as well as companies that focus solely on the sale of generic parts.

     The lift truck distribution industry is highly fragmented and competitive. Competitors of our owned dealers include OEM-owned dealers for competing brands, OEM direct sales efforts, independently owned competitive dealerships and forklift rental outlets, independent parts operations, independent service shops and, to a lesser extent, independent Hyster or Yale dealers.

ENVIRONMENTAL MATTERS

     Our manufacturing operations are subject to laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances. Our policies stress compliance and we believe we are currently in substantial compliance with existing environmental laws. If we fail to comply with these laws or our environmental permits, then we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict our operations. Based on current information, management does not expect compliance with environmental requirements to have a material adverse effect on our financial condition or results of operations.

     In addition, our products may be subject to laws and regulations relating to the protection of the environment, including those governing vehicle exhaust. Regulatory agencies in the United States and Europe have issued or proposed various regulations and directives designed to reduce emissions from spark ignited engines and diesel engines used in off-road vehicles, such as industrial lift trucks. These regulations will require us and other lift truck manufacturers to incur costs to modify designs and manufacturing processes, and to perform additional testing and reporting. While there can be no assurance, we believe that the impact of expenditures to comply with these requirements will not have a material adverse effect on our business.

     We are investigating or remediating historical contamination caused by our operations or those of businesses we acquired at some of our current and former sites. We have also been named as a potentially responsible party for cleanup costs under the so-called Superfund law at several third-party sites where we (or our predecessors) disposed of wastes in the past. Under Superfund and often under similar state laws, the entire cost of cleanup can be imposed on any one of the statutorily liable parties, without regard to fault. While we are not currently aware that any material outstanding claims or obligations exist with regard to these sites, the discovery of additional contamination at these or other sites could result in significant cleanup costs.

     In connection with any acquisition made by us, we could under some circumstances be held financially liable for or suffer other adverse effects due to environmental violations or contamination caused by a prior owner of the business. In addition, under some of the agreements through which we have sold businesses or assets, we have retained responsibility for certain contingent environmental liabilities arising from pre-closing operations. These liabilities may not arise, if at all, until years later.

GOVERNMENT AND TRADE REGULATIONS

     Since June 1988, Japanese-built ICE lift trucks imported into the United States, with lifting capacities between 2,000 and 15,000 pounds, including finished and unfinished lift trucks, chassis, frames and frames assembled with one or more component parts, have been subject to an anti-dumping duty order. Anti-dumping duty rates in effect through 2001 range from 7.39% to 56.81% depending on manufacturer or importer. The anti-dumping duty rate applicable to imports from S-N is 51.33%. We do not currently import for sale in the United States any lift trucks or components subject to the anti-dumping duty order. This anti-dumping duty order will remain in effect until the Japanese manufacturers and importers satisfy the U.S. Department of Commerce that they have not individually sold merchandise subject to the order in the United States below fair market value for at least three consecutive years, or unless the Commerce Department or the

U.S. International Trade Commission finds that changed circumstances exist sufficient to warrant the retirement of the order. All of our major Japanese competitors have either built or acquired manufacturing or assembly facilities over the past decade in the United States and any products manufactured at these facilities are not subject to the anti-dumping duty order. The legislation implementing the Uruguay round of GATT negotiations passed in 1994 provided for the anti-dumping order to be reviewed for possible retirement in 2000. We opposed retirement of the order and the 2000 review did not result in retirement of the anti-dumping duty. The anti-dumping order will again be reviewed for possible retirement in 2005.

     There are no formal restraints on foreign lift truck manufacturers in the European Union. Several Japanese manufacturers have established manufacturing or assembly facilities within the European Union.

PATENTS, TRADEMARKS AND LICENSES

     We are not materially dependent upon patents or patent protection. NMHG Wholesale is the owner of the Hyster trademark, which is currently registered in approximately 65 countries. The Yale trademark, which we use on a perpetual royalty-free basis in connection with the manufacture and sale of lift trucks and related components, is currently registered in approximately 90 countries. We believe that the Hyster and Yale trademarks are material to our business.

LEGAL PROCEEDINGS

     Various legal proceedings and claims have been or may be asserted against us relating to the conduct of our business, including product liability, environmental and other claims. These proceedings are incidental to the ordinary course of our business.

     We are insured against civil liabilities relating to personal injuries to third parties and for loss of or damage to property and maintain coverage that we believe is appropriate upon terms and conditions and for premiums that we consider fair and reasonable. We believe that we have insurance providing coverage for claims and in amounts that we believe appropriate. We cannot assure you, however, that we will not incur losses beyond the limits or outside the coverage of our insurance.

                                   MANAGEMENT

     Our executive officers, directors and other key employees, and their ages and positions are as follows:

NAME                                   AGE   POSITION
----                                   ---   --------
Reginald R. Eklund...................  61    President and Chief Executive Officer
Michael P. Brogan....................  52    Senior Vice President, Product Development and
                                             Procurement
Richard H. Close.....................  43    Vice President and Managing Director, Europe,
                                             Middle East and Africa
Gregory J. Dawe......................  53    Vice President, Manufacturing and Quality
                                             Strategy
Ron J. Leptich.......................  58    Vice President, Engineering and Big Trucks
Geoffrey D. Lewis....................  44    Vice President, Corporate Development, General
                                             Counsel and Secretary
Jeffrey C. Mattern...................  49    Treasurer
Frank G. Muller......................  60    Vice President and President, Americas
Victoria L. Rickey...................  49    Vice President and Chief Strategy Officer
Edward W. Ryan.......................  63    Vice President, Marketing and President,
                                             Asia-Pacific, China and Japan
Raymond C. Ulmer.....................  38    Controller
Alfred M. Rankin, Jr. ...............  60    Director
Owsley Brown II......................  59    Director
Eiichi Fujita........................  58    Director
Robert M. Gates......................  58    Director
Leon J. Hendrix, Jr. ................  60    Director
David H. Hoag........................  62    Director
Dennis W. LaBarre....................  59    Director
Richard de J. Osborne................  68    Director
Claiborne R. Rankin..................  51    Director
Ian M. Ross..........................  74    Director
Britton T. Taplin....................  45    Director
David F. Taplin......................  52    Director
Frank F. Taplin......................  42    Director
John F. Turben.......................  66    Director

     Reginald R. Eklund has been our President and Chief Executive Officer since prior to 1997.

     Michael P. Brogan has been our Senior Vice President, Product Development and Procurement since June 2000. Prior to this, he was our Vice President, Warehouse Product Strategy from May 1999 to June 2000. He also served as Managing Director of NACCO Materials Handling S.R.L. (Italy) from prior to 1997 to May 1999.

     Richard H. Close has been our Vice President and Managing Director, Europe, Middle East and Africa since August 2001. From February 1999 until August 2001, he was a Managing Director for Lex Service plc, an automotive service and distribution company. He was a Franchise Director for Lex Service from prior to 1997 to February 1999.

     Gregory J. Dawe has been our Vice President, Manufacturing and Quality Strategy since January 2002. Prior to this, he was our Vice President Manufacturing, Americas, since prior to 1997.

     Ron J. Leptich has been our Vice President, Engineering and Big Trucks since October 1997. Prior to this, he served as Vice President, Engineering and Big Trucks, Worldwide from prior to 1997 to October 1997.

     Geoffrey D. Lewis has been our Vice President, Corporate Development, General Counsel and Secretary since June 1999. Prior to this, he served as Vice President, General Counsel and Secretary from prior to 1997 to June 1999.

     Jeffrey C. Mattern has been our Treasurer since prior to 1997.

     Frank G. Muller has been our Vice President and President, Americas since prior to 1997.

     Victoria L. Rickey has been our Vice President and Chief Strategy Officer since August 2001. Prior to this, she was Vice President and Managing Director, Europe, Middle East and Africa from prior to 1997 to August 2001.

     Edward W. Ryan has been our Vice President, Marketing and President, Asia-Pacific, China and Japan since prior to 1997.

     Raymond C. Ulmer has been our Controller since December 2000. Prior to December 2000, he served as Director of Financial Planning from April 1997 to November 2000. He also served as Plant Controller-Greenville from prior to 1997 to April 1997.

     Alfred M. Rankin, Jr. has been a director since prior to 1997. He has served as the Chairman, President and Chief Executive Officer of NACCO Industries, Inc., an operating holding company with principal operating subsidiaries in the lift truck, housewares and lignite coal mining industries, since prior to 1997. Prior to joining NACCO, Mr. Rankin was Vice Chairman and Chief Operating Officer of Eaton Corporation, a diversified industrial manufacturer. He is also a director of Goodrich Corporation, The Vanguard Group and the National Association of Manufacturers.

     Owsley Brown II has been a director since prior to 1997. Since prior to 1997 he has been the Chairman and Chief Executive Officer of Brown-Forman Corporation, a diversified producer and marketer of consumer products. He is also a director of Brown-Forman Corporation.

     Eiichi Fujita has been a director since 2000. He has been a Senior Executive Vice President of Sumitomo Heavy Industries, Ltd., a manufacturer of heavy machinery, since April 2001. Prior to April 2001, he was a Director and Executive Vice President of Sumitomo Heavy Industries from June 1999. From April 1999 to June 1999, Mr. Fujita was a Managing Director of Sumitomo Heavy Industries and from 1997 to April 1999 he was a Director of Sumitomo Heavy Industries.

     Robert M. Gates has been a director since prior to 1997. He is an educator, author and lecturer. From 1999 to 2001, Mr. Gates was the Dean, George Bush School of Government and Public Service, Texas A&M University. Mr. Gates was a Director of Central Intelligence for the United States, a former Assistant to the President of the United States and a Deputy for National Security Affairs for the National Security Council. He is also a director of TRW Inc. and Parker Drilling Company and a trustee of Fidelity Funds.

     Leon J. Hendrix, Jr. has been a director since prior to 1997. He is the Chairman of Remington Arms Company, Inc., a manufacturer and marketer of sporting arms and ammunition. Mr. Hendrix was a Principal of Clayton, Dubilier & Rice, Inc., a private investment firm, from prior to 1997 to 2000. He is also a director of Cambrex Corp., Keithley Investments, Inc., Remington Arms Company, Inc. and Riverwood International Corp.

     David H. Hoag has been a director since 2000. Now retired, he was the Chairman from 1998 to 1999 and Chief Executive Officer, during 1998, of The LTV Corporation, an integrated steel producer which filed for bankruptcy protection in December 2000. He served as the Chairman, President and Chief Executive Officer of The LTV Corporation from prior to 1997 to 1998. He is also the Chairman of the Federal Reserve Bank of Cleveland and director of The Lubrizol Corporation, The Chubb Corporation, PolyOne Corporation and Brush Engineered Materials, Inc.

     Dennis W. LaBarre has been a director since prior to 1997. He is a partner in the law firm of Jones, Day, Reavis & Pogue.

     Richard de J. Osborne has been a director since 1998. Now retired, he was the Chairman and Chief Executive Officer of ASARCO, Incorporated, a leading producer of non-ferrous metals, from prior to 1997 to 1999. He also served as the President of ASARCO, Incorporated from prior to 1997 to 1998. He is also a director of Goodrich Corporation, Birmingham Steel Corporation and Schering-Plough Corporation.

     Claiborne R. Rankin has been a director since prior to 1997. Since 1997 he has been a partner of Sycamore Partners, LLC, a consulting and venture capital company.

     Ian M. Ross has been a director since prior to 1997. He serves as the President Emeritus of AT&T Bell Laboratories, the research and development subsidiary of AT&T.

     Britton T. Taplin has been a director since prior to 1997. He is a Principal of Western Skies Group, Inc., a developer of medical office and healthcare-related facilities.

     David F. Taplin has been a director since prior to 1997. Mr. Taplin is self-employed in the field of tree farming.

     Frank F. Taplin has been a director since 1997. Mr. Taplin is self-employed in the field of real estate consulting.

     John F. Turben has been a director since 1997. He serves as the Chairman and Managing Partner of Kirtland Capital Corporation, a private investment partnership. He is also a director of PVC Container Corporation, Unifrax Corporation and Instron Corporation.

     Alfred M. Rankin, Jr. and Claiborne R. Rankin are brothers. Britton T. Taplin and Frank F. Taplin are brothers. The Rankin brothers, the Taplin brothers and David F. Taplin are all first cousins.

DIRECTOR COMPENSATION

     During 2001, each of our directors who was not an officer of NMHG, NACCO or any other subsidiary of NACCO, and was also a director of NACCO, received a retainer of $40,000 for the calendar year for service on our Board of Directors and the NACCO board of directors. Each of our directors who were not officers of NMHG, NACCO or any other subsidiary of NACCO, and not a director of NACCO, received a retainer of $15,000 for the calendar year for service on our Board of Directors. In addition, each director received $1,000 for attending each meeting of the Board of Directors and each meeting of a committee thereof. Fees for attendance at board meetings (of any of the related companies) could not exceed $2,000 per day. The chairman of each committee of our Board of Directors received $4,000 for the year for service as committee chairman.

     Under NACCO's Non-Employee Directors' Equity Compensation Plan, each person who served on our board and on NACCO's board who was not one of our officers or an officer of NACCO or any other subsidiary of NACCO, received 50% of his annual retainer ($20,000) in shares of Class A common stock of NACCO. These shares cannot be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution, (b) pursuant to a qualifying domestic relations order or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of:

     - the date which is ten years after the last day of the calendar quarter for which such shares were earned;

     - the date of the death or permanent disability of the director;

     - five years (or earlier with the approval of the board of directors of NACCO) from the date of the retirement of the director from the board of directors of NACCO; and

     - the date that a director is both retired from the board of directors of NACCO and has reached 70 years of age.

     In addition, each director who is also a director NACCO has the right under the Non-Employee Directors' Plan to receive shares of Class A common stock of NACCO in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These voluntary shares are not subject to the foregoing restrictions.

     Each of our directors who are not also directors of NACCO receives 100% of their annual retainer and meeting attendance fees in cash.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services in all capacities to NMHG of the Chief Executive Officer and four other most highly compensated executive officers of NMHG, the "Named Executive Officers."

                                                                        LONG-TERM
                                                                       COMPENSATION
                                               ANNUAL COMPENSATION       PAYOUTS
                                               --------------------    ------------     ALL OTHER
             NAME AND                FISCAL     SALARY      BONUS      LTIP PAYOUTS    COMPENSATION
        PRINCIPAL POSITION            YEAR       ($)         ($)           ($)             ($)
        ------------------           ------    --------    --------    ------------    ------------
Reginald R. Eklund.................   2001     $512,692(1) $ 57,733(2)          --       $114,143(4)
  President and Chief                 2000      494,305(1)  296,373(2)  $1,947,811(3)     153,493(4)
     Executive Officer                1999      470,016(1)  152,553(2)     759,850(3)     137,314(4)
Frank G. Muller....................   2001     $334,731(1) $ 29,100(2)          --       $ 63,774(6)
  Vice President and                  2000      320,377(1)  152,350(2)  $  998,513(5)      84,297(6)
     President, Americas              1999      302,991(1)   94,681(2)     177,150(5)      77,952(6)
Victoria L. Rickey.................   2001     $350,145(7) $ 18,554(2)          --       $ 28,554(8)
  Vice President and Chief Strategy
     Officer
Edward W. Ryan.....................   2001     $286,476(1) $ 27,987(2)          --       $ 38,896(9)
  Vice President, Marketing and
     President, Asia-Pacific, China
     and Japan
Ronald D. Muller...................   2001     $242,890(1) $ 14,112(2)          --         30,474(10)
  Former Vice President,
     Manufacturing, Quality and IT
     Strategy

---------------

(1) Under current disclosure requirements of the SEC, certain of the amounts listed are being reported as "Salary," although we consider them as payments of cash in lieu of perquisites, which are at competitive levels as determined by our Nominating, Organization and Compensation Committee. For Mr. Eklund, the amounts listed for 2001, 2000 and 1999 include payments of cash in lieu of perquisites of $53,292, $52,560, and $51,300, respectively. For Mr. Frank G. Muller, the amounts listed in 2001, 2000 and 1999 include payments of cash in lieu of perquisites of $29,100, $29,300 and $28,390, respectively. For 2001, Mr. Ryan received cash in lieu of perquisites of $19,104 and Mr. Ronald D. Muller received cash in lieu of perquisites of $16,128.

(2) The amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

(3) For Mr. Eklund, the amount listed for 2000 represents the appreciation and interest on the book value units awarded to Mr. Eklund in 1998, 1996, 1994 and 1993 under the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "LTIP Plan"), which was terminated in 2000. A portion of such amount was paid in cash and the remainder was deferred into the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "Unfunded Benefit Plan"). The amount listed for 1999 represents the appreciation on the book value units awarded to Mr. Eklund in 1990 under the LTIP Plan. A portion of such amount was paid in cash and the remainder was deferred into the Unfunded Benefit Plan.

(4) For Mr. Eklund, the amounts listed for 2001, 2000 and 1999 include $16,432, $19,500 and $20,000, respectively, consisting of contributions by NACCO Materials Handling Group, Inc. under the NMHG Profit Sharing Retirement Plan; and $97,711, $133,993 and $117,314, respectively, consisting of amounts credited and interest under the Unfunded Benefit Plan.

(5) For Mr. Frank G. Muller, the amount listed for 2000 represents the appreciation and interest on the book value units awarded to Mr. Frank G. Muller in 1998, 1994 and 1993 under the LTIP Plan, which was terminated in 2000. A portion of such amount was paid in cash and the remainder was deferred into a separate account under the Unfunded Benefit Plan. The amount listed for 1999 represents the appreciation on the book value appreciation units awarded to Mr. Frank G. Muller in 1990 under the LTIP Plan and was deferred into the Unfunded Benefit Plan.

(6) For Mr. Frank G. Muller, the amounts listed for 2001, 2000 and 1999 include $16,432, $19,500 and $20,000, respectively, consisting of contributions by NACCO Materials Handling Group, Inc. under the NMHG Profit Sharing Retirement Plan; and $47,342, $64,797 and $57,952, respectively, consisting of amounts credited and interest under the Unfunded Benefit Plan.

(7) For Ms. Rickey the amount listed for 2001 includes $56,073 as overseas premium payments in lieu of perquisites.

(8) For Ms. Rickey, the amount listed for 2001 includes $6,490 for contributions by NACCO Materials Handling Group, Inc. under the NMHG Profit Sharing Retirement Plan and $22,055 consisting of amounts credited and interest under the Unfunded Benefit Plan.

(9) For Mr. Ryan, the amount listed for 2001 includes $11,682 for contributions by NACCO Materials Handling Group, Inc. under the NMHG Profit Sharing Retirement Plan and $27,208 consisting of amounts credited and interest under the Unfunded Benefit Plan.

(10) For Mr. Ronald D. Muller, the amount listed for 2001 includes $9,864 for contributions by NACCO Materials Handling Group, Inc. under the NMHG Profit Sharing Retirement Plan and $20,605 consisting of amounts credited and interest under the Unfunded Benefit Plan.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers during fiscal year 2001, and estimated payouts in the future, under our long-term incentive plans:

                                         NUMBER OF     PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                          SHARES,        OR OTHER       NON-STOCK PRICE-BASED PLANS
                                          UNITS OR     PERIOD UNTIL   -------------------------------
                                        OTHER RIGHTS    MATURATION    THRESHOLD    TARGET    MAXIMUM
                 NAME                     ($ OR #)      OR PAYOUT     ($ OR #)    ($ OR #)   ($ OR #)
                 ----                   ------------   ------------   ---------   --------   --------
Reginald R. Eklund....................    $466,300       7 years         $0       $821,854         (1)
Frank G. Muller.......................     189,150       7 years          0        333,377         (1)
Victoria L. Rickey....................     141,735       7 years          0        249,808         (1)
Edward W. Ryan........................     107,460       7 years          0        189,398         (1)
Ronald D. Muller......................      70,560       6 years          0        124,362         (2)

---------------

(1) Effective as of January 1, 2000, Messrs. Eklund, Frank G. Muller and Ryan and Ms. Rickey became participants in the NMHG Senior Executive Long-Term Incentive Compensation Plan (the "Executive Long-Term Plan"). Under the Executive Long-Term Plan, participants including Messrs. Eklund, Frank G. Muller and Ryan and Ms. Rickey are eligible for awards for performance against a target which is based upon our adjusted return on equity over two-year periods. Effective January 1, 2001, participants were granted dollar-denominated target awards. Awards, if any, for the two-year performance period will be made in 2003 based upon our adjusted return on equity for the period from January 1, 2001 through December 31, 2002 against a pre-established target. The total award for any period cannot exceed 150% of the target award. Under the Executive Long-Term Plan, awards to participants are made in the form of "book value units" which are subject to a payment restriction of five years from the date of award. Such payment restriction shall automatically lapse upon the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of our Nominating, Organization and Compensation Committee. Upon the lapse of the payment restriction, the participant is entitled to receive a payment in cash equal to (a) the book value of the units as of the end of the calendar quarter coincident with or immediately preceding the date the payment restriction lapses or (b) for participants who terminated employment for reasons other than death, disability or retirement, the book value of the units as of the end of the calendar quarter coincident with or immediately preceding termination. At any time up to one year prior to the fifth anniversary of the grant date of an award, a participant may elect to defer the payout of the award under the plan for a period not to exceed ten years from the grant date of the award and if the award is deferred for the entire ten years the participant may thereafter elect to further defer receipt of the award, in which case the deferred amount will be paid under the Unfunded Benefit Plan. There is no minimum or maximum value for final award payouts under the Executive Long-Term Plan.

(2) Effective as of January 1, 2000, Mr. Ronald D. Muller became a participant in the NMHG Long-Term Incentive Compensation Plan, which became effective as of January 1, 2000 (the "2000 Long-Term Plan"). Under the 2000 Long-Term Plan, participants, including Mr. Muller, are eligible for awards for performance against a target which is based upon our adjusted return on equity over a one-year period. Effective January 1, 2001, participants were granted dollar-denominated target awards. Awards, if any, for the one-year performance period will be made in 2002 based upon our adjusted return on equity for the period from January 1, 2001 through December 31, 2001 against a pre-established target. The total award for any period cannot exceed 150% of the target award. Under the 2000 Long-Term Plan, awards to participants are made in the form of "book value units" which are subject to a payment restriction of five years from the date of award. Such payment restriction shall automatically lapse upon the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of our Nominating, Organization and Compensation Committee. Upon the lapse of the payment restriction, the participant is entitled to receive a payment in cash equal to (a) the book value of the units as of the end of the calendar quarter coincident with or immediately preceding the date the payment restriction lapses or (b) for participants who terminated employment for reasons other than death, disability or retirement, the book value of the units as of the end of the calendar quarter coincident with or immediately preceding termination. At any time up to one year prior to the fifth anniversary of the grant date of an award, a participant may elect to defer the payout of the award under the plan for a period not to exceed ten years from the grant date of the award and if the award is deferred for the entire ten years the participant may thereafter elect to further defer receipt of the award, in which case the deferred amount will be paid under the Unfunded Benefit Plan. There is no minimum or maximum value for final award payouts under the 2000 Long-Term Plan.

PENSION PLANS

     Mr. Ronald D. Muller is covered by our defined benefit cash balance plans and frozen standard pension benefit plans (both qualified and non-qualified).

     The standard pension plans were frozen as of January 1, 1992, except for a 4% annual increase on the amount of such frozen benefit which continues until termination of employment. The cash balance plans were frozen as of December 31, 1996. However, cash balance accounts continue to be credited with interest equal to 1% above the one-year constant maturity yield rate, with a minimum of 5% and a maximum of 12%, until benefit commencement. The entire pension benefit may be paid in the form of a lump sum or in an annuity to provide monthly benefit payments.

     The estimated annual pension benefit for Mr. Muller under the cash balance plans, based on compensation, service and interest credits through December 31, 2001, which would be payable on a straight life annuity basis at age 65, is approximately $800 per month. Mr. Muller is also entitled to a benefit under a frozen pension plan in the amount of approximately $1,400 per month, payable on a straight life basis at age 65.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL      PERCENT
                                           TITLE OF CLASS      OWNERSHIP(1)       OF CLASS
                                           --------------    -----------------    --------
NACCO Industries, Inc....................   Common Stock           5,599            100%
5875 Landerbrook Drive
Mayfield Heights, Ohio 44124

---------------

(1) We are a wholly owned subsidiary of NACCO Industries, Inc. NACCO has the sole power to vote and dispose of all of our outstanding capital stock.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 2000, our parent company, NACCO, began charging fees for services provided by the corporate headquarters to its operating subsidiaries, including us. These services include, among other things, strategic consulting, corporate development services, accounting support, tax advisory services, legal advice and internal audit functions. In each of 2000 and 2001, we paid NACCO $5.3 million for the provision of such services, which we believe represents their fair market value.

     Our parent company is a holding company with no independent source of revenues. As a result, it relies on dividends and other distributions from its operating subsidiaries, including us, to fund the costs of its operations. In 2000, NACCO began charging each of its operating subsidiaries a management fee generally in proportion to the size of the subsidiary to fund these costs. In each of 2000 and 2001, we paid NACCO $2.3 million in allocated management fees.

     In 1999, 2000 and 2001, NACCO declared and paid a dividend on its common stock of $0.85, $0.89 and $0.93, respectively, per share. In 2000 and 2001, we declared and paid a dividend to NACCO of $10.0 million and $5.0 million, respectively, to fund a portion of the common stock dividend paid by NACCO in those years. We did not pay a dividend to NACCO in 1999 but we paid a dividend of $15.0 million to NACCO in the first quarter of 2002.

     From time to time we loan money to, or receive loans from NACCO. We had an outstanding note payable to NACCO in the amount of $8.0 million at December 31, 2001, which we have repaid prior to the date of this prospectus. Our intercompany loans with NACCO earn interest at an arm's-length rate and are due upon demand. For 1999, 2000 and 2001, we received interest payments from NACCO of $0.7 million, $0.4 million and $0.3 million, respectively. We had no notes payable to NACCO during 1999, 2000 and almost all of 2001, and therefore did not make any payments in respect of interest to NACCO during those years.

     We are party to a tax sharing agreement with NACCO and its other domestic subsidiaries. Under the terms of the tax sharing agreement, we calculate our own tax liability quarterly on a stand-alone basis (our "separate return tax liability"). If a payment is required, we make that payment directly to NACCO. At the close of the consolidated group's tax year, NACCO determines the tax liability of the consolidated group and either remits a payment to, or receives a refund from, the Internal Revenue Service. In addition, we determine our separate return tax liability as of the close of the consolidated group's tax year. If our separate return tax liability is greater than the total amount of quarterly payments made to NACCO, we must make an additional payment to NACCO. If our separate return tax liability is less than the amount of quarterly payments, we receive a refund from NACCO. We advanced $13.7 million and $0.8 million to NACCO in the second and third quarters of 2001, respectively, in respect of tax liabilities we would have otherwise paid directly to the Internal Revenue Service. We received $25.3 million from NACCO in the first quarter of 2002, and expect to receive $3.0 million in the second quarter of 2002 in respect of tax refunds we would otherwise have been entitled to.

     Dennis W. LaBarre, one of our directors and a member of our Nominating, Organization and Compensation Committee, is a partner in the law firm of Jones, Day, Reavis & Pogue. Such firm provided legal services on our behalf during 2001 on a variety of matters, and it is anticipated that such firm will provide such services in 2002.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW REVOLVING CREDIT FACILITY

     On May 9, 2002, we refinanced our prior financing agreement, an unsecured floating-rate revolving line of credit with availability of $350.0 million, certain other lines of credit with availability of $4.6 million and a program to sell accounts receivable in Europe, with the proceeds from the sale of the outstanding notes and borrowings under a secured, floating-rate revolving credit facility which expires in May 2005.

     Availability under the new revolving credit facility is up to $175.0 million and is governed by a borrowing base based on advance rates against the inventory and accounts receivable of the "borrowers," as defined below. At May 9, 2002, the borrowing capacity under this facility was $109.7 million and the domestic floating rate of interest applicable to this facility was 6.75%, including the applicable margin.

     Prior to the maturity date, funds borrowed under the new revolving credit facility may be borrowed, repaid and reborrowed without premium or penalty. Borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

  BORROWERS

     The borrowers under the new revolving credit facility are us, NACCO Materials Handling Group, Inc., and NMHG Distribution Co., which are the domestic borrowers under the domestic facility, and certain of our foreign subsidiaries, which are the foreign borrowers under the foreign facility. We refer to the domestic borrowers and foreign borrowers collectively as the "borrowers."

  GUARANTEES; SECURITY

     The obligations of the domestic borrowers are joint and several and are guaranteed by our domestic subsidiaries (other than the domestic borrowers) and the obligations of the foreign borrowers are joint and several and are guaranteed by the domestic borrowers, the domestic subsidiaries of the domestic borrowers and certain subsidiaries of the foreign borrowers.

     The lenders have a first priority perfected lien (or fixed or floating charge, if applicable) upon substantially all assets of the domestic borrowers and their domestic subsidiaries to secure the obligations under the domestic facility and the guaranties of the foreign facility, and substantially all the assets of the foreign borrowers and the foreign guarantors to secure the obligations under the foreign facility, other than assets constituting real estate, equipment, fixtures and improvements thereon, but including, and not limited to, assets constituting accounts, deposit accounts, chattel paper, instruments, investment property, inventory, general intangibles (including intellectual property) and proceeds thereof. The lenders have a pledge of (i) all the stock of the domestic borrowers' and guarantors' domestic subsidiaries and 65% of the stock of the domestic borrowers' first tier foreign subsidiaries to secure the obligations of the domestic borrowers and the domestic guarantors and (ii) all of the stock of certain of the foreign borrowers' and foreign guarantors' subsidiaries to secure the obligations of the foreign borrowers and the foreign guarantors.

  INTEREST; FEES

     Borrowings under the new revolving credit facility bear interest at a floating rate, which can be either a base rate or a LIBOR rate. With respect to the domestic borrowings, base rate is defined as the highest of (x) Citibank, N.A.'s base rate, (y) the federal funds effective rate, plus one-half of one percent (0.50%) per annum, and (z) the base three-month certificate of deposit rate plus one-half of one percent (0.50%) per annum, plus an applicable margin in each case. LIBOR loans bear interest at LIBOR, as described in the new revolving credit facility, plus an applicable margin. The initial applicable margin for base rate loans and LIBOR loans under the new revolving credit facility will be 2.00% and 3.00%, respectively. Thereafter, the applicable margin will be subject to adjustment based on our leverage ratio. A per annum letter of credit fee of 2.75% will initially be payable and thereafter will be subject to adjustment based on our leverage ratio. A

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fronting fee of 0.25% will be payable on each letter of credit issued. The interest rate payable under the new revolving credit facility will increase by 2.00% per annum during the continuance of an event of default.

     The borrowers will also be required to pay an unused commitment fee on the difference between committed amounts and amounts actually borrowed under the new revolving credit facility. The initial unused commitment fee will be 0.50% per annum. Thereafter, the commitment fee will be subject to adjustment based on our leverage ratio.

  REPAYMENTS

     The lenders have full cash dominion over the cash management system of the borrowers and their subsidiaries. The borrowers and the guarantors are required to use all available cash to repay amounts outstanding under the new revolving credit facility. In addition, we are required to repay amounts outstanding under the new revolving credit facility with net cash proceeds from asset sales and equity and debt issuances.

     Voluntary payments of principal amounts outstanding and voluntary reductions of the unutilized portion of the new revolving credit facility are permitted at any time, upon the giving of proper notice and subject to minimum dollar amounts. However, if any prepayment is made with respect to a LIBOR loan on a date other than the last day of the applicable interest period, we are required to compensate the lenders for losses and expenses incurred as a result of such prepayment. The lenders have control of the borrowers' bank accounts and of the guarantors' bank accounts and will apply amounts deposited in concentration accounts to repay amounts outstanding under the new revolving credit facility.

  COVENANTS

     The new revolving credit facility requires us to meet certain financial tests, including, but not limited to, maximum capital expenditures, maximum leverage ratio, minimum fixed charge ratio and minimum liquidity. In addition, the new revolving credit facility contains certain covenants binding on us and our subsidiaries which, among other things, limit our ability to:

     - incur additional debt, guarantees and liens;

     - make investments, dividends and restricted payments;

     - make acquisitions, merge or consolidate;

     - change our line of business;

     - enter into transactions with affiliates;

     - make prepayments, repurchases and redemptions of certain other indebtedness (including the Notes and the Exchange Notes);

     - enter into operating leases or sale-leaseback transactions; and

     - amend certain material agreements.

For certain of these covenants, the limitations are subject to exceptions, materiality qualifiers and baskets.

  EVENTS OF DEFAULT

     The new revolving credit facility contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to certain other agreements or indebtedness, certain events of bankruptcy and insolvency, judgment defaults, certain ERISA events, lack of enforceability of any of the related transaction documents, invalidity of security interests supporting the revolving credit facility and a change of control of NACCO Industries, Inc., us or the other borrowers. Certain of the events of default are subject to cure periods.

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EUROPEAN CREDIT FACILITY

     We are currently engaged in discussions with a non-U.S. financial institution to obtain a new European revolving credit facility which would provide up to 30 million British pounds sterling (approximately $43 million) of borrowing availability for certain of our European subsidiaries to be used for, among other things, working capital requirements, permitted capital expenditures and other lawful corporate purposes of those European subsidiaries. Our ability to enter into this European credit facility is subject to the terms and conditions of the new revolving credit facility and the notes and would replace or refinance the foreign subfacilities under the new revolving credit facility. The obligations under this European credit facility are expected to be secured by substantially the same assets that will secure the obligations under the foreign subfacilities of the new revolving credit facility and will contain other customary limitations, covenants and restrictions.

OTHER INDEBTEDNESS

     We also have separate facilities with availability, net of limitations, of $63.5 million, of which $29.2 million was available at March 31, 2002 and maintain additional uncommitted lines of credit, of which $30.0 million was available at March 31, 2002.

     At December 31, 2001 and March 31, 2002, our total obligations under capital leases and other term loans were $53.2 million and $49.7 million, respectively.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On May 9, 2002, we sold $250.0 million in principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of "qualified institutional buyers," as defined in the Securities Act. In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers, dated as of May 9, 2002. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our best efforts to cause that registration statement to become effective under the Securities Act. Upon effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the exchange notes being acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

     - you do not have any arrangement or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes;

     - you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

RESALE OF THE EXCHANGE NOTES

     Based on a previous interpretation by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of ours, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth in "-- Purpose and Effect of the Exchange Offer."

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, or indemnify you against, this liability.

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

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. Under the registration rights agreement, we are not required to amend or supplement the prospectus for a period exceeding 180 days after the expiration date of the exchange offer, except in limited circumstances where we suspend use of the registration statement. We may suspend use of the registration statement if:

     - the SEC requests amendments or supplements to the registration statement or the prospectus forming a part thereof or for additional information;

     - the SEC issues a stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

     - we receive notice of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation of any proceedings for that purpose;

     - any event occurs that requires us to make changes in the registration statement or the prospectus forming a part thereof in order that the registration statement or prospectus does not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in case of the prospectus, in light of the circumstances under which they were made) not misleading; and

     - we determine, in good faith, that it is advisable to suspend use of the registration statement or the prospectus forming a part thereof for a discrete period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which we reasonably believe public disclosure would be prejudicial to us.

     We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

     As of the date of this prospectus, $250.0 million in principal amount at maturity of the notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer. Holders, however, of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

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

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "-- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes as promptly as practicable after the expiration date of the exchange offer. See "-- Procedures for Tendering."

     Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See
"-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on           , 2002,
unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, the exchange offer.

     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during the five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See "-- Conditions" below. For purposes of the

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

exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of its acceptance to the exchange agent.

     In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws such previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder thereof.

CONDITIONS

     Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair the ability of we to proceed with the exchange offer;

     - the staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval or approval by holders of the outstanding notes has not been obtained, which approval we, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

     If we determine that any of these conditions are not satisfied, we may

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company,

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their tendered outstanding notes, or

     - waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or

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

otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer. In addition, either:

     - certificates for the outstanding notes must be received by the exchange agent, along with the letter of transmittal, or

     - a timely confirmation of transfer by book-entry of those outstanding notes, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer, or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your outstanding notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date of the exchange offer. No letter of transmittal or outstanding notes should be sent to NMHG Holding Co. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding notes on the owner's own behalf, that owner must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - commercial bank,

     - trust company having an office or correspondent in the United States or

     - eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

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     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive the requirement, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under "-- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under "-- Resale of the Exchange Notes"; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of exchange notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's

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

systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - The tender is made through an eligible institution;

     - Prior to the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - The exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must

     - specify the name of the person having deposited the outstanding notes to be withdrawn,

     - identify the outstanding notes to be withdrawn,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender, and

     - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     We will determine all questions as to the validity, form, and eligibility of the notices, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly re-tendered.

     Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

TERMINATION OF CERTAIN RIGHTS

     All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to keep the registration statement effective until the closing of the exchange offer, and

     - to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under "-- Resale of the Exchange Notes."

EXCHANGE AGENT

     U.S. Bank National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the Notice of Guaranteed Delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

                         U.S. Bank National Association
                             U.S. Bank Trust Center
                        180 East Fifth Street, 2nd Floor
                               St. Paul, MN 55101
                      Attention: Corporate Trust Services
         By Telephone (to confirm receipt of facsimile): (651) 244-8677
         By Facsimile (for Eligible Institutions only): (651) 244-0711

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail. Additional solicitation, however, may be made by facsimile, telephone, or in person by officers and regular employees of NMHG and its affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be approximately $160,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

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

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or

     - if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

     - to NMHG or any subsidiary thereof;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

NO APPRAISAL OR DISSENTERS' RIGHTS

     In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

                              DESCRIPTION OF NOTES

     NMHG Holding Co. issued the outstanding notes and will issue the exchange notes under an Indenture (the "Indenture") between itself, each of the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     Certain terms used in this description are defined under the subheading
"-- Certain Definitions." In this description, the word "Company" refers only to NMHG Holding Co. and not to any of its subsidiaries and all references to "the Notes" include the outstanding notes and the exchange notes.

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request a copy of the Indenture at our address set forth under the heading "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE NOTES

     The Notes:

     - are unsecured senior obligations of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company;

     - are guaranteed by each Subsidiary Guarantor; and

     - are subject to registration with the SEC pursuant to the Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue the Notes initially with a maximum aggregate principal amount of $250.0 million. The Company will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on May 15, 2009. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness," we are entitled to, without the consent of the Holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Notes," references to the Notes include any Additional Notes actually issued.

     Interest on these Notes will accrue at the rate of 10% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2002. We will make each interest payment to the Holders of record of these Notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the Notes in certain circumstances under the Registration Rights Agreement.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to May 15, 2006.

     On and after May 15, 2006, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

PERIOD                                                         REDEMPTION PRICE
------                                                         ----------------
2006........................................................        105.00%
2007........................................................        102.50
2008........................................................        100.00

     In addition, before May 15, 2005, we are entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount of not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds, to the extent actually received by the Company, from one or more Public Equity Offerings; provided that

          (1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions
"-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase Notes in the open market or otherwise.

GUARANTIES

     The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Although the notes are referred to as 'senior notes,' they will be effectively subordinated to any future secured indebtedness of NMHG and the subsidiary guarantors and all obligations of the non-guarantor subsidiaries."

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

          (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; or

          (3) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

in the case of paragraphs (1) or (2) other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The Indebtedness evidenced by these Notes and the Subsidiary Guaranties will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The Notes will be guaranteed by the Subsidiary Guarantors.

     As of March 31, 2002, after giving pro forma effect to the offering of the outstanding Notes and the application of the net proceeds therefrom, together with borrowings under our new revolving credit facility and available cash, to repay amounts outstanding under our existing credit facility and European receivables discounting facility:

          (1) the Company's Senior Indebtedness would have been approximately $282.6 million, including $35.7 million of secured indebtedness; and

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $297.9 million, including $51.0 million of secured indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guaranties of Senior Indebtedness of the Company under the Credit Facilities and with respect to the Notes.

     The Notes and the Subsidiary Guaranties are unsecured obligations of the Company and the Subsidiary Guarantors. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to the Credit Facilities) will be effectively senior to the Notes and the Subsidiary Guaranties to the extent of the value of the assets securing such debt or other obligations.

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors.

     At March 31, 2002, the total liabilities of our subsidiaries that are not Subsidiary Guarantors were approximately $241.3 million, including trade payables, but excluding intercompany accounts and investments. Although the Indenture limits the incurrence of Indebtedness and issuance of Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the

Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

     The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default with respect to the Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by applicable law.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent or the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent or the Company, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent or the Company, as the case may be (such person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity);

          (2) individuals who on the Issue Date constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors of the Company or Parent, as the case may be, or whose nomination for election by the stockholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or of Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved)

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

          cease for any reason to constitute a majority of the Board of Directors of the Company or Parent then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company or Parent; or

          (4) the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and
              (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, or premium, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control;

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Neither the Company nor the Parent has the present intention to engage in a transaction involving a Change of Control, although it is possible that we or it could decide to do so in the future. Subject to the limitations discussed below, we or the Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such
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restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement will prohibit repurchases of Notes prior to the termination of the Credit Agreement and payment in full of all obligations thereunder. The occurrence of a Change of Control will constitute a default under the Credit Agreement. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes under the terms of the Credit Agreement or other Senior Indebtedness of the Company, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or refinance such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that we will have sufficient funds available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company or Parent to certain Persons. Although there is a limited body of case law interpreting "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company or Parent. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of the Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.00 to 1 if such Indebtedness is Incurred prior to May 15, 2003 or 2.25 to 1 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred by the Company and any Subsidiary Guarantor pursuant to any Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of Indebtedness Incurred pursuant to this clause (1) and then outstanding does not exceed the greater of (i) $175.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (ii) the sum of (x) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 80% of the
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          book value of the accounts receivables of the Company and its
          Restricted Subsidiaries, in each case at the end of the most recent fiscal quarter for which financial statements are publicly available;

          (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (3)the Notes and the Exchange Notes (other than any Additional Notes);

          (4)Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5)Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (7) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company or the Subsidiary Guarantors pursuant to the Indenture or directly related to the ordinary course of business of the Company and its Restricted Subsidiaries;

          (8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

          (10) Indebtedness consisting of (i) the Subsidiary Guaranty of a Subsidiary Guarantor, (ii) a Guarantee of a Restricted Subsidiary that is not a Subsidiary Guarantor to the extent it Guarantees Indebtedness permitted to be Incurred under the Indenture by any other Restricted Subsidiary that is also not a Subsidiary Guarantor and (iii) any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3) or (4) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clauses (3) or (4);

          (11) Indebtedness of the Company or the Subsidiary Guarantors represented by Capital Lease Obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Related Business in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $5.0 million (including any Refinancing Indebtedness with respect thereto);
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          (12) Lift Truck Financing Guarantees;

          (13) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings) in an amount which, when added together with the aggregate amount of all Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed the lesser of
               (i) $175.0 million and (ii) the maximum principal amount of Indebtedness that could be Incurred pursuant to clause (1) above at such time after taking into account all Indebtedness theretofore Incurred pursuant to clause (1) above and then outstanding;

          (14) Indebtedness of the Company or any Restricted Subsidiary consisting of reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance or similar requirements;

          (15) Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations, including insurance, of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary;

          (16) Indebtedness Incurred by any Foreign Subsidiary; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the sum of (x) 60% of the book value of the inventory of all Foreign Subsidiaries and their Restricted Subsidiaries and (y) 80% of the book value of the accounts receivables of all Foreign Subsidiaries and their Restricted Subsidiaries, in each case at the end of the most recent fiscal quarter for which financial statements are publicly available; and

          (17) Indebtedness of the Company or the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company or the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) above or paragraph (a)) does not exceed $40.0 million.

     (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     (e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the

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Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

  LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period
                 (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements have been made publicly available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its stockholders subsequent to the Issue Date; plus

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in the
                 Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock
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          ownership plan or to a trust established by the Company or any of its
          Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor using any Net Available Cash remaining after compliance with the requirements of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (5) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (6) dividends or other distributions to Parent consistent with past practices (i) to pay franchise taxes and other amounts allocable to the Company required by Parent to maintain its corporate existence, (ii) to pay for all operating and overhead expenses of Parent allocable to the Company (including, without limitation, salaries and other compensation of employees, directors' fees and expenses, and travel and entertainment expenses) incurred by Parent in the ordinary course of its business, (iii) to pay Parent fees for services provided by Parent to the Company that would otherwise have been performed by third parties (including accounting, treasury, tax, legal, strategic consulting and corporate development services) and (iv) to reimburse Parent for the payment of amounts relating to services (including, without limitation, legal, consulting, software, insurance and accounting services) provided by third parties on the Company's or any Restricted Subsidiary's behalf; provided, however, that such dividends or other distributions shall be excluded in the calculation of the amount of Restricted Payments, except for dividends and other distributions described in clause (ii) above which shall be included in the calculation of the amount of Restricted Payments;

          (7) so long as no Default has occurred and is continuing, payments to Parent in an amount not in excess of $5.0 million per calendar year; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;
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          (8) so long as no Default has occurred and is continuing, any
              Investments in joint ventures or similar Persons, including NMHG Financial Services, Inc., Sumitomo-NACCO Materials Handling Co., Ltd., Shanghai Hyster Forklift Ltd., in Related Businesses; provided, however, that the aggregate amount of all Investments made pursuant to this clause (8) to the extent they shall not have at the time been repaid, repurchased, redeemed, sold or returned, does not exceed $5.0 million; provided further, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

          (9) payments or repayments of advances to Parent pursuant to the tax sharing agreement among the Company, Parent and Parent's domestic subsidiaries and consistent with past practices; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

          (10) so long as no Default has occurred and is continuing, Restricted Payments in an amount which, when added together with all Restricted Payments made pursuant to this clause (10) to the extent they shall not have at the time been repaid, repurchased, redeemed, sold or returned, does not exceed $10.0 million; provided, however, that such payment shall be included in the calculation of the amount of Restricted Payments.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clause (a), (b) and (c),

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date or any encumbrance or restriction pursuant to any term sheets for financings attached to the Indenture;

             (ii) any encumbrance or restriction with respect to a Restricted
                  Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (iv) applicable by reason of law, rule, regulation, order, grant or governmental permit;

             (v) any encumbrance or restriction with respect to contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Subsidiary; and

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             (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (2) with respect to clause (c) only,

             (i) any such encumbrance or restriction consisting of customary nonassignment provisions of any contract, license or lease with any of our Restricted Subsidiaries to the extent such provisions restrict the transfer of the property subject to such contract, license or lease; and

             (ii) restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the senior management of the Company or, in the case of an Asset Disposition in excess of $5.0 million, by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) pursuant to one or more of the following:

             (A) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) to the extent the Company or such Restricted Subsidiary elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

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     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause
(a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the members of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; provided, that for purposes of this paragraph only, in the event of any Affiliate Transaction involving Parent, those members of the Board of Directors of the Company who are not Permitted Holders, whether or not they are also members of the Board of Directors of Parent, shall be deemed disinterested; and

          (3) if such Affiliate Transaction involves an amount in excess of (i) $10.0 million in the case of any Affiliate Transaction between Parent, on the one hand, and the Company or any Restricted Subsidiary, on the other hand, or (ii) $20.0 million in the case of any other Affiliate Transaction, the Board of Directors of the Company shall also have received a written opinion
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          from an Independent Qualified Party to the effect that such Affiliate
          Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"

          (2) any issuance of securities, or other payments, awards or grants in cash, securities (including securities of Parent) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

          (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $6.0 million in the aggregate outstanding at any one time;

          (4) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors and employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business or as required by law;

          (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

          (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (7) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business;

          (8) any Qualified Receivables Transaction, and the Incurrence of obligations and acquisitions of Permitted Investments and other rights or assets in connection with a Qualified Receivables Transaction; and

          (9) any agreement as in effect or entered into on the Issue Date and described in the Offering Circular or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

  LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company

          (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary), and

          (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

             (A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

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             (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would not have been prohibited by the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens;"

          (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by our senior management or, in the case of a Sale/Leaseback Transaction in excess of $5.0 million, by the Board of Directors of the Company) of such property; and

          (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock."

  MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

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

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

          (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

     Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary.

  FUTURE GUARANTORS

     The Company will cause each Restricted Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia that Guarantees any Indebtedness of the Company or any other Restricted Subsidiary to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant

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to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments,"
              "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," or "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions," "-- Future Guarantors," or "-- SEC Reports;"

          (5) the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money, the portion of which is not covered by insurance is in excess of $10.0 million is entered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

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However, a default under clauses (4) or (5) will not constitute an Event of
Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

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However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of Notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or extend the Stated Maturity of any Note;

          (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any Note payable in money other than that stated in the Note;

          (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

          (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

          (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

     Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

          (5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

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TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our and the Subsidiary Guarantors' obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the

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Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder (including Parent) of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant or equipment or other tangible assets used in or useful in the operation of a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

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          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

             (B) for purposes of the covenant described under "-- Certain
                 Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation;"

             (C) a disposition of assets with a fair market value of less than
                 $2.0 million;

             (D) sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof;

             (E) disposals of equipment in connection with reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of the Company or its Restricted Subsidiaries;

             (F) the grant in the ordinary course of business of the Company or its Restricted Subsidiaries of any license of patents, trademarks, registrations therefor or similar intellectual property;

             (G) any sale, transfer or other disposition of defaulted
                 receivables for collection; and

             (H) any sale, transfer or other disposition of lift trucks and related products in which the Company or its Restricted Subsidiaries holds a security interest in connection with its granting of a guarantee or recourse or repurchase obligation under any Lift Truck Financing Guarantee; provided that the net proceeds of any such sale, transfer or other disposition shall be applied to repay the outstanding Indebtedness, if any, associated with such guarantee or recourse or repurchase obligation.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of "Capital Lease Obligation."

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Board of Directors" means with respect to a Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance
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with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements have been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the
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          beginning of such period) shall have made any Asset Disposition, any
          Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Interest Rate Agreements and, to the extent entered into in connection with financing transactions, currency hedging transactions;

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the
                 Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

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             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash;

          (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the
                 Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted
                 Subsidiary for such period shall be included in determining such Consolidated Net Income but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash;

          (4) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Credit Agreement" means the Credit Agreement to be entered into as of the Issue Date by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, and Credit Suisse First Boston, as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as such Credit Agreement and/or related documents may be replaced, amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions and whether or not with the same agent, trustee or lenders) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Credit Facility" means one or more debt facilities (including the Credit Agreement), with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, extended, renewed, replaced, restated, supplemented or otherwise modified in whole or in part from time to time (including any increase in principal amount).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

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     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

          (3) all non-recurring gains and losses of the Company and its consolidated Restricted Subsidiaries; and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or another Restricted Subsidiary by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees,
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orders, statutes, rules and governmental regulations applicable to such
Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means any Restricted Subsidiary that is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled

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dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business or other assets, the term "Indebtedness" will exclude indemnification or post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

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     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or deposits on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company's senior management or, in the case of an Investment in excess of $5.0 million, by the Board of Directors of the Company.

     "Issue Date" means the date on which the Notes are originally issued.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Lift Truck Financing Guarantee" means guarantees or repurchase or recourse obligations of the Company or a Restricted Subsidiary, Incurred in the ordinary course of business consistent with past practice, of Indebtedness Incurred by a dealer or customer of a dealer, for the purchase or lease of lift trucks substantially all of which are manufactured or sold by the Company or a Restricted Subsidiary, the proceeds of which Indebtedness is used by such dealer or customer primarily to pay the purchase price of such lift trucks and any related reasonable fees and expenses (including financing fees), provided, however, that (1)(A) with respect to lift trucks located in the United States, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such lift trucks in favor of the holder of such Indebtedness, the Company or a Restricted Subsidiary and (B) with respect to lift trucks located outside of the United States, the Indebtedness so guaranteed is secured by a lien or other similar security interest in favor of the holder of such Indebtedness, the Company or a Restricted Subsidiary to the extent commercially practicable in the jurisdiction in which such lift trucks are located and (2) if the Company or such Restricted Subsidiary is required to make payment with respect to such guarantee, the Company or such Restricted Subsidiary will have the right to either (a) the title to such lift trucks, (b) a valid assignment of a perfected first priority Lien or other similar security interest in the lift trucks, or
(c) the net proceeds of any resale of such lift trucks.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as

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consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

          (5) in the case of an Asset Disposition that involves the sale of an owned dealer or dealers, payments required to be made to third parties (other than as set forth in paragraph (3) above) in respect of terminations of lease obligations, dealer exclusivity arrangements or similar obligations necessary, in the good faith judgment of the Company, to complete such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, the Controller or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Parent" means NACCO Industries, Inc. or its successors.

     "Permitted Holders" means, collectively, the parties to the Stockholders' Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating Stockholders, as defined therein, and Parent; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders' Agreement shall be such definition in effect on the Issue Date.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
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          (3) cash and Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

          (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (10) a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Transaction, provided, however, that any Investment in a Receivables Subsidiary is in the form of (a) a Purchase Money Note; (b) any equity interest; (c) obligations of the Receivables Subsidiary to pay the purchase price for assets transferred to it; or (d) interests in accounts receivable generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable;

          (11) Hedging Obligations;

          (12) negotiable instruments held for deposit or collection in the ordinary course of business;

          (13) any Investment in existence on the Issue Date;

          (14) Investments in independently held lift truck dealers (consisting of not more than 50% of the total voting power of shares of Voting Stock of any such dealer) which do not exceed, at any one time, $5.0 million; and

          (15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) which, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding (measured on the date such Investment was made and without giving effect to subsequent changes in value), does not exceed $20.0 million.

     "Permitted Liens" means, with respect to any Person:

          (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United
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          States government bonds to secure surety or appeal bonds to which such
          Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (7) Liens to secure Indebtedness permitted under the provisions described in clauses (b)(1) and (b)(16) under "-- Certain Covenants -- Limitation on Indebtedness;" provided, however, that with respect to Liens securing Indebtedness Incurred under clause
              (b)(16), such Liens exclude Liens on real property, plant and equipment;

          (8) Liens existing on the Issue Date;

          (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

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          (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

          (12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (13) Liens arising from precautionary Uniform Commercial Code financing statement filings relating to operating leases entered into by the Company and its Subsidiaries in the ordinary course or business;

          (14) Liens on assets held by Company-owned dealers in connection with Lift Truck Financing Guarantees and limited in each case to the property subject to such Lift Truck Financing Guarantee; and

          (15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

             (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or
                 (10) at the time the original Lien became a Permitted Lien and
                 (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Parent or the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

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     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any Restated Subsidiary), and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary of the Company, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and (1) has no Indebtedness or other obligations (contingent or otherwise) that (a) are guaranteed by the Company or any Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings, (b) are recourse to or obligate the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (2) has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or its Restricted Subsidiaries other than on terms no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (3) neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
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     "Registration Rights Agreement" means the Registration Rights Agreement dated May 9, 2002, among the Company, the Subsidiary Guarantors, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc.

     "Related Business" means any business in which the Company or its Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company or its Subsidiaries in which the Company or its Subsidiaries was engaged on the Issue Date or a reasonable extension, development or expansion of the business in which the Company or its Subsidiaries was engaged as of the Issue Date.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than Sale/Leaseback Transactions involving lift trucks placed into the owned operations of the Company or the Restricted Subsidiaries for use or lease.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

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          (1) any obligation of such Person to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness or Guarantee of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or Guarantee or other obligation of such Person; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization transactions involving accounts receivables in connection with any servicing obligations assumed by the Company or any Restricted Subsidiary in respect of such accounts receivable.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means NMHG Distribution Co., Hyster-Yale Materials Handling, Inc., NACCO Materials Handling Group, Inc., NMHG Oregon, Inc. and Hyster Overseas Capital Corporation, LLC and each other Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization

          (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "-- Certain Covenants -- Limitation on Indebtedness," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

              FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a discussion of the U.S. federal income tax consequences that are anticipated to be material to the ownership and disposition of the exchange notes to non-U.S. holders (as defined below) of exchange notes. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly retroactively. This discussion is limited to exchange notes held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986 (the "Code"). This summary does not discuss all of the U.
S. federal income tax consequences that may be relevant to a particular non-U.S. holder in light of such holder's specific circumstances or to holders subject to special tax rules, such as certain financial institutions, insurance companies, securities dealers, tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts or persons holding exchange notes in connection with a hedging, straddle, conversion or other integrated transaction. This summary also does not address the tax consequences that may be relevant to persons who have ceased to be United States citizens or who are no longer subject to tax as resident aliens or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Holders are urged to consult their tax advisors with regard to the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "non-U.S. holder" means a beneficial owner of an exchange note that is for, U.S. federal income tax purposes:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign estate; or

     - a foreign trust.

     Foreign partnerships, including other foreign entities taxable as partnerships for U.S. federal income tax purposes, are subject to special U.S. income and withholding tax rules. The tax treatment of a partner in a foreign partnership will generally depend on the status of the partner and the activities of the foreign partnership. Prospective investors that are foreign partnerships or partners in a foreign partnership are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of the exchange notes.

PAYMENT OF INTEREST

     Subject to the discussion below concerning backup withholding, payments of interest on the exchange notes by us or our paying agent to any non-U.S. holder should qualify as portfolio interest under the Code and should not be subject to U.S. federal income or withholding tax, provided that:

     - the interest is not effectively connected with the conduct by such holder of a trade or business in the United States;

     - the holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all our classes of stock entitled to vote, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and (3) is not a bank receiving interest from us under a loan agreement entered into in the ordinary course of the bank's business; and

     - the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

     The certification requirement referred to above will be fulfilled if the beneficial owner of exchange notes certifies on Internal Revenue Service ("IRS") Form W-8BEN (or successor form) under penalties of perjury that it is not a United States person and provides its name and address and:

     - such beneficial owner files such Form W-8BEN with the withholding agent;

     - in the case of exchange notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent IRS Form W-8IMY (or successor form) certifying that it has received certifications from the beneficial owners of exchange notes, furnishes the withholding agent with copies thereof and otherwise complies with applicable IRS requirements; or

     - in the case of exchange notes held by a foreign partnership, such foreign partnership (1) files with the withholding agent IRS Form W-8IMY certifying that it has received certifications from its partners that are non-U.S. holders, furnishes the withholding agent with the required withholding statement, and otherwise complies with applicable IRS requirements, or (2) enters into a withholding agreement with the IRS under which it assumes certain U.S. withholding responsibilities and otherwise complies with applicable IRS requirements.

     Alternatively, these certification requirements will not apply if the beneficial owner of the exchange note holds such exchange note directly through a "qualified intermediary" (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a non-U.S. holder and the intermediary complies with IRS requirements. Special intermediary rules apply with respect to exchange notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and holders who hold their exchange notes through a qualified intermediary, are urged to consult their tax advisors regarding possible reporting and withholding requirements.

     Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a U.S. person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8ECI (or successor form) to the withholding agent.

     The gross amount of any payments of interest that do not qualify for the exception from withholding described above and that are not effectively connected with the conduct by such holder of a trade or business in the United States will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the non-U.S. holder properly certifies on IRS Form W-8BEN that it is entitled to such treaty benefits.

SALE, EXCHANGE, REDEMPTION, OR DISPOSITION OF NOTES

     Subject to the discussion below concerning backup withholding, a non-U.S. holder of an exchange note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such exchange note, unless:

     - such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions exist; or

     - such gain is effectively connected with the conduct by such holder of a trade or business in the United States; or

     - the holder is subject to the special rules applicable to certain former citizens and residents of the United States.

UNITED STATES FEDERAL ESTATE TAX

     If interest on the exchange notes is exempt from withholding of U.S. federal income tax under the portfolio interest exemption (without regard to the certification requirement), the exchange notes will not be included in the estate of a deceased non-U.S. holder for U.S. federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We must report annually to the IRS and to each non-U.S. holder any interest paid to the non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement with the tax authorities of the country in which the non-U.S. holder resides.

     Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note if the certifications are received or the qualified intermediary requirements are met as described above under "-- Payment of interest" provided that we or such paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

     Payments on the sale, exchange or other disposition of an exchange note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will generally be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption. Treasury Regulations provide certain presumptions under which a non-U.S. holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption.

     Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

             FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     Because the exchange notes should not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes should not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you should not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes should generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes should generally be the same as your adjusted tax basis in your outstanding notes and the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
            , 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the initial purchasers of the outstanding notes up to $5,000, other than commissions or concessions of any brokers or dealers and will indemnify the initial purchasers of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Jones, Day, Reavis & Pogue, Cleveland, Ohio, will pass upon the validity of the exchange notes for us. Dennis W. LaBarre, a director of NMHG Holding Co. and NACCO Industries, Inc., and a member of our Nominating, Organization and Compensation Committee, is a partner in the law firm of Jones, Day, Reavis & Pogue.

                                    EXPERTS

     The audited consolidated financial statements and schedule as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

     Reference is made to the report, which includes an explanatory paragraph with respect to the change in method of accounting for derivative instruments and hedging activities, and the change in method of calculating pension costs for a defined benefit pension plan in the United Kingdom, as discussed in Note 2 to the audited consolidated financial statements.

                                 OTHER MATTERS

     Our former independent public accountant, Arthur Andersen LLP, has informed us that on March 14, 2002, an indictment was unsealed charging it with federal obstruction of justice arising from the U.S. government's investigation of Enron Corp. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audit of our financial statements. See "Risk Factors -- Our public accountants have recently been indicted by the U.S. federal government, which may adversely affect our ability to comply with our registration obligations, whether contractual or statutory, and the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audit of our financial statements."

     Effective May 8, 2002, our Board of Directors, based on the recommendation of its Audit Review Committee, dismissed Arthur Andersen LLP as independent auditor for itself and its subsidiaries, and engaged the services of Ernst & Young LLP as its new independent auditors for the fiscal year ending December 31, 2002. This determination followed the decision by NACCO's Board of Directors to seek proposals from independent public accounting firms to audit the consolidated financial statements of NACCO and its subsidiaries, including us. We have continued to utilize Arthur Andersen LLP to perform services as our predecessor independent auditor with respect to our financial statements prior to May 8, 2002.

     The audit reports of Arthur Andersen LLP on our consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 8, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our fiscal years ended December 31, 2001 and 2000 or the subsequent interim period through May 8, 2002.

     During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 8, 2002, neither we nor anyone on our behalf consulted with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

                      WHERE YOU CAN FIND MORE INFORMATION

     Following completion of this offering, we will be required to file reports and other information with the Securities and Exchange Commission. These reports and other information will be available for reading and copying at the SEC Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: NACCO Materials Handling Group,
Attention: Vice President Corporate Development, General Counsel and Secretary, 650 N.E. Holladay Street Suite 1600, Portland, Oregon 97232, telephone number:
(503) 721-6060.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements:
Report of Independent Public Accountants....................   F-2
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the years ended December 31, 2001, 2000
  and 1999..................................................   F-3
Consolidated Balance Sheets at December 31, 2001 and 2000...   F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................   F-6
Consolidated Statements of Stockholder's Equity for the
  years ended December 31, 2001, 2000 and 1999..............   F-7
Notes to Consolidated Financial Statements..................   F-8

Financial Statement Schedules:
Valuation and Qualifying Accounts for the years ended
  December 31, 2001, 2000 and 1999..........................  F-38

Unaudited Financial Statements:
Condensed Consolidated Balance Sheets at March 31, 2002 and
  December 31, 2001.........................................   X-1
Unaudited Condensed Consolidated Statements of Operations
  for the three months ended March 31, 2002 and 2001........   X-3
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 2002 and 2001........   X-4
Unaudited Condensed Consolidated Statements of Stockholder's
  Equity for the three months ended March 31, 2002 and
  2001......................................................   X-5
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................   X-6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of NMHG Holding Co. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of NMHG Holding Co. (a Delaware corporation and a wholly owned subsidiary of NACCO Industries, Inc., a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NMHG Holding Co. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities, and its method of calculating pension costs for a defined benefit pension plan in the United Kingdom.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Cleveland, Ohio,
  January 25, 2002.

                       NMHG HOLDING CO. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                                 (IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues....................................................  $1,672.4   $1,932.1   $1,761.4
Cost of sales...............................................   1,422.8    1,584.6    1,457.9
                                                              --------   --------   --------
Gross Profit................................................     249.6      347.5      303.5
Selling, general and administrative expenses................     262.4      257.8      233.0
Amortization of goodwill....................................      12.9       12.6       12.2
Restructuring charges.......................................       8.8       13.9         --
Loss on sale of dealers.....................................      10.4         --         --
                                                              --------   --------   --------
Operating Profit (Loss).....................................     (44.9)      63.2       58.3
Other income (expense)
  Interest expense..........................................     (23.1)     (21.2)     (19.0)
  Insurance recovery........................................       8.0         --         --
  Other -- net..............................................      (3.4)      (4.4)       1.8
                                                              --------   --------   --------
                                                                 (18.5)     (25.6)     (17.2)
                                                              --------   --------   --------
Income (Loss) Before Income Taxes, Minority Interest, and
  Cumulative Effect of Accounting Changes...................     (63.4)      37.6       41.1
Income tax provision (benefit)..............................     (14.5)      17.4       18.4
                                                              --------   --------   --------
Income (Loss) Before Minority Interest and Cumulative Effect
  of Accounting Changes.....................................     (48.9)      20.2       22.7
Minority interest income....................................        .8        1.1        1.0
                                                              --------   --------   --------
Income (Loss) Before Cumulative Effect of Accounting
  Changes...................................................     (48.1)      21.3       23.7
Cumulative effect of accounting changes, net of $0.8 tax
  benefit in 2001...........................................      (1.3)        --         --
                                                              --------   --------   --------
Net Income (Loss)...........................................  $  (49.4)  $   21.3   $   23.7
                                                              ========   ========   ========
Other comprehensive income (loss)
  Foreign currency translation adjustment...................  $   (9.2)  $  (15.6)  $  (12.6)
  Minimum pension liability adjustment, net of: ($8.1) tax
     benefit in 2001; ($1.0) tax benefit in 2000; $2.3 tax
     expense in 1999........................................     (13.4)      (1.4)       3.8
  Current period cash flow hedging activity.................      (3.3)        --         --
  Cumulative effect of change in accounting for derivatives
     and hedging, net of ($0.4) tax benefit.................       (.7)        --         --
                                                              --------   --------   --------
                                                                 (26.6)     (17.0)      (8.8)
                                                              --------   --------   --------
Comprehensive Income (Loss).................................  $  (76.0)  $    4.3   $   14.9
                                                              ========   ========   ========

                See Notes to Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
ASSETS
Current Assets
  Cash and cash equivalents.................................  $   59.6   $   24.4
  Accounts receivable, net of allowances of $8.0 in 2001 and
     $7.7 in 2000...........................................     165.6      204.0
  Tax advances, parent company..............................      23.1         --
  Notes receivable, parent company..........................        --        3.0
  Inventories...............................................     234.5      283.0
  Deferred income taxes.....................................      32.9       30.5
  Prepaid expenses and other................................      12.2        7.4
                                                              --------   --------
                                                                 527.9      552.3
Property, Plant and Equipment, Net..........................     280.5      286.2
Deferred Charges
  Goodwill, net.............................................     344.2      356.1
  Deferred costs and other..................................       1.9       12.3
  Deferred income taxes.....................................      15.7        2.7
                                                              --------   --------
                                                                 361.8      371.1
Other Assets................................................      34.9       32.1
                                                              --------   --------
     Total Assets...........................................  $1,205.1   $1,241.7
                                                              ========   ========

                See Notes to Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................  $  176.7   $  209.8
  Revolving credit agreements...............................      36.2       33.1
  Revolving credit agreement expected to be refinanced
     within 12 months.......................................     265.0         --
  Current maturities of long-term debt......................      25.5       30.3
  Notes payable, parent company.............................       8.0         --
  Accrued payroll...........................................      20.0       30.3
  Accrued warranty obligations..............................      34.3       36.8
  Other current liabilities.................................     112.2      104.6
                                                              --------   --------
                                                                 677.9      444.9
Long-term Debt..............................................      27.7      241.5
Self-insurance Reserve......................................      52.7       44.7
Other Long-term Liabilities.................................      62.5       44.5
Minority Interest...........................................       2.3        3.1
Stockholder's Equity
  Common stock, par value $1 per share, 10,000 shares
     authorized; 5,599 shares outstanding...................        --         --
  Capital in excess of par value............................     198.2      198.2
  Retained earnings.........................................     229.5      283.9
  Accumulated other comprehensive income (loss):
       Foreign currency translation adjustment..............     (26.9)     (17.7)
       Minimum pension liability adjustment.................     (14.8)      (1.4)
       Deferred loss on cash flow hedging...................      (3.3)        --
       Cumulative effect of change in accounting for
        derivatives and hedging.............................       (.7)        --
                                                              --------   --------
                                                                 382.0      463.0
                                                              --------   --------
     Total Liabilities and Stockholder's Equity.............  $1,205.1   $1,241.7
                                                              ========   ========

                See Notes to Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                               2001     2000     1999
                                                              ------   ------   -------
OPERATING ACTIVITIES
  Net income (loss).........................................  $(49.4)  $ 21.3   $  23.7
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
       Depreciation and amortization........................    60.4     54.6      54.1
       Deferred income taxes................................    (8.5)   (12.2)      2.3
       Restructuring charges................................     8.8     13.9        --
       Minority interest income.............................    (0.8)    (1.1)     (1.0)
       Cumulative effect of accounting changes..............     1.3       --        --
       Loss on sale of assets...............................    10.5      0.7        --
       Other non-cash items.................................     1.6     (5.8)       .7
  Working capital changes, excluding the effect of business
    acquisitions:
       Intercompany receivable/payable, affiliate...........   (17.4)    (1.5)      (.9)
       Accounts receivable..................................    30.6    (36.3)     12.0
       Inventories..........................................    38.2    (19.0)    (10.0)
       Accounts payable and other liabilities...............   (45.6)    47.1       8.2
       Other current assets.................................     1.3       .9      (9.7)
                                                              ------   ------   -------
       Net cash provided by operating activities............    31.0     62.6      79.4
                                                              ------   ------   -------
INVESTING ACTIVITIES
  Expenditures for property, plant and equipment............   (53.5)   (51.8)    (46.2)
  Proceeds from the sale of property, plant and equipment...    13.0     10.1       (.1)
  Acquisitions of businesses, net of cash acquired..........    (3.9)   (16.6)    (62.4)
  Investments in unconsolidated affiliates..................    (0.3)    (1.4)      1.7
  Acquisition of minority interest..........................      --       --     (11.3)
  Other -- net..............................................    (2.5)      --       2.2
                                                              ------   ------   -------
       Net cash used for investing activities...............   (47.2)   (59.7)   (116.1)
                                                              ------   ------   -------
FINANCING ACTIVITIES
  Additions to long-term debt and revolving credit
    agreements..............................................    68.9     38.6      61.7
  Reductions of long-term debt and revolving credit
    agreements..............................................   (22.0)   (46.1)    (26.3)
  Cash dividends paid.......................................    (5.0)   (10.0)       --
  Capital grants............................................      .1       .4       2.6
  Notes receivable/payable, parent company..................    11.0      7.0       8.0
  Deferred financing fees and other.........................    (0.7)      --       1.4
                                                              ------   ------   -------
       Net cash provided by (used for) financing
       activities...........................................    52.3    (10.1)     47.4
                                                              ------   ------   -------
  Effect of exchange rate changes on cash...................    (0.9)      .5      (1.8)
                                                              ------   ------   -------
CASH AND CASH EQUIVALENTS
  Increase (decrease) for the year..........................    35.2     (6.7)      8.9
  Balance at the beginning of the year......................    24.4     31.1      22.2
                                                              ------   ------   -------
    Balance at the end of the year..........................  $ 59.6   $ 24.4   $  31.1
                                                              ======   ======   =======

                See Notes to Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Common Stock................................................  $   --   $   --   $   --
                                                              ------   ------   ------
Capital in Excess of Par Value..............................   198.2    198.2    198.2
                                                              ------   ------   ------
Retained Earnings
  Beginning balance.........................................   283.9    272.6    256.8
  Net income (loss).........................................   (49.4)    21.3     23.7
  Reconsolidation of Brazilian subsidiary...................      --       --      3.4
  Repurchase of minority interest and other.................      --       --    (11.3)
  Cash dividends............................................    (5.0)   (10.0)      --
                                                              ------   ------   ------
                                                               229.5    283.9    272.6
                                                              ------   ------   ------
Accumulated Other Comprehensive Income (Loss)
  Beginning balance.........................................   (19.1)    (2.1)     6.7
  Foreign currency translation adjustment...................    (9.2)   (15.6)   (12.6)
  Minimum pension liability adjustment......................   (13.4)    (1.4)     3.8
  Current period cash flow hedge activity...................    (3.3)      --       --
  Cumulative effect of change in accounting for derivatives
     and hedging............................................     (.7)      --       --
                                                              ------   ------   ------
                                                               (45.7)   (19.1)    (2.1)
                                                              ------   ------   ------
     Total Stockholder's Equity.............................  $382.0   $463.0   $468.7
                                                              ======   ======   ======

                See Notes to Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (TABULAR AMOUNTS IN MILLIONS, EXCEPT PERCENTAGE DATA)

NOTE 1 -- PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

     The Consolidated Financial Statements include the accounts of NMHG Holding Co. ("NMHG Holding," the parent company), a Delaware corporation, and its wholly owned subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail") (collectively, "NMHG" or the "Company"). NMHG Holding is a wholly owned subsidiary of NACCO Industries, Inc. ("NACCO").

     Effective April 1, 1999, NACCO reorganized the Company's legal structure to align with its strategic plan to segregate its business segments into wholesale manufacturing and retail distribution operations. In order to support this new alignment, NACCO created NMHG Holding to serve as the parent company to NMHG Wholesale and NMHG Retail by contributing its investment in Hyster-Yale Materials Handling, Inc. ("H-Y") to NMHG Holding. Also during 1999, NACCO acquired the remaining 2 percent minority interest in H-Y.

     NMHG designs, engineers, manufactures, sells, services and leases a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NMHG Wholesale includes the manufacture and sale of lift trucks and related service parts, primarily to independent and wholly owned Hyster and Yale retail dealerships. NMHG Retail includes the sale, leasing and service of Hyster and Yale lift trucks and related service parts by wholly owned retail dealerships and rental companies. The sale of service parts represents approximately 19 percent, 19 percent and 18 percent of the total NMHG revenues as reported for 2001, 2000 and 1999, respectively.

     The Consolidated Financial Statements include the accounts of NMHG's majority-owned domestic and international manufacturing and retail subsidiaries. Also included is Shanghai Hyster Forklift Ltd., a 55 percent owned joint venture in China. All significant intercompany accounts and transactions among the consolidated companies are eliminated in consolidation.

     The Company applies the equity method of accounting for its 25 percent ownership in QFS Holdings (Queensland) Pty Limited ("QFS"), a forklift parts depot located in Australia, which was purchased in May 2000. Investments in Sumitomo NACCO Materials Handling Company, Ltd. ("SN"), a 50 percent owned joint venture, and NMHG Financial Services, Inc., a 20 percent owned joint venture, are also accounted for by the equity method. SN operates manufacturing facilities in Japan and the Philippines from which the Company purchases certain components and internal combustion engine and electric forklift trucks. SN has a 30 percent ownership interest in Shanghai Hyster Forklift Ltd. The Company's percentage share of the net income or loss from its equity investments is reported as a component of other-net in the Other Income (Expense) portion of the Consolidated Statements of Operations and Comprehensive Income (Loss).

     In 1989, NMHG acquired a majority interest in Hyster Brasil, Ltda., a Brazilian manufacturer and marketer of Hyster forklift trucks and related service parts. In 1990, NMHG deconsolidated this subsidiary because it did not have effective control, given the uncertain economic and political environment in Brazil at that time. In 1999, management reassessed its ability to influence the performance of Hyster Brasil, Ltda. The stability of the economic environment in Brazil, NMHG's ability to receive dividends from Hyster Brasil, Ltda. during the few years prior to 1999 and NMHG's planned expansion of operations in Brazil at that time were among the factors that led NMHG to determine that it had significant influence over Hyster Brasil, Ltda. and that it was appropriate to consolidate its operations. Undistributed earnings during the periods of deconsolidation, when NMHG did not have effective control, were credited directly to consolidated retained earnings in the amount of $3.4 million at December 31, 1999. The consolidation of Hyster Brasil, Ltda. as of December 31, 1999 was not material to the Company's financial position or results of operations. During 2001 and 2000, NMHG maintained consolidation of this subsidiary, and the Company will periodically assess its ability to control the operations of Hyster Brasil, Ltda.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 2 -- ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE, NET OF ALLOWANCES

     Allowances are maintained against accounts receivable for doubtful accounts. Allowances for doubtful accounts are maintained for estimated losses resulting from the inability of customers to make required payments. These allowances are based on both recent trends of certain customers estimated to be a greater credit risk as well as general trends of the entire customer pool.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for manufactured inventories in the United States and for certain retail inventories. The first-in, first-out (FIFO) method is used with respect to all other inventories. Reserves are maintained for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated market value based upon historical inventory turnover activity.

PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment are recorded at cost. Depreciation and amortization are provided in amounts sufficient to amortize the cost of the assets, including assets recorded under capital leases, over their estimated useful lives using the straight-line method. Buildings are depreciated using a 40-year life, improvements to land and buildings are depreciated over 20 and 15 years, respectively, and equipment is depreciated over estimated useful lives ranging from 3 to 12 years. Repairs and maintenance costs are generally expensed when incurred.

GOODWILL, NET

     Goodwill represents the excess purchase price paid over the fair value of the net assets acquired. The amortization of goodwill is provided on a straight-line basis generally over a 40-year period. Accumulated amortization of goodwill was $147.0 million and $134.2 million at December 31, 2001 and 2000, respectively. Management regularly evaluates its accounting for goodwill, considering such factors as historical and future profitability, and believes that these assets are realizable and the amortization periods remain appropriate.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses the accounting for goodwill and other intangible assets. The Company adopted this statement on January 1, 2002 as required. Beginning in 2002, goodwill will no longer be amortized in accordance with this Statement. During 2002, the Company will begin testing goodwill for impairment in accordance with SFAS No. 142.

                       NMHG HOLDING CO. AND SUBSIDIARIES

SELF-INSURANCE RESERVES

     The Company is generally self-insured for product liability, environmental liability, and medical and workers' compensation claims. For product liability, catastrophic coverage is retained for potentially significant individual claims. An estimated provision for claims reported and for claims incurred but not yet reported under the self-insurance programs is recorded and revised periodically based on industry trends, historical experience and management judgment. Changes in assumptions for such matters as legal actions, inflation rates, medical costs and actual experience could cause estimates to change in the near term.

REVENUE RECOGNITION

     Revenues are generally recognized when customer orders are completed and shipped. For National Account customers, revenue is generally recognized upon customer acceptance of the product. Reserves for sales discounts, returns and product warranty repairs are established and maintained for anticipated future claims.

ADVERTISING COSTS

     Advertising costs are expensed as incurred and amounted to $7.6 million, $10.8 million and $10.3 million in 2001, 2000 and 1999, respectively.

PRODUCT DEVELOPMENT COSTS

     Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $44.7 million, $43.9 million and $41.4 million in 2001, 2000 and 1999, respectively.

FOREIGN CURRENCY

     Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of stockholder's equity, except for the Company's Mexican operations. The U.S. dollar is considered the functional currency for the Company's Mexican operations and, therefore, the effect of translating assets and liabilities from the Mexican peso to the U.S. dollar is recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenues and expenses of all foreign operations are translated using the monthly average exchange rates prevailing during the year.

FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

     Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, revolving credit agreements, long-term debt, interest rate swap agreements and forward foreign currency exchange contracts. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

     The Company uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies. These contracts hedge primarily firm commitments and, to a lesser degree, forecasted transactions relating to cash flows associated with sales and purchases denominated in currencies other than the subsidiaries' functional currency. Generally, gains and losses from changes in the market value of these contracts are recognized in cost of sales and offset the foreign exchange gains and losses on the underlying transactions.

     The Company uses interest rate swap agreements to partially reduce risks related to floating rate financing agreements which are subject to changes in the market rate of interest. Terms of the interest rate swap agreements require the Company to receive a variable interest rate and pay a fixed interest rate. The

                       NMHG HOLDING CO. AND SUBSIDIARIES

Company's interest rate swap agreements and its variable rate financings are predominately based upon the three-month LIBOR (London Interbank Offered Rate). Amounts to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreement as an adjustment to interest expense.

     Interest rate swap agreements and forward foreign currency exchange contracts held by the Company which qualify as hedges have been designated as hedges of forecasted cash flows. The Company does not currently hold any nonderivative instruments designated as hedges or any derivatives designated as fair value hedges as defined in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

     NMHG Wholesale holds certain interest rate swap agreements that do not qualify for hedge accounting treatment according to the guidance of SFAS No.
133. As such, the change in the mark-to-market amount of these swaps will be recognized in the statement of operations every quarter. Although these interest rate swap agreements do not qualify for hedge accounting, the Company believes that these interest rate swap agreements are reasonably effective at economically hedging the Company's risk to changes in the variable rate of interest. The adjustment to the Consolidated Statements of Operations and Comprehensive Income (Loss) for those interest rate swap agreements that did not qualify for hedge treatment and for the ineffective portion of certain interest rate swap agreements was included in other -- net and amounted to a loss of $1.4 million ($0.9 million after-tax) for the year ended December 31, 2001.

     For those interest rate swap agreements that qualify for hedge accounting treatment, the mark-to-market effect has been included in the accumulated other comprehensive income (loss) section ("OCL") of stockholder's equity. Based upon market valuations at December 31, 2001, approximately $2.0 million of the net deferred loss in OCL is expected to be reclassified into the statement of operations over the next 12 months, as cash flow payments are made in accordance with the interest rate swap agreements.

     For the year ended December 31, 2001, there was no ineffectiveness of forward foreign currency exchange contracts that would have resulted in recognition in the statement of operations. Forward foreign currency exchange contracts are used to hedge transactions expected to occur within the next 12 months. Based on market valuations at December 31, 2001, the amount of net deferred gain included in OCL at December 31, 2001, totaling less than $0.1 million, is expected to be reclassified into the statement of operations over the next 12 months, as those transactions occur.

     Cash flows from hedging activities are reported in the Consolidated Statements of Cash Flows in the same classification as the hedged item, generally as a component of cash flows from operations.

NEW ACCOUNTING STANDARDS

     On January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting.

     As a result of the adoption of SFAS No. 133, the Company recognized a cumulative effect of a change in accounting charge to the Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2001 of $0.9 million, net of $0.5 million of tax benefit, relating primarily to certain interest rate swap agreements held by NMHG Wholesale which did not qualify for hedge accounting treatment at January 1, 2001. In addition, effective January 1, 2001, the Company recognized a cumulative effect of a change in accounting charge against OCL in the Consolidated Balance Sheet at December 31, 2001 of $0.7 million, net of $0.4 million of tax benefit, relating to net deferred losses on derivative instruments that qualify for hedge accounting treatment under SFAS No. 133.

                       NMHG HOLDING CO. AND SUBSIDIARIES

     On January 1, 2001, the Company recognized a cumulative effect of a change in accounting charge of $0.4 million, net of $0.3 million tax benefit, relating to a change in the method of calculating pension costs for the defined benefit pension plan in the United Kingdom. Prior to January 1, 2001, actuarially determined net gains and losses of the United Kingdom plan were recognized in full as a component of net pension cost in the year incurred. However, actuarially determined net gains and losses of all other defined benefit pension plans of the Company are amortized and included as a component of net pension cost over the next four years. Both of these methods are permissible pursuant to SFAS No. 87, "Employers' Accounting for Pensions." However, effective January 1, 2001, the Company changed the method of recognition of actuarially determined net gains and losses of the United Kingdom plan to conform with the methodology utilized by all other defined benefit plans of the Company. This change in accounting was made to achieve consistency of application of this accounting principle among all members of the consolidated group, which the Company believes is the preferred application of accounting principles generally accepted in the United States.

     In September 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue Number 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"), which requires shipping and handling amounts billed to a customer to be classified as revenue. In addition, the EITF's preference is to classify shipping and handling costs as "cost of sales."

     For certain shipping and handling fees, the Company netted the charge to the customer with the cost incurred within its Consolidated Statements of Operations and Comprehensive Income (Loss) on the line cost of sales. In the fourth quarter of 2000, the Company changed its method of reporting to comply with EITF 00-10.

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 -- Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has reviewed its revenue recognition policies and procedures and believes that it has complied with the requirements of SAB 101. No significant changes to the Company's revenue recognition policies were necessary to comply with SAB 101.

     As of January 1, 1999, the Company adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-1 requires capitalization on a prospective basis of certain development costs of software to be used internally. SOP 98-5 requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of income upon adoption. The change to these new accounting standards did not have a material impact on the Company's financial position or results of operations.

ACCOUNTING STANDARDS NOT YET ADOPTED

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and, in October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     SFAS No. 141 requires all business combinations completed after June 30, 2001, to be accounted for under the purchase method. This standard also establishes, for all business combinations made after June 30, 2001, specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 141 also requires that the excess of the fair value of acquired assets over cost (negative goodwill) be recognized

                       NMHG HOLDING CO. AND SUBSIDIARIES
immediately as an extraordinary gain, rather than deferred and amortized. The Company will account for all future business combinations under SFAS No. 141.

     SFAS No. 142 addresses the accounting for goodwill and other intangible assets after an acquisition. Goodwill and other intangibles that have indefinite lives will no longer be amortized, but will be subject to annual impairment tests. All other intangible assets will continue to be amortized over their estimated useful lives, which is no longer limited to 40 years. The Company adopted this statement effective January 1, 2002, as required. Amortization of existing goodwill ceased on the unamortized portion associated with acquisitions and certain investments accounted for under the equity method. This is expected to have a favorable annual impact of approximately $12.8 million, net of tax, beginning in 2002. SFAS No. 142 also requires a new methodology for the testing of impairment of goodwill and other intangibles that have indefinite lives. During 2002, the Company will begin testing goodwill for impairment under the new rules, applying a fair-value-based test. The transition adjustment, if any, resulting from the adoption of the new approach to impairment testing as required by SFAS No. 142 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company has not yet determined what impact, if any, the change in the required approach to impairment testing will have on either its financial position or results of operations.

     SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: (i) the timing of liability recognition; (ii) initial measurement of the liability; (iii) allocation of asset retirement cost to expense; (iv) subsequent measurement of the liability; and (v) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. This standard becomes effective for fiscal years beginning after June 15, 2002. The Company will adopt the Statement effective January 1, 2003. The transition adjustment, if any, resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company does not expect that the adoption of this Statement will have an impact on either its financial position or results of operations.

     SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, as previously defined in that Opinion. SFAS No. 144 provides a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. Many of the provisions of SFAS No. 121 are retained, however, SFAS No. 144 clarifies some of the implementation issues related to SFAS No. 121. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. This Statement is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. The Company adopted this Statement effective January 1, 2002, as required. The adoption of this Statement did not result in an adjustment to the Company's financial statements on January 1, 2002.

NOTE 3 -- SPECIAL CHARGES

  Restructuring Charges

     During 2001, management committed to the restructuring of certain operations in Europe for both the Wholesale and Retail segments of the business. As such, NMHG Wholesale recognized a restructuring charge of approximately $4.5 million pre-tax, classified in the 2001 Consolidated Statement of Operations and Comprehensive Income (Loss) on the line restructuring charges, for severance and other employee benefits to be paid to approximately 285 manufacturing and administrative personnel in Europe. NMHG Retail recognized a restructuring charge of approximately $4.7 million pre-tax, classified in the 2001 Consolidated

                       NMHG HOLDING CO. AND SUBSIDIARIES

Statement of Operations and Comprehensive Income (Loss) on the line restructuring charges, of which $0.4 million relates to lease termination costs and $4.3 million relates to severance and other employee benefits to be paid to approximately 140 service technicians, salesmen and administrative personnel at wholly owned dealers in Europe. During 2001, total payments of $1.7 million have been made to approximately 190 employees for both of these European plans.

     During 2000, NMHG made the determination that the consolidation of the Americas' truck assembly activities from three plants to two plants offers significant opportunity to reduce structure costs while further optimizing the use of NMHG's global manufacturing capacity. Accordingly, a decision was made to phase out certain manufacturing activities in the Danville, Illinois, assembly plant. In December 2000, the Board of Directors approved management's plan to transfer manufacturing activities from NMHG's Danville plant to its other global manufacturing plants. The adoption of this plan resulted in a charge to operations of approximately $13.9 million recognized in the 2000 Consolidated Statement of Operations and Comprehensive Income (Loss) on the line restructuring charges. This charge is comprised of a $5.1 million curtailment loss for retirement benefits under a defined benefit plan, $4.0 million for employee severance to be paid to approximately 425 manufacturing and office personnel, $2.2 million of asset impairment charges and $2.6 million for other costs.

     As noted above, in connection with the phase-out of activities at the Danville, Illinois, assembly plant, NMHG recognized an impairment charge of $2.2 million in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The impairment charge relates to certain fixed assets and leasehold improvements that will either be disposed of or sold at fair market value, which was estimated to be below the net book value. Fair market value was estimated using current market values for similar assets.

     During 2001, payments of $1.7 million to approximately 350 employees have been made. Approximately $12.0 million of pre-tax costs associated with the Danville phase-out, which were not eligible for accrual as of December 31, 2000, were expensed during 2001 and classified as cost of sales in the 2001 Consolidated Statement of Operations and Comprehensive Income (Loss). In addition, the accrual for restructuring was reduced by $0.4 million in 2002.

     The changes to the Company's restructuring accruals are as follows:

                                                        ASSET        LEASE      CURTAILMENT
                                          SEVERANCE   IMPAIRMENT   IMPAIRMENT      LOSS       OTHER   TOTAL
                                          ---------   ----------   ----------   -----------   -----   ------
NMHG WHOLESALE
  Balance at December 31, 1999..........    $  --       $  --        $  --         $  --      $ --    $   --
    Provision...........................      4.0         2.2           --           5.1       2.6      13.9
    Payments............................       --          --           --            --        --        --
                                            -----       -----        -----         -----      -----   ------
  Balance at December 31, 2000..........    $ 4.0       $ 2.2        $  --         $ 5.1      $2.6    $ 13.9
    Provision (reversal), net...........      4.2          --           --            --      (0.1)      4.1
    Payments/assets disposed............     (2.9)       (2.2)          --            --      (0.1)     (5.2)
                                            -----       -----        -----         -----      -----   ------
  BALANCE AT DECEMBER 31, 2001..........    $ 5.3       $  --        $  --         $ 5.1      $2.4    $ 12.8
                                            =====       =====        =====         =====      =====   ======
NMHG RETAIL
  Balance at December 31, 2000..........    $  --       $  --        $  --         $  --      $ --    $   --
    Provision...........................      4.3          --          0.4            --        --       4.7
    Payments............................     (0.4)         --           --            --        --      (0.4)
                                            -----       -----        -----         -----      -----   ------
  BALANCE AT DECEMBER 31, 2001..........    $ 3.9       $  --        $ 0.4         $  --      $ --    $  4.3
                                            =====       =====        =====         =====      =====   ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

OTHER SPECIAL TRANSACTIONS

     In 2001, NMHG recognized income of $8.0 million classified in other income (expense) in the Consolidated Statements of Operations and Comprehensive Income
(Loss) resulting from the receipt of insurance proceeds relating to flood damage in September 2000 at NMHG's Sumitomo-NACCO joint venture in Japan.

NOTE 4 -- ACQUISITIONS AND DISPOSITION

     In 1998, NMHG announced and began implementation of a strategy to expand into the retail forklift distribution business. As a result, either 100 percent of the stock or substantially all of the assets of several forklift truck retail dealerships were acquired in 2001, 2000 and 1999. The dealerships acquired were either existing independent Hyster or Yale dealerships or were converted to Hyster or Yale dealerships at the time of acquisition. The combined purchase prices of retail dealerships acquired during 2001, 2000 and 1999 were approximately $3.9 million, $16.6 million and $62.4 million, respectively. Funds for the purchases were provided by either borrowings advanced to NMHG Retail by NMHG Wholesale under existing NMHG Wholesale facilities or by internally generated cash flows.

     These acquisitions were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying financial statements from their respective dates of acquisition. Goodwill has been recognized for the amount of the excess of the purchase price paid over the fair market value of the net assets acquired and is amortized on a straight-line basis generally over 40 years. Goodwill recorded in 2001, 2000 and in 1999 as a result of these acquisitions was $2.5 million, $8.9 million and $24.7 million, respectively.

     In 2001, NMHG Retail sold certain of its wholly owned dealers. This transaction resulted in initial proceeds of approximately $8.0 million and a preliminary charge for the loss on the sale of assets and related wind-down costs of $10.4 million, of which approximately $2.1 million related to income statement recognition of amounts previously reported in the cumulative translation adjustment. The agreement to sell these dealers allows for a final determination of the purchase price during the first quarter of 2002 whereby the preliminary purchase price received for certain assets and liabilities may be adjusted. The Company does not expect the proceeds or the loss on the sale to change significantly as a result of the final determination of the purchase price. Revenues for these dealers for the three years ended December 31, 2001, 2000 and 1999 were $45.1 million, $46.8 million and $47.4 million, respectively. Net losses for these dealers for the three years ended December 31, 2001, 2000 and 1999 were $18.2 million, $5.5 million and $2.4 million, respectively.

     As a result of the acquisitions by NMHG, certain liabilities were assumed as follows:

                                                              2001     2000     1999
                                                              -----   ------   ------
NONCASH INVESTING ACTIVITIES:
  Fair value of assets acquired.............................  $ 4.2   $ 49.1   $ 89.6
  Cash paid for the net assets, net of cash acquired........   (3.9)   (16.6)   (62.4)
                                                              -----   ------   ------
     Liabilities assumed....................................  $ 0.3   $ 32.5   $ 27.2
                                                              =====   ======   ======

     On a pro forma basis, as if the businesses had been acquired on January 1, 2001, 2000 and 1999, respectively, revenues and net income (loss) would not differ materially from the amounts reported in the accompanying consolidated financial statements for 2001, 2000 and 1999.

ACQUISITION OF MINORITY INTEREST

     In 1999, NACCO acquired the remaining 2 percent minority interest in H-Y for its book value of $11.3 million.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 5 -- ACCOUNTS RECEIVABLE SECURITIZATION

     On December 5, 2001, NMHG Wholesale's domestic accounts receivable securitization program (the "Program") was terminated. Prior to the termination of the program, the transfer of receivables pursuant to the Program were accounted for as a sale in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities -- a Replacement of FASB Statement No. 125."

     As a result of the termination of the Program, NMHG Wholesale will rely on its revolving credit facility ("Facility") to finance accounts receivable that otherwise would have been sold under the Program prior to December 5, 2001. Additional borrowings from the Facility of $33.4 million were used to finance the outstanding balance of accounts receivable sold pursuant to the Program on December 5, 2001. As a result of the termination of the Program, an increase in interest expense arising from increased outstanding borrowings is expected to be offset by a decrease in the cost of the Program, which is classified in the statement of operations as other -- net.

     NMHG Wholesale has agreements with financial institutions outside of the United States which allow for the sale, without recourse, of undivided interests in revolving pools of its foreign trade accounts receivable. The maximum allowable amount of foreign trade receivables to be sold was $72.4 million and $59.6 million at December 31, 2001 and 2000, respectively.

     NMHG Wholesale continues to service the receivables sold and maintains an allowance for doubtful accounts based upon the expected collectibility of all NMHG Wholesale accounts receivable, including the portion of receivables sold. The servicing liability incurred in connection with these transactions is not material.

     Gross proceeds of $855.7 million, $858.2 million, and $655.0 million were received during 2001, 2000 and 1999 respectively, and the balance of accounts receivable sold at December 31, 2001 and 2000 was $27.7 million and $71.6 million, respectively. The discount and any other transaction gains and losses are included in other -- net in the Consolidated Statements of Operations and Comprehensive Income (Loss) and totaled $4.7 million, $5.5 million and $3.8 million in 2001, 2000 and 1999, respectively.

NOTE 6 -- INVENTORIES

     Inventories are summarized as follows:

                                                                DECEMBER 31
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Manufactured inventories:
  Finished goods and service parts..........................  $ 99.6   $103.1
  Raw materials and work in process.........................   111.4    157.9
                                                              ------   ------
     Total manufactured inventories.........................   211.0    261.0
Retail inventories..........................................    35.8     36.8
                                                              ------   ------
     Total inventories at FIFO..............................   246.8    297.8
LIFO reserve................................................   (12.3)   (14.8)
                                                              ------   ------
                                                              $234.5   $283.0
                                                              ======   ======

     The cost of certain manufactured and retail inventories has been determined using the LIFO method. At December 31, 2001 and 2000, 68 and 72 percent of total inventories, respectively, were determined using the LIFO method.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 7 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, net includes the following:

                                                                DECEMBER 31
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Land and land improvements..................................  $ 15.8   $ 16.8
Plant and equipment:
  NMHG Wholesale............................................   413.2    386.3
  NMHG Retail...............................................   109.1     95.7
                                                              ------   ------
                                                               522.3    482.0
                                                              ------   ------
Property, plant and equipment, at cost......................   538.1    498.8
Less allowances for depreciation and amortization...........   257.6    212.6
                                                              ------   ------
                                                              $280.5   $286.2
                                                              ======   ======

     Total depreciation and amortization expense on property, plant and equipment was $47.0 million, $41.9 million and $41.8 million during 2001, 2000 and 1999, respectively.

NOTE 8 -- REVOLVING CREDIT AGREEMENTS

     The following table summarizes the Company's available and outstanding borrowings under revolving credit agreements.

                                                                DECEMBER 31
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Available borrowings, net of limitations....................  $450.5   $389.6
Current portion of borrowings outstanding...................  $301.2   $ 33.1
Unused availability*........................................  $149.3   $147.5
Weighted average stated interest rate.......................     2.8%     7.1%
Weighted average effective interest rate
  (including interest rate swap agreements).................     5.8%     6.4%

---------------

* Unused availability is determined using the available borrowings, net of limitations, reduced by the current portion and long-term portion (see Note 9) of revolving credit agreements outstanding.

     NMHG Wholesale's credit agreement provides for an unsecured revolving credit facility (the "Facility") that permits advances up to $350.0 million and expires in June 2002. The Facility has performance-based pricing which sets interest rates based upon the achievement of certain financial performance targets. The Facility currently provides for, at NMHG Wholesale's option, Euro-Dollar Loans which bear interest at LIBOR plus 0.20 percent and Money Market Loans which bear interest at Auction Rates (as defined in the agreement) and requires a 0.10 percent fee on the available borrowings. The Facility permits NMHG Wholesale to advance funds to NMHG Retail. Advances from NMHG Wholesale are the primary sources of financing for NMHG Retail.

     Because the Facility expires in June 2002, NMHG anticipates that a new credit facility will be obtained in or before June 2002. While there can be no assurances as to the specific terms of the refinancing, including the nature of the covenants and restrictions, NMHG expects that interest rates under the new facility will be higher based on its evaluation of the generally higher interest rate spreads charged today versus interest rate spreads in effect when NMHG Wholesale's Facility was structured in 1995. NMHG Wholesale

                       NMHG HOLDING CO. AND SUBSIDIARIES
expects that the outstanding balance under the Facility at the time of refinancing will be financed with a combination of short-term and long-term financing. However, in accordance with accounting principles generally accepted in the U.S., the outstanding balance under the Facility will be classified as a current liability until the Facility is refinanced. The amount outstanding that is classified as a current liability at December 31, 2001 is $265.0 million.

     NMHG also has separate facilities totaling $76.3 million and $66.4 million at December 31, 2001 and 2000, respectively. Outstanding letters of credit reduce amounts available under these facilities. A portion of these facilities is denominated in foreign currencies, primarily the British pound sterling and the Australian dollar. At December 31, 2001 and 2000, unused availability, net of limitations, under these facilities was $34.3 million and $26.5 million, respectively. NMHG also maintains various uncommitted lines of credit, which permitted funding up to $30.0 million at December 31, 2001 and 2000. Under these facilities, unused availability was $30.0 million and $6.0 million at December 31, 2001 and 2000, respectively.

NOTE 9 -- LONG-TERM DEBT

     Long-term debt is as follows:

                                                                DECEMBER 31
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Long-term portion of revolving credit agreements............  $   --   $209.0
Capital lease obligations and other term loans..............    53.2     62.8
                                                              ------   ------
  Total long-term debt......................................    53.2    271.8
Less: current portion of capital leases and term loans......   (25.5)   (30.3)
                                                              ------   ------
                                                              $ 27.7   $241.5
                                                              ======   ======

     Annual maturities of revolving lines of credit and term loans are as follows: $314.2 million in 2002, $1.4 million in 2003 and $1.6 million in 2004. Interest paid on revolving credit agreements and long-term debt was $25.4 million, $19.8 million and $18.8 million during 2001, 2000 and 1999, respectively. Interest capitalized was $0.8 million in 2001.

     The Facility contains certain covenants and restrictions. These covenants require, among other things, maintenance of minimum amounts of net worth, and specified ratios of debt to capitalization and interest coverage. At December 31, 2001, the Company was in compliance with these covenants.

NOTE 10 -- FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair values of revolving credit agreements and long-term debt were determined using current rates offered for similar obligations. The fair value of outstanding borrowings against the Facility was approximately $258.1 million at December 31, 2001 compared with a carrying value of $265.0 million, while the fair value of outstanding borrowings against the Facility approximated carrying value at December 31, 2000. The fair value of other revolving credit agreements, long-term debt and notes with NACCO approximated carrying values at December 31, 2001 and 2000. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable and derivatives. The large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies mitigates concentration of credit risk on accounts receivable. To further reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers, but does not generally require

                       NMHG HOLDING CO. AND SUBSIDIARIES
advance payments or collateral. The Company enters into derivative contracts with high-quality financial institutions and limits the amount of credit exposure to any one institution.

DERIVATIVE FINANCIAL INSTRUMENTS

FOREIGN CURRENCY DERIVATIVES: NMHG held forward foreign currency exchange contracts with a total notional amount of $101.6 million at December 31, 2001, primarily denominated in euros, British pounds sterling, Japanese yen, Canadian dollars, Australian dollars, and Mexican pesos. NMHG held forward foreign currency exchange contracts with a total notional amount of $92.2 million at December 31, 2000, primarily denominated in British pounds sterling, euros, Japanese yen, Canadian dollars, and Australian dollars. The amount of deferred gain at December 31, 2001 and 2000, respectively, was not material. The fair market value of these contracts was estimated based on quoted market prices and approximated a net payable of $0.8 million and $0.6 million at December 31, 2001 and 2000, respectively.

INTEREST RATE DERIVATIVES: The following table summarizes the notional amounts, related rates (including applicable margins) and remaining terms on interest rate swap agreements active at December 31:

                                             AVERAGE
                         NOTIONAL AMOUNT   FIXED RATE
                         ---------------   -----------           REMAINING TERM AT
                          2001     2000    2001   2000           DECEMBER 31, 2001
                         ------   ------   ----   ----           -----------------
NMHG...................  $225.0   $215.0   5.8%   6.3%   Various, extending to January 2005

     Interest rate swap agreements held by NMHG have terms that vary from one-year to seven-year periods from inception. The fair market value of all interest rate swap agreements, which was based on quotes obtained from the Company's counterparties, was a net payable of $10.7 million and $2.5 million at December 31, 2001 and 2000, respectively.

NOTE 11 -- LEASING ARRANGEMENTS

     The Company leases certain office, manufacturing and warehouse facilities, retail stores and machinery and equipment under noncancellable capital and operating leases that expire at various dates through 2012. NMHG Retail also leases certain forklift trucks that are held for sale or sublease to customers. Many leases include renewal and/or purchase options.

     Future minimum capital and operating lease payments at December 31, 2001 are:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
2002........................................................  $ 12.5     $ 40.4
2003........................................................    12.7       32.1
2004........................................................     7.3       26.0
2005........................................................     4.6       19.0
2006........................................................     2.5       13.3
Subsequent to 2006..........................................     1.1       10.8
                                                              ------     ------
Total minimum lease payments................................    40.7     $141.6
                                                                         ======
Amounts representing interest...............................    (3.5)
                                                              ------
Present value of net minimum lease payments.................    37.2
Current maturities..........................................   (12.5)
                                                              ------
Long-term capital lease obligation..........................  $ 24.7
                                                              ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

     Aggregate future minimum rentals to be received under noncancellable subleases of forklift trucks as of December 31, 2001 are $29.8 million.

     Rental expense for all operating leases consists of the following:

                                                               2001    2000    1999
                                                              ------   -----   -----
Minimum rentals.............................................  $ 30.3   $20.2   $10.5
Sublease income.............................................   (15.7)   (7.8)     --
                                                              ------   -----   -----
Rent expense, net...........................................  $ 14.6   $12.4   $10.5
                                                              ======   =====   =====

     Assets recorded under capital leases are included in property, plant and equipment and consist of the following:

                                                               DECEMBER 31
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Plant and equipment.........................................  $60.8   $55.4
Less accumulated amortization...............................   26.3    17.9
                                                              -----   -----
                                                              $34.5   $37.5
                                                              =====   =====

     During 2001, 2000 and 1999, capital lease obligations of $5.4 million, $22.3 million and $13.6 million, respectively, were incurred in connection with lease agreements to acquire plant and equipment.

NOTE 12 -- CONTINGENCIES

     Various legal proceedings and claims have been or may be asserted against the Company relating to the conduct of its business, including product liability, environmental and other claims. These proceedings are incidental to the ordinary course of business of the Company. Management believes that it has meritorious defenses and will vigorously defend itself in these actions. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. Although the ultimate disposition of these proceedings is not presently determinable, management believes, after consultation with its legal counsel, that the likelihood is remote that material costs will be incurred in excess of accruals already recognized.

     Under various financing arrangements for certain customers, including independently owned retail dealerships, NMHG provides guarantees of the residual values of the lift trucks, or recourse or repurchase obligations such that NMHG would be obligated in the event of default by the customer. Generally, NMHG retains a security interest in the related assets financed such that, in the event that NMHG would become obligated under the terms of the recourse or repurchase obligations, NMHG would take title to the assets financed. Total guarantees and amounts subject to recourse or repurchase obligations at December 31, 2001 and 2000 were $158.0 million and $172.8 million, respectively. The security interest is generally expected to equal or exceed the amount of the recourse or repurchase obligation. Losses anticipated under the terms of the guarantees, recourse or repurchase obligations are not significant and have been reserved for in the accompanying Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 13 -- INCOME TAXES

     The components of income (loss) before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                                               2001    2000    1999
                                                              ------   -----   -----
Income (loss) before income taxes, minority interest and
  cumulative effect of accounting changes:
Domestic....................................................  $(19.3)  $45.5   $50.9
Foreign.....................................................   (44.1)   (7.9)   (9.8)
                                                              ------   -----   -----
                                                              $(63.4)  $37.6   $41.1
                                                              ======   =====   =====
Income tax provision (benefit)
Current tax provision (benefit):
  Federal...................................................  $ (3.3)  $22.1   $19.8
  State.....................................................    (0.5)    4.7     3.7
  Foreign...................................................     0.7     1.6      --
                                                              ------   -----   -----
     Total current..........................................    (3.1)   28.4    23.5
                                                              ------   -----   -----
Deferred tax provision (benefit):
  Federal...................................................     0.8    (3.0)   (1.3)
  State.....................................................    (0.3)   (0.9)   (0.7)
  Foreign...................................................   (17.4)   (4.0)   (4.3)
                                                              ------   -----   -----
     Total deferred.........................................   (16.9)   (7.9)   (6.3)
                                                              ------   -----   -----
Increase (decrease) in valuation allowance..................     5.5    (3.1)    1.2
                                                              ------   -----   -----
                                                              $(14.5)  $17.4   $18.4
                                                              ======   =====   =====

     Substantially all of the Company's interest expense and goodwill amortization has been allocated to domestic income (loss) before income taxes.

     The Company made income tax payments of $22.7 million, $34.6 million and $36.7 million during 2001, 2000 and 1999, respectively. During the same period, income tax refunds totaled $6.6 million, $6.9 million and $6.9 million, respectively.

     A reconciliation of the federal statutory and effective income tax for the year ended December 31 is as follows:

                                                               2001    2000    1999
                                                              ------   -----   -----
Income (loss) before income taxes, minority interest and
  cumulative effect of accounting changes:..................  $(63.4)  $37.6   $41.1
                                                              ======   =====   =====
Statutory taxes at 35.0%....................................  $(22.2)  $13.2   $14.4
  Valuation allowance.......................................     5.5    (2.3)    1.2
  Amortization of goodwill..................................     4.3     4.1     4.1
  Foreign statutory rate differences........................     0.2      --    (0.2)
  Tax credits and capital grants............................    (0.4)   (0.7)   (1.1)
  Earnings reported net of taxes............................    (0.9)    0.1    (0.2)
  State income taxes........................................    (0.3)    2.3     2.1
  Export benefits...........................................    (0.5)   (1.0)   (1.3)
  Other -- net..............................................    (0.2)    1.7    (0.6)
                                                              ------   -----   -----
Income tax provision (benefit)..............................  $(14.5)  $17.4   $18.4
                                                              ======   =====   =====
Effective rate..............................................    22.9%   46.3%   44.8%
                                                              ======   =====   =====

                       NMHG HOLDING CO. AND SUBSIDIARIES

     The Company does not provide for deferred taxes on certain unremitted foreign earnings. Management has decided that the earnings of NMHG's foreign subsidiaries have been and will be indefinitely reinvested in NMHG's foreign operations and, therefore, a reserve for unremitted foreign earnings is not required. As of December 31, 2001, the cumulative unremitted earnings of the Company's foreign subsidiaries are $147.4 million. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.

     A detailed summary of the total deferred tax assets and liabilities in the Company's Consolidated Balance Sheets resulting from differences in the book and tax basis of assets and liabilities follows:

                                                               DECEMBER 31
                                                              --------------
                                                               2001    2000
                                                              ------   -----
Deferred tax assets
  Accrued expenses and reserves.............................  $ 51.5   $49.4
  Accrued pension benefits..................................     9.7      --
  Other employee benefits...................................    23.7    22.3
  Net operating loss carryforwards..........................    16.1    12.5
  Other.....................................................     5.8     3.6
                                                              ------   -----
     Total deferred tax assets..............................   106.8    87.8
     Less: Valuation allowance..............................    10.1     4.6
                                                              ------   -----
                                                              $ 96.7   $83.2
                                                              ------   -----
Deferred tax liabilities
  Depreciation and amortization.............................  $ 24.1   $21.1
  Inventories...............................................     9.4    10.1
  Pension...................................................      --     5.6
  Other.....................................................    14.6    15.3
                                                              ------   -----
     Total deferred tax liabilities.........................    48.1    52.1
                                                              ------   -----
       Net deferred tax asset...............................  $ 48.6   $31.1
                                                              ======   =====

     The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, the Company believes that the valuation allowance provided is appropriate. In 2001, the valuation allowance increased to $10.1 million from $4.6 million at December 31, 2000. At December 31, 2001, the Company had $5.9 million of net operating loss carryforwards which expire, if unused, in years 2002 through 2021 and $10.2 million which are not subject to expiration.

     The tax returns of the Company and certain of its subsidiaries are being examined by various taxing authorities. The Company has not been informed of any material assessment resulting from these examinations and will vigorously contest any material assessment. Management believes that any potential adjustment would not materially affect the Company's financial condition or results of operations.

NOTE 14 -- RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLANS

     The Company participates in the combined defined benefit plan of NACCO for certain employee groups. The Company also maintains a defined benefit plan for those employees who are covered under collective bargaining agreements. The Company's policy is to make contributions to fund these plans within the range allowed by the applicable regulations. Plan assets consist primarily of publicly traded stocks, investment contracts and government and corporate bonds.

                       NMHG HOLDING CO. AND SUBSIDIARIES

     In 1996, pension benefits were frozen for employees covered under NMHG's United States plans, except for those NMHG employees participating in collective bargaining agreements. As a result, in the United States only certain NMHG employees covered under collective bargaining agreements will earn retirement benefits under defined benefit pension plans. Other employees of the Company, including NMHG employees whose pension benefits were frozen as of December 31, 1996, will receive retirement benefits under defined contribution retirement plans.

     As a result of management's decision to phase out certain manufacturing activities in the NMHG Danville, Illinois, assembly plant, the Company recognized a curtailment loss of $5.1 million in 2000. See also Note 3.

     Set forth below is a detail of the net periodic pension (income) expense and the assumptions used in accounting for the United States and the United Kingdom defined benefit plans for the years ended December 31.

                                                               2001    2000    1999
                                                              ------   -----   -----
UNITED STATES PLANS
  Service cost..............................................  $  0.1   $ 0.5   $ 0.6
  Interest cost.............................................     4.2     3.5     3.6
  Expected return on plan assets............................    (5.3)   (4.8)   (4.7)
  Net amortization and deferral.............................     0.4     0.4     0.6
  Curtailment loss..........................................      --     5.1      --
                                                              ------   -----   -----
     Net periodic pension (income) expense..................  $ (0.6)  $ 4.7   $ 0.1
                                                              ======   =====   =====
  Assumptions:
     Weighted average discount rates........................    7.50%   8.00%   7.75%
     Rate of increase in compensation levels................    3.75%   4.25%   4.25%
     Expected long-term rate of return on assets............    9.00%   9.00%   9.00%
UNITED KINGDOM PLAN
  Service cost..............................................  $  2.0   $ 2.0   $ 2.4
  Interest cost.............................................     3.2     3.0     3.1
  Expected return on plan assets............................    (5.2)   (4.3)   (3.7)
  Amortization of transition asset..........................    (0.1)   (0.1)   (0.1)
  Amortization of prior service cost........................     0.1     0.1     0.1
  Recognized actuarial (gain) loss..........................    (0.5)   (0.4)    0.4
                                                              ------   -----   -----
     Net periodic pension (income) expense..................  $ (0.5)  $ 0.3   $ 2.2
                                                              ======   =====   =====
  Assumptions:
     Weighted average discount rates........................    6.25%   6.75%   6.25%
     Rate of increase in compensation levels................    3.75%   4.25%   3.50%
     Expected long-term rate of return on assets............    9.00%   9.00%   7.50%

                       NMHG HOLDING CO. AND SUBSIDIARIES

     The following sets forth the changes in the benefit obligation and the plan assets during the year and reconciles the funded status of the defined benefit plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

                                                                   2001               2000
                                                             ----------------   ----------------
                                                             UNITED   UNITED    UNITED   UNITED
                                                             STATES   KINGDOM   STATES   KINGDOM
                                                             PLANS     PLAN     PLANS     PLAN
                                                             ------   -------   ------   -------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year..................  $54.7     $49.7    $46.7     $51.4
  Service cost.............................................    0.1       2.0      0.5       2.0
  Interest cost............................................    4.2       3.2      3.5       3.0
  Actuarial (gain) loss....................................    1.9       5.5      5.2      (0.6)
  Benefits paid............................................   (3.9)     (1.4)    (2.8)     (2.1)
  Plan amendments..........................................     --        --      1.6        --
  Foreign currency exchange rate changes...................     --      (1.4)      --      (4.0)
                                                             -----     -----    -----     -----
     Benefit obligation at end of year.....................  $57.0     $57.6    $54.7     $49.7
                                                             =====     =====    =====     =====
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year...........  $60.9     $65.2    $56.5     $59.5
  Actual return on plan assets.............................   (8.0)    (14.0)     6.0      10.4
  Employer contributions...................................     --       1.5      1.2       1.7
  Employee contributions...................................     --       0.5       --       0.5
  Benefits paid............................................   (3.9)     (1.4)    (2.8)     (2.1)
  Foreign currency exchange rate changes...................     --      (1.9)      --      (4.8)
                                                             -----     -----    -----     -----
     Fair value of plan assets at end of year..............  $49.0     $49.9    $60.9     $65.2
                                                             =====     =====    =====     =====
NET AMOUNT RECOGNIZED
  Plan assets in excess of obligation......................  $(8.0)    $(7.7)   $ 6.2     $15.5
  Unrecognized prior service cost..........................    0.3       0.7      0.8       0.8
  Unrecognized actuarial (gain) loss.......................   11.0      19.1     (4.0)     (5.2)
  Unrecognized net transition asset........................     --      (0.2)      --      (0.3)
  Contributions in fourth quarter..........................     --       0.3       --       0.3
                                                             -----     -----    -----     -----
     Net amount recognized.................................  $ 3.3     $12.2    $ 3.0     $11.1
                                                             =====     =====    =====     =====
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
  CONSIST OF:
  Prepaid benefit cost.....................................  $ 5.1     $  --    $ 4.0     $11.1
  Accrued benefit liability................................   (8.9)     (5.6)    (4.1)       --
  Intangible asset.........................................    0.3       0.7      0.7        --
  Accumulated other comprehensive income...................    4.2      10.6      1.4        --
  Deferred tax asset.......................................    2.6       6.5      1.0        --
                                                             -----     -----    -----     -----
     Net amount recognized.................................  $ 3.3     $12.2    $ 3.0     $11.1
                                                             =====     =====    =====     =====

     POSTRETIREMENT HEALTH AND LIFE INSURANCE: The Company also maintains health care and life insurance plans (other benefit plans) which provide benefits to eligible retired employees. The Company funds these benefits on a "pay as you go" basis, with the retirees paying a portion of the costs.

     The assumed health care cost trend rate for measuring the postretirement benefit cost was 10.00% in 2001 and 7.50% in 2000, gradually reducing to 5.0% through years 2010 and after. If the assumed health care trend rate were increased or decreased by one percentage point, the effect would be to increase or decrease the Accumulated Postretirement Benefit Obligation by approximately $0.2 million.

                       NMHG HOLDING CO. AND SUBSIDIARIES

     Set forth below is a detail of the net periodic expense and the assumptions used in accounting for the postretirement health and life insurance plans for the years ended December 31.

                                                              2001    2000    1999
                                                              -----   -----   -----
  Service cost..............................................  $ 0.1   $ 0.1   $ 0.2
  Interest cost.............................................    0.8     0.6     0.6
  Curtailment loss..........................................    0.3     2.5      --
                                                              -----   -----   -----
     Net periodic expense...................................  $ 1.2   $ 3.2   $ 0.8
                                                              =====   =====   =====
  Assumptions:
     Weighted average discount rates........................   7.50%   8.00%   7.75%
     Rate of increase in compensation levels................   3.75%   4.25%   4.25%

     The following sets forth the changes in the benefit obligation and reconciles the funded status of the postretirement health and life insurance plans with the amounts recognized in the Consolidated Balance Sheets at December 31:

                                                               2001     2000
                                                              ------   ------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year...................  $ 11.0   $  8.1
  Service cost..............................................     0.1      0.1
  Interest cost.............................................     0.8      0.6
  Actuarial (gain) loss.....................................     1.4      3.8
  Benefits paid.............................................    (2.8)    (1.6)
                                                              ------   ------
     Benefit obligation at end of year......................  $ 10.5   $ 11.0
                                                              ------   ------
NET AMOUNT RECOGNIZED
  Benefit obligation in excess of plan assets...............  $(10.5)  $(11.0)
  Unrecognized actuarial (gain) loss........................     3.4      2.2
                                                              ------   ------
     Net amount recognized..................................  $ (7.1)  $ (8.8)
                                                              ======   ======
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
BALANCE SHEETS CONSIST OF:
Accrued benefit liability...................................  $ (7.1)  $ (8.8)

DEFINED CONTRIBUTION PLANS

     The Company has defined contribution (401(k)) plans for substantially all U.S. employees and similar plans for employees outside of the U.S. NMHG matches employee contributions based on plan provisions. In addition, NMHG has defined contribution retirement plans whereby the applicable company's contribution to participants is determined annually based on a formula which includes the effect of actual compared to targeted operating results and the age and compensation of the participants. Total costs, including Company contributions, for these plans were $12.7 million, $14.2 million and $14.6 million in 2001, 2000 and 1999, respectively.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 15 -- BUSINESS SEGMENTS

     Financial information for each of NMHG's reportable segments, as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is presented in the following table. See Note 1 for a discussion of the Company's operating segments and product lines.

     The accounting policies of the segments are the same as those described in
Note 2 -- Accounting Policies. NMHG Wholesale derives a portion of its revenues from transactions with NMHG Retail. The amount of these revenues, which are based on current market prices on similar third-party transactions, are indicated in the following table on the line "NMHG Eliminations" in the revenues section.

                                                                2001       2000       1999
                                                              --------   --------   --------
REVENUES FROM EXTERNAL CUSTOMERS
  NMHG Wholesale............................................  $1,463.3   $1,750.0   $1,618.9
  NMHG Retail...............................................     298.8      280.3      228.1
  NMHG Eliminations.........................................     (89.7)     (98.2)     (85.6)
                                                              --------   --------   --------
                                                              $1,672.4   $1,932.1   $1,761.4
                                                              ========   ========   ========
GROSS PROFIT
  NMHG Wholesale............................................  $  189.9   $  292.9   $  255.7
  NMHG Retail...............................................      54.8       54.1       49.3
  NMHG Eliminations.........................................       4.9        0.5       (1.5)
                                                              --------   --------   --------
                                                              $  249.6   $  347.5   $  303.5
                                                              ========   ========   ========
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  NMHG Wholesale............................................  $  179.9   $  188.9   $  169.6
  NMHG Retail...............................................      84.7       69.8       63.9
  NMHG Eliminations.........................................      (2.2)      (0.9)      (0.5)
                                                              --------   --------   --------
                                                              $  262.4   $  257.8   $  233.0
                                                              ========   ========   ========
AMORTIZATION OF GOODWILL
  NMHG Wholesale............................................  $   11.4   $   11.6   $   11.6
  NMHG Retail...............................................       1.5        1.0        0.6
                                                              --------   --------   --------
                                                              $   12.9   $   12.6   $   12.2
                                                              ========   ========   ========
OPERATING PROFIT (LOSS)
  NMHG Wholesale............................................  $   (5.5)  $   78.5   $   74.5
  NMHG Retail...............................................     (46.5)     (16.7)     (15.2)
  NMHG Eliminations.........................................       7.1        1.4       (1.0)
                                                              --------   --------   --------
                                                              $  (44.9)  $   63.2   $   58.3
                                                              ========   ========   ========
OPERATING PROFIT (LOSS) EXCLUDING GOODWILL AMORTIZATION
  NMHG Wholesale............................................  $    5.9   $   90.1   $   86.1
  NMHG Retail...............................................     (45.0)     (15.7)     (14.6)
  NMHG Eliminations.........................................       7.1        1.4       (1.0)
                                                              --------   --------   --------
                                                              $  (32.0)  $   75.8   $   70.5
                                                              ========   ========   ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                                                2001       2000       1999
                                                              --------   --------   --------
INTEREST EXPENSE
  NMHG Wholesale............................................  $  (12.9)  $  (13.4)  $  (16.9)
  NMHG Retail...............................................      (5.0)      (4.6)      (3.0)
  NMHG Eliminations.........................................      (5.2)      (3.2)        .9
                                                              --------   --------   --------
                                                              $  (23.1)  $  (21.2)  $  (19.0)
                                                              ========   ========   ========
INTEREST INCOME
  NMHG Wholesale............................................  $    3.4   $    2.2   $    8.2
  NMHG Retail...............................................       0.2        0.1        0.2
  NMHG Eliminations.........................................        --         --       (3.6)
                                                              --------   --------   --------
                                                              $    3.6   $    2.3   $    4.8
                                                              ========   ========   ========
OTHER -- NET, INCOME (EXPENSE) -- (EXCLUDING INTEREST
  INCOME)
  NMHG Wholesale............................................  $    0.8   $   (6.8)  $   (3.4)
  NMHG Retail...............................................       0.2        0.2        0.3
  NMHG Eliminations.........................................        --       (0.1)       0.1
                                                              --------   --------   --------
                                                              $    1.0   $   (6.7)  $   (3.0)
                                                              ========   ========   ========
INCOME TAX PROVISION (BENEFIT)
  NMHG Wholesale............................................  $   (0.6)  $   24.6   $   24.4
  NMHG Retail...............................................     (14.6)      (6.7)      (4.9)
  NMHG Eliminations.........................................       0.7       (0.5)      (1.1)
                                                              --------   --------   --------
                                                              $  (14.5)  $   17.4   $   18.4
                                                              ========   ========   ========
NET INCOME (LOSS)
  NMHG Wholesale............................................  $  (14.1)  $   37.0   $   39.0
  NMHG Retail...............................................     (36.5)     (14.3)     (12.8)
  NMHG Eliminations.........................................       1.2       (1.4)      (2.5)
                                                              --------   --------   --------
                                                              $  (49.4)  $   21.3   $   23.7
                                                              ========   ========   ========
TOTAL ASSETS
  NMHG Wholesale............................................  $1,164.9   $1,167.2   $1,040.5
  NMHG Retail...............................................     215.6      232.8      185.0
  NMHG Eliminations.........................................    (175.4)    (158.3)     (46.9)
                                                              --------   --------   --------
                                                              $1,205.1   $1,241.7   $1,178.6
                                                              ========   ========   ========
DEPRECIATION AND AMORTIZATION EXPENSE
  NMHG Wholesale............................................  $   47.0   $   40.6   $   39.9
  NMHG Retail...............................................      13.4       14.0       14.2
                                                              --------   --------   --------
                                                              $   60.4   $   54.6   $   54.1
                                                              ========   ========   ========
CAPITAL EXPENDITURES
  NMHG Wholesale............................................  $   46.6   $   43.3   $   44.7
  NMHG Retail...............................................       6.9        8.5        1.5
                                                              --------   --------   --------
                                                              $   53.5   $   51.8   $   46.2
                                                              ========   ========   ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

DATA BY GEOGRAPHIC AREA

     No single country outside of the United States comprised 10 percent or more of the Company's revenues from unaffiliated customers. The Other category below includes Canada, Mexico, South America and Asia-Pacific. In addition, no single customer comprised 10 percent or more of the Company's revenues from unaffiliated customers.

                                                                  EUROPE,
                                                      UNITED    AFRICA AND
                                                      STATES    MIDDLE EAST   OTHER    CONSOLIDATED
                                                     --------   -----------   ------   ------------
                       2001
Revenues from unaffiliated customers, based on the
  customers' location..............................  $  934.5     $470.7      $267.2     $1,672.4
                                                     ========     ======      ======     ========
Long-lived assets..................................  $  367.9     $184.8      $ 90.1     $  642.8
                                                     ========     ======      ======     ========
                       2000
Revenues from unaffiliated customers, based on the
  customers' location..............................  $1,268.9     $491.9      $171.3     $1,932.1
                                                     ========     ======      ======     ========
Long-lived assets..................................  $  381.8     $199.1      $ 89.1     $  670.0
                                                     ========     ======      ======     ========
                       1999
Revenues from unaffiliated customers, based on the
  customer's location..............................  $1,181.7     $489.3      $ 90.4     $1,761.4
                                                     ========     ======      ======     ========
Long-lived assets..................................  $  413.3     $189.8      $ 58.6     $  661.7
                                                     ========     ======      ======     ========

NOTE 16 -- RELATED PARTY TRANSACTIONS

     NMHG has a 20 percent ownership interest in NMHG Financial Services, Inc. ("NFS"), a joint venture with GE Capital Corporation, formed primarily for the purpose of providing financial services to independent and wholly owned Hyster and Yale lift truck dealers and national account customers in the United States. NMHG's ownership in NFS is accounted for using the equity method of accounting.

     Generally, NMHG sells lift trucks directly to its customer and that customer may enter into a financing transaction with NFS or another unrelated party. However, for certain customer transactions, NMHG sells directly to NFS so that the customer can obtain operating lease financing from NFS. Sales to NFS related to these types of transactions for the years ended December 31, 2001, 2000 and 1999 were $31.2 million, $17.5 million and $8.5 million, respectively. Amounts receivable from NFS at December 31, 2001 and 2000 were immaterial. Also, from time to time, NMHG provides recourse or repurchase obligations or guarantees the residual values of the lift trucks purchased by customers and financed through NFS. See further discussion in Note 12. At December 31, 2001, approximately $127.1 million of the Company's total guarantees, recourse or repurchase obligations related to transactions with NFS. For these transactions, NMHG generally retains a security interest in the lift truck, such that NMHG would take possession of the lift truck in the event that NMHG would become liable under the terms of the guarantees or standby recourse or repurchase obligations.

     In addition to providing financing to NMHG's customers, NFS provides both lease and debt financing to NMHG. Operating lease obligations relate to specific sale-leaseback-sublease transactions for certain NMHG customers whereby NMHG sells lift trucks to NFS, NMHG leases these lift trucks back under an operating lease agreement and NMHG subleases those lift trucks to customers under an operating lease agreement. Debt financing includes long-term notes payable to NFS primarily to finance certain of NMHG's long-term notes receivable from Latin American customers which arise in the ordinary course of business. In addition, NFS

                       NMHG HOLDING CO. AND SUBSIDIARIES
provides, on NMHG's behalf, installment billings to the Latin American customers, account balance tracking and an inventory management system to track the equipment covered by the notes. Total obligations to NFS under the operating lease agreements and notes payable were $20.3 million and $14.7 million at December 31, 2001 and 2000, respectively.

     In addition, NMHG is reimbursed annually for certain services, primarily administrative functions, provided to NFS. The amount of NMHG's expenses reimbursable by NFS were $1.8 million, $1.5 million and $1.1 million for 2001, 2000 and 1999, respectively.

     NMHG has a 50 percent ownership interest in Sumitomo NACCO Materials Handling Group, Inc. ("SN"), a joint venture with Sumitomo Heavy Industries, Inc., formed primarily for the manufacture and distribution of Sumitomo-Yale branded lift trucks in Japan and the export of Hyster and Yale branded lift trucks and related components and service parts outside of Japan. NMHG's ownership in SN is accounted for using the equity method of accounting. NMHG purchases products from SN under normal trade terms. In 2001, 2000 and 1999, purchases from SN were $63.7 million, $90.5 million and $91.2 million, respectively. Amounts payable to SN at December 31, 2001 and 2000 were $16.1 million and $23.6 million, respectively.

     On January 1, 2000, NACCO began charging fees to its operating subsidiaries for services provided by the corporate headquarters. NACCO charged fees of $7.7 million and $7.4 million in 2001 and 2000, respectively, which are included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).

     The Company expensed $0.8 million, $0.9 million, and $2.5 million in the years ended December 31, 2001, 2000 and 1999, respectively, for legal services rendered by a firm having a partner who is also a director of the Company.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 17 -- CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

     The following tables set forth the condensed consolidating statements of operations and cash flows for each of the three years in the period ended December 31, 2001 and the condensed consolidating balance sheets as of December 31, 2001 and December 31, 2000. The following information is included as a result of the guarantee of the notes by each of NMHG's wholly owned U.S. subsidiaries ("Guarantor Companies"). None of NMHG Holding's other subsidiaries will guarantee any of these notes. Each of the guarantees is joint and several and full and unconditional. "NMHG Holding" includes the consolidated financial results of NMHG Holding only, with all of its wholly owned subsidiaries accounted for under the equity method.

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG         COMPANIES        (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.   (US COMPANIES)    COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
Revenues.....................    $   --        $ 1,100.2         $ 835.4         $(263.2)      $ 1,672.4
  Cost of sales..............        --            968.3           722.6          (268.1)        1,422.8
  Restructuring..............        --             (0.4)            9.2              --             8.8
  Loss on sale of dealers....        --              0.6            11.4            (1.6)           10.4
  All other operating
     expenses................        --            144.0           131.9            (0.6)          275.3
                                 ------        ---------         -------         -------       ---------
Operating profit.............        --            (12.3)          (39.7)            7.1           (44.9)
  Interest expenses..........      (0.9)           (13.2)           (3.8)           (5.2)          (23.1)
  Other income...............        --              1.3             0.7              --             2.0
                                 ------        ---------         -------         -------       ---------
Income (loss) before income
  taxes, minority interest,
  equity in consolidated
  subsidiaries and
  unconsolidated affiliates
  and cumulative effect of
  accounting
  changes....................      (0.9)           (24.2)          (42.8)            1.9           (66.0)
  Income tax (expense)
     benefit.................       2.6              3.6             9.0            (0.7)           14.5
  Minority interest income...        --               --             0.8              --             0.8
  Equity in consolidated
     subsidiaries and
     unconsolidated
     affiliates..............     (51.1)             2.6              --            51.1             2.6
                                 ------        ---------         -------         -------       ---------
Income (loss) before
  cumulative effect of
  accounting changes.........     (49.4)           (18.0)          (33.0)           52.3           (48.1)
  Cumulative effect of
     accounting changes......        --             (0.9)           (0.4)             --            (1.3)
                                 ------        ---------         -------         -------       ---------
Net income (loss)............    $(49.4)       $   (18.9)        $ (33.4)        $  52.3       $   (49.4)
                                 ======        =========         =======         =======       =========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG         COMPANIES        (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.   (US COMPANIES)    COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
Revenues.....................     $  --         $1,374.2         $859.0          $(301.1)       $1,932.1
  Cost of sales..............        --          1,162.7          723.5           (301.6)        1,584.6
  Restructuring..............        --             13.0            0.9               --            13.9
  All other operating
     expenses................        --            133.2          138.1             (0.9)          270.4
                                  -----         --------         ------          -------        --------
Operating profit.............        --             65.3           (3.5)             1.4            63.2
  Interest expenses..........      (1.1)           (12.9)          (4.0)            (3.2)          (21.2)
  Other expenses.............        --             (2.9)          (1.3)              --            (4.2)
                                  -----         --------         ------          -------        --------
Income (loss) before income
  taxes, minority interest
  and equity in consolidated
  subsidiaries and
  unconsolidated
  affiliates.................      (1.1)            49.5           (8.8)            (1.8)           37.8
  Income tax (expense)
     benefit.................       0.5            (17.2)          (1.2)             0.5           (17.4)
  Minority interest income...        --               --            1.1               --             1.1
  Equity in consolidated
     subsidiaries and
     unconsolidated
     affiliates..............      21.9             (0.3)           0.1            (21.9)           (0.2)
                                  -----         --------         ------          -------        --------
Net income (loss)............     $21.3         $   32.0         $ (8.8)         $ (23.2)       $   21.3
                                  =====         ========         ======          =======        ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG         COMPANIES        (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.   (US COMPANIES)    COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
Revenues.....................     $  --         $1,249.2         $760.2          $(248.0)       $1,761.4
  Cost of sales..............        --          1,064.9          639.5           (246.5)        1,457.9
  All other operating
     expenses................        --            124.1          121.6             (0.5)          245.2
                                  -----         --------         ------          -------        --------
Operating profit.............        --             60.2           (0.9)            (1.0)           58.3
  Interest expenses..........      (0.6)           (12.1)          (4.2)            (2.1)          (19.0)
  Other income (expenses)....       0.2              3.0           (1.9)              --             1.3
                                  -----         --------         ------          -------        --------
Income (loss) before income
  taxes, minority interest
  and equity in consolidated
  subsidiaries and
  unconsolidated
  affiliates.................      (0.4)            51.1           (7.0)            (3.1)           40.6
  Income tax (expense)
     benefit.................       0.1            (21.5)           2.1              0.9           (18.4)
  Minority interest income...        --               --            1.0               --             1.0
  Equity in consolidated
     subsidiaries and
     unconsolidated
     affiliates..............      24.0              0.6           (0.1)           (24.0)            0.5
                                  -----         --------         ------          -------        --------
Net income (loss)............     $23.7         $   30.2         $ (4.0)         $ (26.2)       $   23.7
                                  =====         ========         ======          =======        ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 2001

                                           GUARANTOR         NON-GUARANTOR
                              NMHG         COMPANIES           COMPANIES        CONSOLIDATING       NMHG
                           HOLDING CO.   (US COMPANIES)   (FOREIGN COMPANIES)   ELIMINATIONS    CONSOLIDATED
                           -----------   --------------   -------------------   -------------   ------------
Cash and cash
  equivalents............    $   --         $   21.9            $ 37.7            $      --       $   59.6
Accounts and notes
  receivable, net........        --            211.9             225.8               (272.1)         165.6
Inventories..............        --            136.9              97.8                 (0.2)         234.5
Other current assets.....       2.6             55.4              10.2                   --           68.2
                             ------         --------            ------            ---------       --------
     Total current
       assets............       2.6            426.1             371.5               (272.3)         527.9
Property, plant and
  equipment, net.........        --            163.0             118.0                 (0.5)         280.5
Goodwill, net............        --            307.3              36.9                   --          344.2
Other assets.............     476.7            849.7              31.6             (1,305.5)          52.5
                             ------         --------            ------            ---------       --------
     Total Assets........    $479.3         $1,746.1            $558.0            $(1,578.3)      $1,205.1
                             ======         ========            ======            =========       ========
Accounts payable.........    $ 96.3         $  154.4            $200.7            $  (274.7)      $  176.7
Other current
  liabilities............       0.9            126.8              73.3                 (1.0)         200.0
Revolving credit
  facilities.............        --            265.0              36.2                   --          301.2
                             ------         --------            ------            ---------       --------
     Total current
       liabilities.......      97.2            546.2             310.2               (275.7)         677.9
Long-term debt...........        --              3.2              24.5                   --           27.7
Other long-term
  liabilities............       0.1             95.0              28.1                 (5.7)         117.5
Stockholder's equity.....     382.0          1,101.7             195.2             (1,296.9)         382.0
                             ------         --------            ------            ---------       --------
  Total liabilities and
     stockholder's
     equity..............    $479.3         $1,746.1            $558.0            $(1,578.3)      $1,205.1
                             ======         ========            ======            =========       ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                                           GUARANTOR         NON-GUARANTOR
                              NMHG         COMPANIES           COMPANIES        CONSOLIDATING       NMHG
                           HOLDING CO.   (US COMPANIES)   (FOREIGN COMPANIES)   ELIMINATIONS    CONSOLIDATED
                           -----------   --------------   -------------------   -------------   ------------
Cash and cash
  equivalents............    $   --         $    2.8            $ 21.6            $      --       $   24.4
Accounts and notes
  receivable, net........        --            212.1             232.5               (237.6)         207.0
Inventories..............        --            173.1             111.2                 (1.3)         283.0
Other current assets.....        --             28.8               8.6                  0.5           37.9
                             ------         --------            ------            ---------       --------
     Total current
       assets............        --            416.8             373.9               (238.4)         552.3
Property, plant and
  equipment, net.........        --            163.0             121.5                  1.7          286.2
Goodwill, net............        --            318.2              37.9                   --          356.1
Other assets.............     480.2            866.9              34.4             (1,334.4)          47.1
                             ------         --------            ------            ---------       --------
     Total Assets........    $480.2         $1,764.9            $567.7            $(1,571.1)      $1,241.7
                             ======         ========            ======            =========       ========
Accounts payable.........    $ 15.8         $  214.0            $189.5            $  (209.5)      $  209.8
Other current
  liabilities............       1.3            126.6             119.0                (11.8)         235.1
                             ------         --------            ------            ---------       --------
     Total current
       liabilities.......      17.1            340.6             308.5               (221.3)         444.9
Long-term debt...........        --            214.2              27.3                   --          241.5
Other long-term
  liabilities............       0.1             85.2              22.4                (15.4)          92.3
Stockholder's equity.....     463.0          1,124.9             209.5             (1,334.4)         463.0
                             ------         --------            ------            ---------       --------
     Total liabilities
       and stockholder's
       equity............    $480.2         $1,764.9            $567.7            $(1,571.1)      $1,241.7
                             ======         ========            ======            =========       ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                           GUARANTOR         NON-GUARANTOR
                              NMHG         COMPANIES           COMPANIES        CONSOLIDATING       NMHG
                           HOLDING CO.   (US COMPANIES)   (FOREIGN COMPANIES)   ELIMINATIONS    CONSOLIDATED
                           -----------   --------------   -------------------   -------------   ------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES...    $  2.2          $ 18.7             $ 48.8             $(38.7)         $ 31.0
INVESTING ACTIVITIES
  Expenditures for
     property, plant and
     equipment...........        --           (31.6)             (24.3)               2.4           (53.5)
  Proceeds from the sale
     of property, plant
     and equipment.......        --             6.0                7.0                 --            13.0
  Other -- net...........        --             2.8               (9.5)                --            (6.7)
                             ------          ------             ------             ------          ------
     Net cash used for
       investing
       activities........        --           (22.8)             (26.8)               2.4           (47.2)
FINANCING ACTIVITIES
  Additions to long-term
     debt and revolving
     credit agreements...        --            68.9                 --                 --            68.9
  Reductions of long-term
     debt and revolving
     credit agreements...        --            (3.9)             (18.1)                --           (22.0)
  Notes
     receivable/payable,
     parent company......      80.5           (37.4)             (32.1)                --            11.0
  Other -- net...........     (82.7)           (4.4)              45.2               36.3            (5.6)
                             ------          ------             ------             ------          ------
     Net cash provided by
       (used for)
       financing
       activities........      (2.2)           23.2               (5.0)              36.3            52.3
  Effect of exchange rate
     changes on cash.....        --              --               (0.9)                --            (0.9)
                             ------          ------             ------             ------          ------
CASH AND CASH EQUIVALENTS
  Increase for the
     year................        --            19.1               16.1                 --            35.2
  Balance at the
     beginning of the
     year................        --             2.8               21.6                 --            24.4
                             ------          ------             ------             ------          ------
  Balance at the end of
     the year............    $   --          $ 21.9             $ 37.7             $   --          $ 59.6
                             ======          ======             ======             ======          ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG         COMPANIES        (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.   (US COMPANIES)    COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES.......     $0.2          $  31.9          $ (26.2)        $ 56.7         $  62.6
INVESTING ACTIVITIES
  Expenditures for property,
     plant and equipment.....       --            (31.0)           (21.6)           0.8           (51.8)
  Proceeds from the sale of
     property, plant and
     equipment...............       --              3.1              7.1           (0.1)           10.1
  Other -- net...............       --               --            (18.3)           0.3           (18.0)
                                  ----          -------          -------         ------         -------
     Net cash used for
       investing
       activities............       --            (27.9)           (32.8)           1.0           (59.7)
FINANCING ACTIVITIES
  Additions to long-term debt
     and revolving credit
     agreements..............       --             32.4              6.2             --            38.6
  Reductions of long-term
     debt and revolving
     credit agreements.......       --            (43.2)            (2.9)            --           (46.1)
  Notes receivable/payable,
     parent company..........     (0.2)            (5.8)            13.0             --             7.0
  Other -- net...............       --             12.9             35.2          (57.7)           (9.6)
                                  ----          -------          -------         ------         -------
     Net cash provided by
       (used for) financing
       activities............     (0.2)            (3.7)            51.5          (57.7)          (10.1)
  Effect of exchange rate
     changes on cash.........       --               --              0.5             --             0.5
                                  ----          -------          -------         ------         -------
CASH AND CASH EQUIVALENTS
  Increase (decrease) for the
     year....................       --              0.3             (7.0)            --            (6.7)
  Balance at the beginning of
     the year................       --              2.5             28.6             --            31.1
                                  ----          -------          -------         ------         -------
     Balance at the end of
       the year..............     $ --          $   2.8          $  21.6         $   --         $  24.4
                                  ====          =======          =======         ======         =======

                       NMHG HOLDING CO. AND SUBSIDIARIES

                                NMHG HOLDING CO.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG         COMPANIES        (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.   (US COMPANIES)    COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES.......    $(16.1)        $  17.4          $ 80.3           $(2.2)        $  79.4
INVESTING ACTIVITIES
  Expenditures for property,
     plant and equipment.....        --           (41.2)           (5.7)            0.7           (46.2)
  Other -- net...............        --           (32.6)          (37.3)             --           (69.9)
                                 ------         -------          ------           -----         -------
     Net cash used for
       investing
       activities............        --           (73.8)          (43.0)            0.7          (116.1)
FINANCING ACTIVITIES.........
  Additions to long-term debt
     and revolving credit
     agreements..............        --            49.8             5.9             6.0            61.7
  Reductions of long-term
     debt and revolving
     credit agreements.......        --              --           (26.3)             --           (26.3)
  Notes receivable/payable,
     parent company..........      16.1           (17.2)           10.5            (1.4)            8.0
  Other -- net...............        --            25.4           (18.3)           (3.1)            4.0
                                 ------         -------          ------           -----         -------
     Net cash provided by
       (used for) financing
       activities............      16.1            58.0           (28.2)            1.5            47.4
  Effect of exchange rate
     changes on cash.........        --              --            (1.8)             --            (1.8)
                                 ------         -------          ------           -----         -------
CASH AND CASH EQUIVALENTS
  Increase for the year......        --             1.6             7.3              --             8.9
  Balance at the beginning of
     the year................        --             0.9            21.3              --            22.2
                                 ------         -------          ------           -----         -------
     Balance at the end of
       the year..............    $   --         $   2.5          $ 28.6           $  --         $  31.1
                                 ======         =======          ======           =====         =======

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                       NMHG HOLDING CO. AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                 COL A.                      COL B.                COL C.                COL D.        COL E.
----------------------------------------  ------------   ---------------------------   -----------   ----------
                                                                  ADDITIONS
                                                         ---------------------------                    (C)
                                           BALANCE AT    CHARGED TO     CHARGED TO                   BALANCE AT
                                          BEGINNING OF   COSTS AND    OTHER ACCOUNTS   DEDUCTIONS      END OF
              DESCRIPTION                    PERIOD       EXPENSES     -- DESCRIBE     -- DESCRIBE     PERIOD
----------------------------------------  ------------   ----------   --------------   -----------   ----------
                                                                  (DOLLARS IN MILLIONS)
                  2001
Reserves deducted from asset accounts:
  Allowance for doubtful accounts.......     $ 7.7         $(0.4)         $ 0.1(B)        $(0.6)(A)    $ 8.0
  Reserve for losses on inventory.......      17.3           9.4             --             4.2(A)      22.5
  Valuation allowance against deferred
    tax assets..........................       4.6           5.5             --              --         10.1
                  2000
Reserves deducted from asset accounts:
  Allowance for doubtful accounts.......     $ 6.4         $ 1.6          $ 0.2(B)        $ 0.5(A)     $ 7.7
  Reserve for losses on inventory.......      18.5           2.4            0.8(B)          4.4(A)      17.3
  Valuation allowance against deferred
    tax assets..........................       7.9          (3.1)          (0.2)(B)          --          4.6
                  1999
Reserves deducted from asset accounts:
  Allowance for doubtful accounts.......     $ 5.8         $ 1.8          $ 0.2(B)        $ 1.4(A)     $ 6.4
  Reserve for losses on inventory.......      19.1           6.2           (0.4)(B)         6.4(A)      18.5
  Valuation allowance against deferred
    tax assets..........................       6.7           1.2             --              --          7.9

Note (A) -- Write-offs, net of recoveries.
Note (B) -- Subsidiary's foreign currency translation adjustments and other. Note (C) -- Balances which are not required to be presented and those which are immaterial have been omitted.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)    (AUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................    $   54.9      $   59.6
  Accounts receivable, net..................................       194.2         165.6
  Tax advances, NACCO Industries, Inc.......................         3.0          23.1
  Inventories...............................................       220.2         234.5
  Deferred income taxes.....................................        29.1          32.9
  Prepaid expenses and other................................        12.0          12.2
                                                                --------      --------
                                                                   513.4         527.9
Property, Plant and Equipment, Net..........................       274.3         280.5
Deferred Charges
  Goodwill, net.............................................       342.8         344.2
  Other intangibles, net....................................         1.6            --
  Deferred costs and other..................................         1.7           1.9
  Deferred income taxes.....................................        18.0          15.7
                                                                --------      --------
                                                                   364.1         361.8
Other Assets................................................        34.8          34.9
                                                                --------      --------
     Total Assets...........................................    $1,186.6      $1,205.1
                                                                ========      ========

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)    (AUDITED)
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................   $  187.5       $  176.7
  Revolving credit agreements...............................       34.3           36.2
  Revolving credit agreement refinanced on May 9, 2002......      265.0          265.0
  Current maturities of long-term debt......................       23.7           25.5
  Notes payable, NACCO Industries, Inc......................         --            8.0
  Accrued payroll...........................................       13.4           20.0
  Accrued warranty obligations..............................       33.8           34.3
  Other current liabilities.................................      115.3          112.2
                                                               --------       --------
                                                                  673.0          677.9
Long-term Debt..............................................       26.0           27.7
Self-insurance Reserves.....................................       52.4           52.7
Other Long-term Liabilities.................................       61.0           62.5
Minority Interest...........................................        2.1            2.3
Stockholder's Equity
  Common stock, par value $1 per share, 10,000 shares
     authorized; 5,599 shares outstanding...................         --             --
  Capital in excess of par value............................      198.2          198.2
  Retained earnings.........................................      218.8          229.5
  Accumulated other comprehensive income (loss):
       Foreign currency translation adjustment..............      (27.4)         (26.9)
       Reclassification of hedging activities into
        earnings............................................        1.2             --
       Deferred loss on cash flow hedging...................       (3.9)          (3.3)
       Minimum pension liability adjustment.................      (14.8)         (14.8)
       Cumulative effect of change in accounting for
        derivatives and hedging.............................         --           (0.7)
                                                               --------       --------
                                                                  372.1          382.0
                                                               --------       --------
     Total Liabilities and Stockholder's Equity.............   $1,186.6       $1,205.1
                                                               ========       ========

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002       2001
                                                              -------    -------
Revenues....................................................  $371.8     $495.6
Cost of sales...............................................   310.1      406.8
                                                              ------     ------
Gross Profit................................................    61.7       88.8
Selling, general and administrative expenses................    55.1       64.9
Amortization of goodwill....................................      --        3.2
                                                              ------     ------
Operating Profit............................................     6.6       20.7
Other expenses
  Interest expense..........................................    (5.5)      (5.2)
  Other -- net..............................................     2.1        1.7
                                                              ------     ------
                                                                (3.4)      (3.5)
                                                              ------     ------
Income Before Income Taxes, Minority Interest and Cumulative
  Effect of Accounting Changes..............................     3.2       17.2
Provision (benefit) for income taxes........................    (0.9)       7.8
                                                              ------     ------
Income Before Minority Interest and Cumulative Effect of
  Accounting Changes........................................     4.1        9.4
Minority interest income....................................     0.2        0.2
                                                              ------     ------
Income Before Cumulative Effect of Accounting Changes.......     4.3        9.6
Cumulative effect of accounting changes (net of $0.8 tax
  benefit)..................................................      --       (1.3)
                                                              ------     ------
Net Income..................................................  $  4.3     $  8.3
                                                              ======     ======
Comprehensive Income (Loss).................................  $  5.1     $ (6.9)
                                                              ======     ======

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
OPERATING ACTIVITIES
  Net income................................................  $  4.3   $  8.3
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................    10.6     14.7
       Deferred income taxes................................     3.2     (1.2)
       Minority interest income.............................    (0.2)    (0.2)
       Cumulative effect of accounting changes..............      --      1.3
       Other non-cash items.................................    (0.8)    (3.7)
  Working capital changes
       Affiliate receivables/payables.......................    20.4     10.2
       Accounts receivable..................................   (28.3)     5.3
       Inventories..........................................    15.0     (9.6)
       Other current assets.................................    (4.0)    (2.0)
       Accounts payable and other liabilities...............     8.4    (10.4)
                                                              ------   ------
       Net cash provided by operating activities............    28.6     12.7
INVESTING ACTIVITIES
  Expenditures for property, plant and equipment............    (6.2)    (9.7)
  Proceeds from the sale of property, plant and equipment...     0.2      1.4
  Investments in unconsolidated affiliates..................      --     (0.1)
  Proceeds from unconsolidated affiliates...................     0.6       --
  Other -- net..............................................      --     (2.3)
                                                              ------   ------
       Net cash used for investing activities...............    (5.4)   (10.7)
FINANCING ACTIVITIES
  Additions to long-term debt and revolving credit
     agreements.............................................     3.3     30.4
  Reductions of long-term debt and revolving credit
     agreements.............................................    (8.2)   (14.6)
  Cash dividends paid.......................................   (15.0)      --
  Notes receivable/payable, NACCO Industries, Inc...........    (8.0)    (7.2)
  Deferred financing costs and other........................      --     (0.5)
                                                              ------   ------
       Net cash provided by (used for) financing
        activities..........................................   (27.9)     8.1
  Effect of exchange rate changes on cash...................      --     (0.5)
                                                              ------   ------
CASH AND CASH EQUIVALENTS
  Increase (decrease) for the period........................    (4.7)     9.6
  Balance at the beginning of the period....................    59.6     24.4
                                                              ------   ------
  Balance at the end of the period..........................  $ 54.9   $ 34.0
                                                              ======   ======

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       NMHG HOLDING CO. AND SUBSIDIARIES

                        UNAUDITED CONDENSED CONSOLIDATED
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN MILLIONS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002       2001
                                                              -------    -------
Common Stock................................................  $   --     $   --
                                                              ------     ------
Capital in Excess of Par Value..............................   198.2      198.2
                                                              ------     ------
Retained Earnings
  Beginning balance.........................................   229.5      283.9
  Net income................................................     4.3        8.3
  Cash dividends............................................   (15.0)        --
                                                              ------     ------
                                                               218.8      292.2
                                                              ------     ------
Accumulated Other Comprehensive Income (Loss)
  Beginning balance.........................................   (45.7)     (19.1)
  Foreign currency translation adjustment...................    (0.5)     (12.3)
  Cumulative effect of change in accounting for derivatives
     and hedging............................................     0.7       (0.7)
  Reclassification from Cumulative effect of change in
     accounting for derivatives and hedging to Deferred loss
     on cash flow hedging...................................    (0.7)        --
  Reclassification of hedging activity into earnings........     1.2         --
  Current period cash flow hedging activity.................     0.1       (2.2)
                                                              ------     ------
                                                               (44.9)     (34.3)
                                                              ------     ------
     Total Stockholder's Equity.............................  $372.1     $456.1
                                                              ======     ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         (TABULAR AMOUNTS IN MILLIONS)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of NMHG Holding Co. ("NMHG Holding," the parent company), a Delaware corporation, and its wholly owned subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG Wholesale") and NMHG Distribution Co. ("NMHG Retail") (collectively, "NMHG" or the "Company"). NMHG Holding is a wholly owned subsidiary of NACCO Industries, Inc. ("NACCO"). The Company's subsidiaries operate in the lift truck industry. NMHG segments its lift truck operations into two components: wholesale manufacturing and retail distribution. Intercompany accounts and transactions have been eliminated.

     NMHG designs, engineers, manufactures, sells, services and leases a full line of lift trucks and service parts marketed worldwide under the Hyster(R) and Yale(R) brand names. NMHG Wholesale includes the manufacture and sale of lift trucks and related service parts, primarily to independent and wholly owned Hyster and Yale retail dealerships. NMHG Retail includes the sale, service and rental of Hyster and Yale lift trucks and related service parts by wholly owned retail dealerships and rental companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus for segment disclosures.

     These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company as of March 31, 2002 and the results of its operations, cash flows and changes in stockholder's equity for the three month periods ended March 31, 2002 and 2001 have been included.

     Operating results for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the remainder of the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto for the fiscal year ended December 31, 2001 on pages F-1 to F-37 of this prospectus.

NOTE 2 -- INVENTORIES

     Inventories are summarized as follows:

                                                              MARCH 31,    DECEMBER 31,
                                                                2002           2001
                                                             -----------   ------------
                                                             (UNAUDITED)    (AUDITED)
Manufactured inventories:
  Finished goods and service parts.........................    $ 99.5         $ 99.6
  Raw materials and work in process........................      98.6          111.4
                                                               ------         ------
     Total manufactured inventories........................     198.1          211.0
Retail inventories.........................................      33.0           35.8
                                                               ------         ------
     Total inventories at FIFO.............................     231.1          246.8
LIFO reserve...............................................     (10.9)         (12.3)
                                                               ------         ------
                                                               $220.2         $234.5
                                                               ======         ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

     The cost of certain manufactured and retail inventories has been determined using the LIFO method. At March 31, 2002 and December 31, 2001, 67 and 68 percent of total inventories, respectively, were determined using the LIFO method.

NOTE 3 -- RESTRUCTURING CHARGES

     The changes to the Company's restructuring accruals since December 31, 2001 are as follows:

                                                              LEASE      CURTAILMENT
                                                SEVERANCE   IMPAIRMENT      LOSS       OTHER   TOTAL
                                                ---------   ----------   -----------   -----   -----
NMHG WHOLESALE
  Balance at December 31, 2001................    $ 5.3       $  --         $5.1       $2.4    $12.8
     Provision................................       --          --           --         --       --
     Payments.................................     (2.4)         --           --         --     (2.4)
                                                  -----       -----         ----       ----    -----
  BALANCE AT MARCH 31, 2002...................    $ 2.9       $  --         $5.1       $2.4    $10.4
                                                  =====       =====         ====       ====    =====
NMHG RETAIL
  Balance at December 31, 2001................    $ 3.9       $ 0.4         $ --       $ --    $ 4.3
     Provision................................       --          --           --         --       --
     Payments.................................     (0.7)       (0.1)          --         --     (0.8)
                                                  -----       -----         ----       ----    -----
  BALANCE AT MARCH 31, 2002...................    $ 3.2       $ 0.3         $ --       $ --    $ 3.5
                                                  =====       =====         ====       ====    =====

     NMHG WHOLESALE: The reserve balance at NMHG Wholesale consists of two restructuring programs: the 2001 closure of the Danville, Illinois facility and the restructuring of European wholesale operations initiated in 2001. The Danville program, which was approved and accrued in December 2000, was essentially completed in 2001. In the first quarter of 2002, severance payments of $1.8 million were made to approximately 200 employees which reduced the ending severance reserve balance to $0.3 million. The curtailment loss and other reserve balances also relate to the closure of the Danville facility and were recognized primarily for pension and other post-employment benefits, which will not be paid until employees reach retirement age. In the first quarter of 2002, NMHG Wholesale recognized a charge of approximately $0.6 million, which had not previously been accrued and is not included in the table above, related to the costs of the idle Danville facility. Pre-tax benefits of approximately $3.2 million were recognized in the first quarter of 2002 related to this program. Pre-tax benefits, net of idle facility costs, are estimated to be $7.6 million for the remainder of 2002.

     In 2001, NMHG Wholesale recognized a restructuring charge of approximately $4.5 million pre-tax for severance and other employee benefits to be paid to approximately 285 direct and indirect factory labor and administrative personnel in Europe. Of this amount, $3.2 million remained unpaid as of December 31, 2001. Payments of $0.6 million were made in the first quarter of 2002 to approximately 25 employees. Pre-tax benefits of approximately $1.2 million were recognized in the first quarter of 2002 related to this program. Pre-tax benefits for the remainder of 2002 are estimated to be $6.8 million.

     NMHG RETAIL: NMHG Retail recognized a restructuring charge of approximately $4.7 million pre-tax, in 2001, of which $0.4 million relates to lease termination costs and $4.3 million relates to severance and other employee benefits to be paid to approximately 140 service technicians, salesmen and administrative personnel at wholly owned dealers in Europe. During 2001, severance payments of $0.4 million were made to approximately 40 employees. In the first quarter of 2002, severance payments of $0.7 million were made to approximately 10 employees. Pre-tax benefits of approximately $0.5 million were recognized in the first quarter of 2002 related to this program. Pre-tax benefits for the remainder of 2002 are estimated to be $2.3 million.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 4 -- ACCOUNTING CHANGES

ACCOUNTING FOR GOODWILL

     On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This Statement establishes accounting and reporting standards for goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Goodwill and other intangibles that have indefinite lives will no longer be amortized, but will be subject to annual impairment tests. All other intangible assets will continue to be amortized over their estimated useful lives, which are no longer limited to 40 years. Effective January 1, 2002, the Company discontinued amortization of its goodwill in accordance with this Statement. The amortization periods of the Company's other intangible assets were not revised as a result of the adoption of this Statement. Pro forma information, assuming the adoption of this Statement in the prior year, is as follows:

                                                               THREE MONTHS
                                                              ENDED MARCH 31
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Reported net income.........................................  $ 4.3    $ 8.3
Add back: goodwill amortization.............................     --      3.2
                                                              -----    -----
Adjusted net income.........................................  $ 4.3    $11.5
                                                              =====    =====

     The balance of other intangible assets, which are subject to amortization, acquired in previous years is as follows at March 31, 2002:

                                                                OTHER INTANGIBLES
                                                        ---------------------------------
                                                         GROSS
                                                        CARRYING   ACCUMULATED      NET
                                                         AMOUNT    AMORTIZATION   BALANCE
                                                        --------   ------------   -------
BALANCE AT DECEMBER 31, 2001..........................    $  --       $  --        $  --
  Transfer from goodwill..............................      1.6          --          1.6
                                                          -----       -----        -----
BALANCE AT MARCH 31, 2002.............................    $ 1.6       $  --        $ 1.6
                                                          =====       =====        =====

     In the first quarter of 2002, $1.6 million that was previously preliminarily classified as goodwill relating to an acquisition in 2001 was reclassified to other intangibles.

     Amortization expense in the first quarter of 2002 was less than $0.1 million. Expected amortization expense of other intangible assets for the next five years is $0.2 million annually.

     Following is the a summary of the changes in goodwill during the first quarter of 2002:

                                                        WHOLESALE   RETAIL   CONSOLIDATED
                                                        ---------   ------   ------------
Balance at December 31, 2001..........................   $304.6     $39.6       $344.2
  Reclassification to other intangibles...............       --      (1.6)        (1.6)
  Foreign currency translation........................       --       0.2          0.2
                                                         ------     -----       ------
BALANCE AT MARCH 31, 2002.............................   $304.6     $38.2       $342.8
                                                         ======     =====       ======

     In addition, this Statement requires goodwill to be tested for impairment at least annually at a level of reporting defined in the Statement as a "reporting unit," using a two-step process. The first step requires comparison of the reporting unit's fair market value to its carrying value. If the fair market value of the reporting unit exceeds its carrying value, no further analysis is necessary and goodwill is not impaired. If the carrying value of the reporting unit exceeds its fair market value, then the second step, as defined in the Statement, must be completed. The second step requires the Company to determine the fair market value of

                       NMHG HOLDING CO. AND SUBSIDIARIES
each existing asset and liability of the applicable reporting unit to enable the Company to derive the "implied" fair market value of goodwill. If the implied fair market value of goodwill is less than the carrying value of goodwill, then an impairment loss must be recognized.

     This Statement provides that companies have until the second quarter of fiscal 2002 to complete the first step of the impairment testing and until the end of the fiscal year to complete the second step of the impairment testing during this initial adoption of SFAS No. 142. In accordance with this provision, the Company has begun the process of testing its goodwill for impairment, but has not yet completed the first step of the two-step testing process.

NOTE 5 -- SUBSEQUENT EVENTS

     On May 9, 2002, NMHG refinanced its prior financing agreement, an unsecured floating-rate revolving line of credit with availability of $350.0 million, certain other lines of credit with availability of $4.6 million and a program to sell accounts receivable in Europe with the proceeds from the sale of $250.0 million of 10% Senior Notes due 2009 and borrowings under a secured, floating-rate revolving credit facility which expires in May 2005. Availability under the new revolving credit facility is up to $175.0 million, based on a formula using certain of NMHG's accounts receivable and inventory balances. At May 9, 2002, the borrowing capacity under this facility was $109.7 million and the domestic floating rate of interest applicable to this facility was 6.75% including the applicable floating rate margin. NMHG will also pay a 0.5% per annum fee on the unused commitment. Both the new revolving credit facility and terms of the Senior Notes include restrictive covenants which, among other things, limit dividends to NACCO. The new revolving credit facility also requires NMHG to maintain certain ratios of Debt to EBITDA and EBITDA to interest, as defined, and limits capital expenditures.

     As a result of the refinancing of the prior financing arrangement, a significant portion of NMHG's interest rate swap agreements will no longer qualify for hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As such, the mark-to-market of these interest rate swap agreements will be recognized in the statement of operations. Prior to the refinancing, the mark-to-market of these interest rate swap agreements was recognized as a component of other comprehensive income (loss) in stockholder's equity. The balance in other comprehensive income (loss) for all of NMHG's interest rate swap agreements was a loss of $2.4 million at March 31, 2002.

                       NMHG HOLDING CO. AND SUBSIDIARIES

NOTE 6 -- CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

     The following tables set forth the condensed consolidating statements of operations and cash flows for each of the three months ended March 31, 2002 and 2001 and the condensed consolidating balance sheet as of March 31, 2002. The following information is included as a result of the guarantee of the new debt by each of NMHG's wholly owned U.S. subsidiaries ("Guarantor Companies"). None of the company's other subsidiaries will guarantee any of these notes. Each of the guarantees is joint and several and full and unconditional. "NMHG Holding" includes the consolidated financial results of the parent company only, with all of its wholly owned subsidiaries accounted for under the equity method.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                 (IN MILLIONS)

                                                               NON-GUARANTOR
                                                GUARANTOR        COMPANIES
                                   NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                                HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                                -----------   --------------   -------------   -------------   ------------
Revenues......................     $  --          $239.1          $181.3          $(48.6)         $371.8
Cost of sales.................        --           208.2           151.1           (49.2)          310.1
All other operating
  expenses....................        --            30.7            24.6            (0.2)           55.1
                                   -----          ------          ------          ------          ------
Operating profit..............        --             0.2             5.6             0.8             6.6
Interest expenses.............      (1.8)           (2.5)           (0.1)           (1.1)           (5.5)
Other income (expenses).......        --             1.4            (0.3)             --             1.1
                                   -----          ------          ------          ------          ------
Income (loss) before income
  taxes, minority interest and
  equity in unconsolidated
  affiliates..................      (1.8)           (0.9)            5.2            (0.3)            2.2
Income tax (expense)
  benefit.....................       0.6             0.1              --             0.2             0.9
Minority interest income......        --              --             0.2              --             0.2
Equity in unconsolidated
  affiliates..................       5.5             1.0              --            (5.5)            1.0
                                   -----          ------          ------          ------          ------
Net income....................     $ 4.3          $  0.2          $  5.4          $ (5.6)         $  4.3
                                   =====          ======          ======          ======          ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                 (IN MILLIONS)

                                                               NON-GUARANTOR
                                                GUARANTOR        COMPANIES
                                   NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                                HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                                -----------   --------------   -------------   -------------   ------------
Revenues......................     $  --          $349.1          $226.0          $(79.5)         $495.6
Cost of sales.................        --           294.4           192.6           (80.2)          406.8
All other operating
  expenses....................        --            36.2            32.2            (0.3)           68.1
                                   -----          ------          ------          ------          ------
Operating profit..............        --            18.5             1.2             1.0            20.7
Interest expenses.............      (0.3)           (3.2)           (0.6)           (1.1)           (5.2)
Other income..................        --              --             0.3              --             0.3
                                   -----          ------          ------          ------          ------
Income (loss) before income
  taxes, minority interest,
  equity in unconsolidated
  affiliates and cumulative
  effect of accounting
  changes.....................      (0.3)           15.3             0.9            (0.1)           15.8
Income tax (expense)
  benefit.....................       0.6            (8.4)             --              --            (7.8)
Minority interest income......        --              --             0.2              --             0.2
Equity in unconsolidated
  affiliates..................       8.0             1.4              --            (8.0)            1.4
                                   -----          ------          ------          ------          ------
Income before cumulative
  effect of accounting
  changes.....................       8.3             8.3             1.1            (8.1)            9.6
Cumulative effect of
  accounting changes..........        --            (0.9)           (0.4)             --            (1.3)
                                   -----          ------          ------          ------          ------
Net income....................     $ 8.3          $  7.4          $  0.7          $ (8.1)         $  8.3
                                   =====          ======          ======          ======          ======

                       NMHG HOLDING CO. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                              AS OF MARCH 31, 2002
                                 (IN MILLIONS)

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
Cash and cash equivalents....    $   --         $   17.3         $ 37.6         $      --       $   54.9
Accounts and notes
  receivable, net............       0.6            231.7          238.9            (274.0)         197.2
Inventories..................        --            125.5           95.6              (0.9)         220.2
Other current assets.........       2.4             32.6            6.7              (0.6)          41.1
                                 ------         --------         ------         ---------       --------
     Total current assets....       3.0            407.1          378.8            (275.5)         513.4
Property, plant and
  equipment, net.............        --            157.9          116.9              (0.5)         274.3
Goodwill, net................        --            307.3           35.5                --          342.8
Other assets.................     467.9            834.3           28.9          (1,275.0)          56.1
                                 ------         --------         ------         ---------       --------
     Total assets............    $470.9         $1,706.6         $560.1         $(1,551.0)      $1,186.6
                                 ======         ========         ======         =========       ========
Accounts and notes payable...    $ 97.0         $  150.6         $208.7         $  (268.8)      $  187.5
Other current liabilities....       1.8            123.7          102.4              (7.4)         220.5
Revolving credit facility....        --            265.0             --                --          265.0
                                 ------         --------         ------         ---------       --------
     Total current
       liabilities...........      98.8            539.3          311.1            (276.2)         673.0
Long-term debt...............        --              3.7           22.3                --           26.0
Other long-term
  liabilities................        --             95.2           20.7              (0.4)         115.5
Stockholder's equity.........     372.1          1,068.4          206.0          (1,274.4)         372.1
                                 ------         --------         ------         ---------       --------
  Total liabilities and
     stockholder's equity....    $470.9         $1,706.6         $560.1         $(1,551.0)      $1,186.6
                                 ======         ========         ======         =========       ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
Cash and cash equivalents....    $   --         $   21.9         $ 37.7         $      --       $   59.6
Accounts and notes
  receivable, net............        --            211.9          225.8            (272.1)         165.6
Inventories..................        --            136.9           97.8              (0.2)         234.5
Other current assets.........       2.6             55.4           10.2                --           68.2
                                 ------         --------         ------         ---------       --------
     Total current assets....       2.6            426.1          371.5            (272.3)         527.9
Property, plant and
  equipment, net.............        --            163.0          118.0              (0.5)         280.5
Goodwill, net................        --            307.3           36.9                --          344.2
Other assets.................     476.7            849.7           31.6          (1,305.5)          52.5
                                 ------         --------         ------         ---------       --------
     Total assets............    $479.3         $1,746.1         $558.0         $(1,578.3)      $1,205.1
                                 ======         ========         ======         =========       ========
Accounts and notes payable...    $ 96.3         $  154.4         $200.7         $  (274.7)      $  176.7
Other current liabilities....       0.9            126.8           73.3              (1.0)         200.0
Revolving credit
  facilities.................        --            265.0           36.2                --          301.2
                                 ------         --------         ------         ---------       --------
     Total current
       liabilities...........      97.2            546.2          310.2            (275.7)         677.9
Long-term debt...............        --              3.2           24.5                --           27.7
Other long-term
  liabilities................       0.1             95.0           28.1              (5.7)         117.5
Stockholder's equity.........     382.0          1,101.7          195.2          (1,296.9)         382.0
                                 ------         --------         ------         ---------       --------
  Total liabilities and
     stockholder's equity....    $479.3         $1,746.1         $558.0         $(1,578.3)      $1,205.1
                                 ======         ========         ======         =========       ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                 (IN MILLIONS)

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
                                                              (IN MILLIONS)
NET CASH PROVIDED BY (USED
  FOR) OPERATING
  ACTIVITIES................    $   (0.7)       $   17.8        $   11.1        $    0.4        $   28.6
INVESTING ACTIVITIES
  Expenditures for property,
     plant and equipment....          --            (0.8)           (5.4)             --            (6.2)
  Proceeds from the sale of
     property, plant and
     equipment..............          --             0.3            (0.1)             --             0.2
  Other -- net..............        14.2             2.5            (2.2)          (13.9)            0.6
                                --------        --------        --------        --------        --------
     Net cash provided by
       (used for) investing
       activities...........        14.2             2.0            (7.7)          (13.9)           (5.4)
FINANCING ACTIVITIES
  Additions to long-term
     debt and revolving
     credit agreements......          --              --             3.3              --             3.3
  Reductions of long-term
     debt and revolving
     credit agreements......          --            (0.8)           (7.4)             --            (8.2)
  Notes receivable/payable,
     parent company.........         0.7            (3.6)           (5.4)            0.3            (8.0)
  Other -- net..............       (14.2)          (20.0)            6.0            13.2           (15.0)
                                --------        --------        --------        --------        --------
     Net cash used for
       financing
       activities...........       (13.5)          (24.4)           (3.5)           13.5           (27.9)
  Effect of exchange rate
     changes on cash........          --              --              --              --              --
                                --------        --------        --------        --------        --------
CASH AND CASH EQUIVALENTS
  Decrease for the year.....          --            (4.6)           (0.1)             --            (4.7)
  Balance at the beginning
     of the year............          --            21.9            37.7              --            59.6
                                --------        --------        --------        --------        --------
  Balance at the end of the
     year...................    $     --        $   17.3        $   37.6        $     --        $   54.9
                                ========        ========        ========        ========        ========

                       NMHG HOLDING CO. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                 (IN MILLIONS)

                                                              NON-GUARANTOR
                                               GUARANTOR        COMPANIES
                                  NMHG       COMPANIES (US      (FOREIGN      CONSOLIDATING       NMHG
                               HOLDING CO.     COMPANIES)      COMPANIES)     ELIMINATIONS    CONSOLIDATED
                               -----------   --------------   -------------   -------------   ------------
NET CASH PROVIDED BY (USED
  FOR) OPERATING
  ACTIVITIES................    $    0.4        $  (13.0)       $   24.3        $    1.0        $   12.7
INVESTING ACTIVITIES
  Expenditures for property,
     plant and equipment....          --            (7.7)           (2.0)             --            (9.7)
  Proceeds from the sale of
     property, plant and
     equipment..............          --             0.1             1.3              --             1.4
  Other -- net..............          --            38.7           (14.9)          (26.2)           (2.4)
                                --------        --------        --------        --------        --------
     Net cash provided by
       (used for) investing
       activities...........          --            31.1           (15.6)          (26.2)          (10.7)
FINANCING ACTIVITIES
  Additions to long-term
     debt and revolving
     credit agreements......          --            12.1            18.3              --            30.4
  Reductions of long-term
     debt and revolving
     credit agreements......          --           (14.6)             --              --           (14.6)
  Notes receivable/payable,
     parent company.........        (0.4)          (10.8)            4.0              --            (7.2)
  Other -- net..............          --            (0.3)          (25.4)           25.2            (0.5)
                                --------        --------        --------        --------        --------
     Net cash used for
       financing
       activities...........        (0.4)          (13.6)           (3.1)           25.2             8.1
  Effect of exchange rate
     changes on cash........          --              --            (0.5)             --            (0.5)
                                --------        --------        --------        --------        --------
CASH AND CASH EQUIVALENTS
  Increase for the year.....          --             4.5             5.1              --             9.6
  Balance at the beginning
     of the year............          --             2.8            21.6              --            24.4
                                --------        --------        --------        --------        --------
  Balance at the end of the
     year...................    $     --        $    7.3        $   26.7        $     --        $   34.0
                                ========        ========        ========        ========        ========

                                  $250,000,000

                                NMHG HOLDING CO.

                           10% SENIOR NOTES DUE 2009

                                   PROSPECTUS
                           --------------------------

                                                     , 2002

                                       PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference.

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
  3.1(i)     Certificate of Incorporation of NMHG Holding Co.
  3.1(ii)    By-laws of NMHG Holding Co.
  4.1        Form of Common Stock Certificate of NMHG Holding Co.
  4.2        Indenture, dated as of May 9, 2002, by and among NMHG
             Holding Co., the Subsidiary Guarantors named therein and
             U.S. Bank National Association, as Trustee (including the
             form of 10% senior note due 2009)
  4.3        Registration Rights Agreement, dated as of May 9, 2002, by and among NMHG Holding Co., the Guarantors named therein and
             Credit Suisse First Boston Corporation, Salomon Smith Barney
             Inc., U.S. Bancorp Piper Jaffray Inc., McDonald Investments
             Inc., NatCity Investments, Inc. and Wells Fargo Brokerage
             Services, LLC
* 5.1        Opinion of Jones, Day, Reavis & Pogue
 10.1        Credit Agreement, dated as of May 9, 2002, among NMHG
             Holding Co., NACCO Materials Handling Group, Inc., NMHG
             Distribution Co., NACCO Materials Handling Limited, NACCO
             Materials Handling B.V., the financial institutions from
             time to time a party thereto as Lenders, the financial
             institutions from time to time a party thereto as Issuing
             Bank, Citicorp North America, Inc., as administrative agent for the Lenders and the Issuing Bank thereunder and Credit
             Suisse First Boston as joint arrangers and joint bookrunners and CSFB as syndication agent
 10.2        Operating Agreement, dated July 31, 1979, among Eaton
             Corporation and Sumitomo Heavy Industries, Ltd.
 10.3        Equity joint venture contract, dated November 27, 1997,
             between Shanghai Perfect Jinqiao United Development Company
             Ltd., People's Republic of China, NACCO Materials Handling
             Group, Inc., USA, and Sumitomo-Yale Company Ltd., Japan
 10.4        Recourse and Indemnity Agreement, dated October 21, 1998,
             between General Electric Capital Corp., NMHG Financial
             Services, Inc. and NACCO Materials Handling Group, Inc.

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.5        Restated and Amended Joint Venture and Shareholders
             Agreement, dated April 15, 1998, between General Electric
             Capital Corp. and NACCO Materials Handling Group, Inc.
 10.6        Amendment No. 1 to the Restated and Amended Joint Venture
             and Shareholders Agreement between General Electric Capital
             Corporation and NACCO Materials Handling Group, Inc., dated as of October 21, 1998
 10.7        International Operating Agreement, dated April 15, 1998,
             between NACCO Materials Handling Group, Inc. and General
             Electric Capital Corp. (the "International Operating
             Agreement")
 10.8        Amendment No. 1 to the International Operating Agreement,
             dated as of October 21, 1998
 10.9        Amendment No. 2 to the International Operating Agreement,
             dated as of December 1, 1999
 10.10       Amendment No. 3 to the International Operating Agreement,
             dated as of May 1, 2000
 10.11       Letter agreement, dated November 22, 2000, between General
             Electric Capital Corporation and NACCO Materials Handling
             Group, Inc. amending the International Operating Agreement
 10.12       A$ Facility Agreement, dated November 22, 2000, between GE
             Capital Australia and National Fleet Network PTY Limited
 10.13       Loan Agreement, dated as of June 28, 1996, between NACCO
             Materials Handling Group, Inc. and NACCO Industries, Inc.
 10.14       Business sale agreement, dated November 10, 2000, between
             Brambles Australia Limited, ACN 094 802 141 Pty Limited and
             NACCO Materials Handling Group, Inc.
 10.15       NACCO Materials Handling Group, Inc. Annual Incentive
             Compensation Plan, effective as of January 1, 2002, is
             incorporated herein by reference to Exhibit 10(lxiii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.16       NACCO Materials Handling Group, Inc. Senior Executive
             Long-Term Incentive Compensation Plan, effective as of
             January 1, 2000, is incorporated herein by reference to
             Exhibit 10(lxiv) to NACCO Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
             Commission File Number 1-9172
 10.17       NACCO Materials Handling Group, Inc. Long-Term Incentive
             Compensation Plan, effective as of January 1, 2000, is
             incorporated by reference to Exhibit 10(lxv) to NACCO
             Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File Number 1-9172
 10.18       Amendment No. 1, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Senior Executive Long-Term
             Incentive Compensation Plan (effective as of January 1,
             2000) is incorporated herein by reference to Exhibit
             10(lxvi) to NACCO Industries, Inc.'s Annual Report on Form
             10-K for the fiscal year ended December 31, 2001, Commission
             File Number 1-9172
 10.19       Amendment No. 1, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Long-Term Incentive
             Compensation Plan (effective as of January 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxvii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.20       Amendment No. 1, dated as of February 19, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxviii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.21       NACCO Materials Handling Group, Inc. Unfunded Benefit Plan
             (as amended and restated effective as of September 1, 2000)
             is incorporated herein by reference to Exhibit 10(lxxiii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2000, Commission File Number
             1-9172
 10.22       Amendment No. 2, dated as of August 6, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxix) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.23       Amendment No. 3, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxx) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.24       Amendment No. 4, dated as of November 1, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxxi) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.25       Amendment No. 5, dated as of December 21, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxxii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 12.1        Ratio of Earnings to Fixed Charges
 16.1        Letter of Arthur Andersen LLP to the Securities and Exchange
             Commission dated May 24, 2002
 21.1        Subsidiaries of NMHG Holding Co.
 23.1        Consent of Arthur Andersen LLP
*23.2        Consent of Jones, Day, Reavis & Pogue (included in Exhibit
             5.1)
 24.1        Powers of attorney
 25.1        Statement of Eligibility under the Trust Indenture Act of
             1939 on Form T-1
 99.1        Letter of Transmittal
 99.2        Notice of Guaranteed Delivery
 99.3        Letter regarding exchange offer
 99.4        Letter to participants

---------------

   * To be filed by amendment.

     (b) Financial Statement Schedules. Valuation and Qualifying Accounts for the Years Ended December 31, 2001, 2000 and 1999

     (c) Reports. None

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                 (1)(i) and (1)(ii) do not apply if
                 the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          NMHG Holding Co.

                                          By: /s/ GEOFFREY D. LEWIS
                                          --------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President, General Counsel
                                          and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----
                       *                          President, Chief Executive Officer and  May 28, 2002
------------------------------------------------  Director (Principal Executive Officer)
               Reginald R. Eklund

                       *                              Treasurer (Principal Financial      May 28, 2002
------------------------------------------------                 Officer)
               Jeffrey C. Mattern

                       *                             Controller (Principal Accounting     May 28, 2002
------------------------------------------------                 Officer)
                Raymond C. Ulmer

                       *                                         Director                 May 28, 2002
------------------------------------------------
             Alfred M. Rankin, Jr.

                       *                                         Director                 May 28, 2002
------------------------------------------------
                Owsley Brown II

                       *                                         Director                 May 28, 2002
------------------------------------------------
                 Eiichi Fujita

                       *                                         Director                 May 28, 2002
------------------------------------------------
                Robert M. Gates

                       *                                         Director                 May 28, 2002
------------------------------------------------
              Leon J. Hendrix, Jr.

                       *                                         Director                 May 28, 2002
------------------------------------------------
                 David H. Hoag

                       *                                         Director                 May 28, 2002
------------------------------------------------
               Dennis W. LaBarre

                       *                                         Director                 May 28, 2002
------------------------------------------------
             Richard de J. Osborne

                       *                                         Director                 May 28, 2002
------------------------------------------------
              Claiborne R. Rankin

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----

                       *                                         Director                 May 28, 2002
------------------------------------------------
                  Ian M. Ross

                       *                                         Director                 May 28, 2002
------------------------------------------------
               Britton T. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                David F. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                Frank F. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                 John F. Turben

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                            Geoffrey D. Lewis, Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          NMHG Distribution Co.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----
                       *                                  President and Director          May 28, 2002
------------------------------------------------      (Principal Executive Officer)
                 Edward W. Ryan

                       *                          Treasurer (Principal Financial Officer  May 28, 2002
------------------------------------------------    and Principal Accounting Officer)
               Jeffrey C. Mattern

                       *                                  Chairman and Director           May 28, 2002
------------------------------------------------
               Reginald R. Eklund

                       *                                         Director                 May 28, 2002
------------------------------------------------
               Geoffrey D. Lewis

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis,
                                              Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          NMHG Oregon, Inc.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----



                       *                                  President and Director          May 28, 2002
------------------------------------------------      (Principal Executive Officer)
               Reginald R. Eklund




                       *                                        Treasurer                 May 28, 2002
------------------------------------------------      (Principal Financial Officer)
               Jeffrey C. Mattern




                       *                                        Controller                May 28, 2002
------------------------------------------------      (Principal Accounting Officer)
                Raymond C. Ulmer




                       *                                         Director                 May 28, 2002
------------------------------------------------
               Geoffrey D. Lewis

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis,
                                              Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          Hyster Overseas Capital Corporation,
                                          LLC

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----



                       *                                  President and Manager           May 28, 2002
------------------------------------------------      (Principal Executive Officer)
               Reginald R. Eklund




                       *                                  Treasurer and Manager           May 28, 2002
------------------------------------------------     (Principal Financial Officer and
               Jeffrey C. Mattern                     Principal Accounting Officer)




                       *                                         Manager                  May 28, 2002
------------------------------------------------
               Geoffrey D. Lewis

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis,
                                              Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          Hyster-Yale Materials Handling, Inc.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President, General Counsel
                                              and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----



                       *                          President, Chief Executive Officer and  May 28, 2002
------------------------------------------------  Director (Principal Executive Officer)
               Reginald R. Eklund




                       *                                        Treasurer                 May 28, 2002
------------------------------------------------      (Principal Financial Officer)
               Jeffrey C. Mattern




                       *                                        Controller                May 28, 2002
------------------------------------------------      (Principal Accounting Officer)
                Raymond C. Ulmer




                       *                                         Director                 May 28, 2002
------------------------------------------------
             Alfred M. Rankin, Jr.




                       *                                         Director                 May 28, 2002
------------------------------------------------
                Owsley Brown II




                       *                                         Director                 May 28, 2002
------------------------------------------------
                 Eiichi Fujita




                       *                                         Director                 May 28, 2002
------------------------------------------------
                Robert M. Gates




                       *                                         Director                 May 28, 2002
------------------------------------------------
              Leon J. Hendrix, Jr.




                       *                                         Director                 May 28, 2002
------------------------------------------------
                 David H. Hoag




                       *                                         Director                 May 28, 2002
------------------------------------------------
               Dennis W. LaBarre




                       *                                         Director                 May 28, 2002
------------------------------------------------
             Richard de J. Osborne




                       *                                         Director                 May 28, 2002
------------------------------------------------
              Claiborne R. Rankin

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----

                       *                                         Director                 May 28, 2002
------------------------------------------------
                  Ian M. Ross

                       *                                         Director                 May 28, 2002
------------------------------------------------
               Britton T. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                David F. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                Frank F. Taplin

                       *                                         Director                 May 28, 2002
------------------------------------------------
                 John F. Turben

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis,
                                              Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, in the State of Oregon, on May 28, 2002.

                                          NACCO Materials Handling Group, Inc.

                                          By: /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                              Geoffrey D. Lewis
                                              Vice President, General Counsel
                                              and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----



                       *                          President, Chief Executive Officer and  May 28, 2002
------------------------------------------------  Director (Principal Executive Officer)
               Reginald R. Eklund




                       *                                        Treasurer                 May 28, 2002
------------------------------------------------      (Principal Financial Officer)
               Jeffrey C. Mattern




                       *                                        Controller                May 28, 2002
------------------------------------------------      (Principal Accounting Officer)
                Raymond C. Ulmer




                       *                                         Director                 May 28, 2002
------------------------------------------------
             Alfred M. Rankin, Jr.




                       *                                         Director                 May 28, 2002
------------------------------------------------
                Owsley Brown II




                       *                                         Director                 May 28, 2002
------------------------------------------------
                 Eiichi Fujita




                       *                                         Director                 May 28, 2002
------------------------------------------------
                Robert M. Gates




                       *                                         Director                 May 28, 2002
------------------------------------------------
              Leon J. Hendrix, Jr.




                       *                                         Director                 May 28, 2002
------------------------------------------------
                 David H. Hoag




                       *                                         Director                 May 28, 2002
------------------------------------------------
               Dennis W. LaBarre




                       *                                         Director                 May 28, 2002
------------------------------------------------
             Richard de J. Osborne




                       *                                         Director                 May 28, 2002
------------------------------------------------
              Claiborne R. Rankin

                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----





                       *                                         Director                 May 28, 2002
------------------------------------------------
                  Ian M. Ross




                       *                                         Director                 May 28, 2002
------------------------------------------------
               Britton T. Taplin




                       *                                         Director                 May 28, 2002
------------------------------------------------
                David F. Taplin




                       *                                         Director                 May 28, 2002
------------------------------------------------
                Frank F. Taplin




                       *                                         Director                 May 28, 2002
------------------------------------------------
                 John F. Turben

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.

                                          By:      /s/ GEOFFREY D. LEWIS
                                            ------------------------------------
                                            Geoffrey D. Lewis, Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
  3.1(i)     Certificate of Incorporation of NMHG Holding Co.
  3.1(ii)    By-laws of NMHG Holding Co. of NMHG Holding Co.
  4.1        Form of Common Stock Certificate
  4.2        Indenture, dated as of May 9, 2002, by and among NMHG
             Holding Co., the Subsidiary Guarantors named therein and
             U.S. Bank National Association, as Trustee (including the
             form of 10% senior note due 2009)
  4.3        Registration Rights Agreement, dated as of May 9, 2002, by and among NMHG Holding Co., the Guarantors named therein and
             Credit Suisse First Boston Corporation, Salomon Smith Barney
             Inc., U.S. Bancorp Piper Jaffray Inc., McDonald Investments
             Inc., NatCity Investments, Inc. and Wells Fargo Brokerage
             Services, LLC
* 5.1        Opinion of Jones, Day, Reavis & Pogue
 10.1        Credit Agreement, dated as of May 9, 2002, among NMHG
             Holding Co., NACCO Materials Handling Group, Inc., NMHG
             Distribution Co., NACCO Materials Handling Limited, NACCO
             Materials Handling B.V., the financial institutions from
             time to time a party thereto as Lenders, the financial
             institutions from time to time a party thereto as Issuing
             Bank, Citicorp North America, Inc., as administrative agent for the Lenders and the Issuing Bank thereunder and Credit
             Suisse First Boston as joint arrangers and joint bookrunners and CSFB as syndication agent
 10.2        Operating Agreement, dated July 31, 1979, among Eaton
             Corporation and Sumitomo Heavy Industries, Ltd.
 10.3        Equity joint venture contract, dated November 27, 1997,
             between Shanghai Perfect Jinqiao United Development Company
             Ltd., People's Republic of China, NACCO Materials Handling
             Group, Inc., USA, and Sumitomo-Yale Company Ltd., Japan
 10.4        Recourse and Indemnity Agreement, dated October 21, 1998,
             between General Electric Capital Corp., NMHG Financial
             Services, Inc. and NACCO Materials Handling Group, Inc.
 10.5        Restated and Amended Joint Venture and Shareholders
             Agreement, dated April 15, 1998, between General Electric
             Capital Corp. and NACCO Materials Handling Group, Inc.
 10.6        Amendment No. 1 to the Restated and Amended Joint Venture
             and Shareholders Agreement between General Electric Capital
             Corporation and NACCO Materials Handling Group, Inc., dated as of October 21, 1998
 10.7        International Operating Agreement, dated April 15, 1998,
             between NACCO Materials Handling Group, Inc. and General
             Electric Capital Corp. (the "International Operating
             Agreement")
 10.8        Amendment No. 1 to the International Operating Agreement,
             dated as of October 21, 1998
 10.9        Amendment No. 2 to the International Operating Agreement,
             dated as of December 1, 1999
 10.10       Amendment No. 3 to the International Operating Agreement,
             dated as of May 1, 2000
 10.11       Letter agreement, dated November 22, 2000, between General
             Electric Capital Corporation and NACCO Materials Handling
             Group, Inc. amending the International Operating Agreement
 10.12       A$ Facility Agreement, dated November 22, 2000, between GE
             Capital Australia and National Fleet Network PTY Limited
 10.13       Loan Agreement, dated as of June 28, 1996, between NACCO
             Materials Handling Group, Inc. and NACCO Industries, Inc.
 10.14       Business sale agreement, dated November 10, 2000, between
             Brambles Australia Limited, ACN 094 802 141 Pty Limited and
             NACCO Materials Handling Group, Inc.
 10.15       NACCO Materials Handling Group, Inc. Annual Incentive
             Compensation Plan, effective as of January 1, 2002, is
             incorporated herein by reference to Exhibit 10(lxiii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.16       NACCO Materials Handling Group, Inc. Senior Executive
             Long-Term Incentive Compensation Plan, effective as of
             January 1, 2000, is incorporated herein by reference to
             Exhibit 10(lxiv) to NACCO Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000,
             Commission File Number 1-9172

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.17       NACCO Materials Handling Group, Inc. Long-Term Incentive
             Compensation Plan, effective as of January 1, 2000, is
             incorporated by reference to Exhibit 10(lxv) to NACCO
             Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Commission File Number 1-9172
 10.18       Amendment No. 1, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Senior Executive Long-Term
             Incentive Compensation Plan (effective as of January 1,
             2000) is incorporated herein by reference to Exhibit
             10(lxvi) to NACCO Industries, Inc.'s Annual Report on Form
             10-K for the fiscal year ended December 31, 2001, Commission
             File Number 1-9172
 10.19       Amendment No. 1, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Long-Term Incentive
             Compensation Plan (effective as of January 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxvii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.20       Amendment No. 1, dated as of February 19, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxviii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.21       NACCO Materials Handling Group, Inc. Unfunded Benefit Plan
             (as amended and restated effective as of September 1, 2000)
             is incorporated herein by reference to Exhibit 10(lxxiii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2000, Commission File Number
             1-9172
 10.22       Amendment No. 2, dated as of August 6, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxix) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.23       Amendment No. 3, dated as of June 8, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxx) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.24       Amendment No. 4, dated as of November 1, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxxi) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 10.25       Amendment No. 5, dated as of December 21, 2001, to the NACCO
             Materials Handling Group, Inc. Unfunded Benefit Plan (as
             amended and restated effective September 1, 2000) is
             incorporated herein by reference to Exhibit 10(lxxxii) to
             NACCO Industries, Inc.'s Annual Report on Form 10-K for the
             fiscal year ended December 31, 2001, Commission File Number
             1-9172
 12.1        Ratio of Earnings to Fixed Charges
 16.1        Letter of Arthur Andersen LLP to the Securities and Exchange
             Commission dated May 24, 2002
 21.1        Subsidiaries of NMHG Holding Co.
 23.1        Consent of Arthur Andersen LLP
*23.2        Consent of Jones, Day, Reavis & Pogue (included in Exhibit
             5.1)
 24.1        Powers of attorney
 25.1        Statement of Eligibility under the Trust Indenture Act of
             1939 on Form T-1.
 99.1        Letter of Transmittal
 99.2        Notice of Guaranteed Delivery
 99.3        Letter regarding exchange offer
 99.4        Letter to participants

---------------

   * To be filed by amendment.